UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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MOLSON COORS BREWING COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

Wednesday, May 25, 2016
11:00 a.m., Mountain Daylight Time
Ritz-Carlton Hotel, 1881 Curtis Street, Denver, Colorado 80202

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1801 California Street Suite 4600 Denver, CO 80202, USA	1555 Notre Dame Street East Montréal, Québec, Canada H2L 2R5
April 15, 2016
Dear Fellow Molson Coors Brewing Company Stockholders,
You are invited to attend our 2016 Annual Meeting of Stockholders (Annual Meeting), which will be held on Wednesday, May 25, 2016, at 11:00 a.m., Mountain Daylight Time, at the Ritz-Carlton Hotel, 1881 Curtis Street, Denver, Colorado 80202. Molson Coors Brewing Company (Molson Coors, the Company, we, us or our) alternates its annual meetings between its two principal executive offices in Montréal, Québec, and Denver, Colorado. This year, we are pleased to return to Colorado, the home of the original Coors brewery.
At the Annual Meeting, we will ask our stockholders to elect our Board of Directors (the Board), provide their advisory approval of our executive compensation, and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We will also review the Company's progress during the past year and discuss any new business matters properly brought before the meeting. The attached 2016 Notice of Annual Meeting and Proxy Statement explains our voting procedures, describes the business we will conduct at the Annual Meeting, and provides information about the Company that you should consider when you vote your shares.
Company Performance1
The most important strategic development for Molson Coors in 2015 was the definitive agreement we reached late in the year to purchase the 58% of MillerCoors that we do not currently own, along with the international rights to the Miller brands. This is a game-changing transaction for the Company, that we believe is compelling both financially and strategically. In January, we conducted a common stock offering that will fund just over 20% of the total purchase price and helps us to maintain investment grade ratings on our debt. We plan to fund the balance of the purchase price with new debt and cash on hand. We have a dedicated team working toward completion of the pending transaction, which is currently expected in the 2nd half of 2016. Meanwhile, the rest of our organization remains absolutely focused on growing our existing business and brands, as well as delivering total returns to our shareholders.
With regard to business performance, we exceeded our targets for cash generation and cost savings and expanded underlying gross and pretax margins globally. We grew our above premium business globally, including craft, flavored malt beverages (FMBs) and cider; we gained share of the key premium light segment in the U.S.; and accelerated the growth of our International business, including a bolt-on acquisition in the fast-growing India market. We continued to focus on building a stronger brand portfolio, delivering value-added innovation, strengthening our core brand positions through incremental marketing investments, and continuing to premiumize our portfolio. We began to see the benefits flow to our top-line performance as the year progressed. For example, Coors Light and Miller Lite both gained share of the premium light segment in the U.S. in the last three quarters of 2015, and Coors Light grew 0.3% globally and more than 15% in our Europe and International markets for the full year. In constant currency, we achieved positive net pricing globally, as well as in most of our major markets. These achievements are

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against a backdrop of a continued difficult economy and competitive pressures, along with significant unfavorable foreign currency movements and the termination of major business contracts, as we highlighted throughout last year.
Our focus on growing our above-premium segment continued in 2015 as we completed the acquisition of Saint Archer in the U.S., the Rekorderlig cider brand distribution rights in the U.K. and Ireland, and repatriated the rights to Staropramen in the U.K. We also expanded our global footprint and accelerated the growth of our International business through the acquisition of Mount Shivalik Breweries in India and our recent entrance into the Colombian beer market. Our craft portfolio drove growth from Doom Bar in the U.K., Granville Island in Canada, and Blue Moon in the U.S. and U.K. Our emerging cider portfolio delivered strong growth, led by Carling British Cider in Europe, Molson Canadian Cider and Strongbow in Canada and Smith & Forge Hard Cider in the U.S.
We also used our Profit After Capital Charge (PACC) model as the key driver for our cash and capital allocation decisions. As a result, we drove additional working capital improvements. PACC informed our approach to the MillerCoors acquisition, along with the Mount Shivalik, Staropramen U.K. and Rekorderlig transactions, and the restructure of our China business last year.
Additionally, we continued to transform and strengthen our business through improvements to our sales execution and revenue management capabilities, increased efficiency of our operations, and implementing common global systems. To ensure that our supply chain is fit for future, we closed two bottling lines and completed or announced plans to close four breweries across the Company, along with the planned recapitalization of our Vancouver brewery. We exceeded our cost-reduction goal of $40 to $60 million in Molson Coors by delivering almost $65 million of savings in 2015. In addition, MillerCoors achieved $88 million of cost reductions in 2015, of which our share was $37 million.
In performance headlines for 2015:

•
We delivered $1.33 billion of underlying Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), and $700.4 million of underlying after-tax income, or $3.76 per diluted share. Underlying after-tax income declined 8.9% from a year ago.

•
Foreign currency movements and terminated contracts drove the entire decline in both underlying pretax and post-tax income in 2015. Foreign currency impacted earnings by more than $64 million in 2015, while the termination of our Miller brands contract in Canada, and our Modelo brands and Heineken brewing contracts in the U.K, drove an additional negative impact of approximately $40 million.

•	We expanded our PACC model deeper into the Company: Earn More, Use Less and Invest Wisely is now a common mantra throughout Molson Coors.

•	Net sales for the year declined 2.2% in constant currency, driven by the effect of terminated contracts.

•	Strong volume performance in Europe and International helped to grow overall worldwide Coors Light volumes for the year.

•
Our overall profit and cash performance, along with the potential of the MillerCoors transaction, helped to drive a positive total shareholder return (TAP stock price, plus dividends) of nearly 29% in 2015, which is well above the 1% increase in the total return for the S&P 500 Index last year.

Good corporate citizenship is another key priority at Molson Coors. As brewers, we have a unique responsibility because we make a product that should be enjoyed by legal-drinking-age adults. We have a long tradition of actively engaging in our communities and continuously improving our operational performance. We also foster an environment where people are proud to work. The Board is committed

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to seeing that we continue to live up to these responsibilities (Our Beer Print). Our Beer Print recognizes and promotes our positive impact on our communities, people and the environment. From 2008-2015, we reduced costs related to waste fees and taxes, lowered energy and water usage, and increased sales of materials that would otherwise have been discarded. This not only contributed substantially to cost savings, but it is also the kind of effort that resulted in us being recognized by the Dow Jones Sustainability Index for the past five years, including two years as the Global Beverage Sector Leader (among much larger brewers and other beverage companies). As one specific milestone, all of our major breweries in the U.S. are now landfill-free.
In 2016, we will have a relentless focus on delighting our consumers and our customers to ensure we are the First Choice brewer in the geographies and segments in which we operate. Through 2016 and beyond, the management team will continue to drive our strategy of building a stronger brand portfolio that is delivering value-added innovation, strengthening our core brand positions, and increasing our share in the above premium, FMB, craft and cider segments. The team intends to do this while ensuring that we have a fit for purpose cost base and a deeply embedded, PACC-led capital allocation approach.
The Annual Meeting
We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, your vote is important to us. We urge you to review our proxy materials and promptly cast your vote by telephone, via the Internet, or mark, sign, date and return the proxy/voting instruction card in the envelope provided, so that your shares will be represented and voted at the Annual Meeting, even if you cannot personally attend.
Thank you for your support of Molson Coors.
Sincerely,

Geoffrey E. Molson Chairman of the Board	Peter H. Coors Vice Chairman of the Board

1 The Company calculates non-GAAP underlying after-tax income and underlying EBITDA by excluding special and other non-core items from the nearest U.S. GAAP performance measure which is net income from continuing operations attributable to the Company for both underlying after-tax income and underlying EBITDA. Constant currency is a non-GAAP financial measure which restates 2015 results using 2014 average foreign exchange rates to enhance the visibility of the underlying business trends by excluding the impact of foreign currency fluctuations. Our management uses underlying after-tax income, underlying after-tax income per diluted share, underlying EBITDA and constant currency as measures of operating performance to assist in comparing performance from period-to-period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (see page 37 of the Form 10-K for a reconciliation of underlying after-tax income to its nearest U.S. GAAP measure; and page 39 of the Form 10-K for a reconciliation of underlying EBITDA to its nearest GAAP measure).

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KEY TERMS

Annual Meeting	2016 Annual Meeting of Stockholders
Annual Report or Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2015
Board	Board of Directors of the Company
Broadridge	Broadridge Financial Services Inc.
Broker	Your bank, broker or other nominee, to the extent you hold shares as a beneficial stockholder
Bylaws	Third Amended and Restated Bylaws of the Company
CAD	Canadian Dollar
Canadian Retirement Plan	Molson Canada Pension Plan for Salaried Employees
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer of the Company
CFO	Chief Financial Officer of the Company
Chairman	Chairman of the Board of the Company
CIC Program	Change in Control Program
Class A common stock	Class A common stock, par value $0.01 per share, of the Company
Class A exchangeable shares	Class A exchangeable shares of Exchangeco
Class B common stock	Class B common stock, par value $0.01 per share, of the Company
Class B exchangeable shares	Class B exchangeable stock of Exchangeco
COBRA	Consolidated Omnibus Budget Reconciliation Act
Code	Internal Revenue Code of 1986, as amended
Compensation Committee	Compensation and Human Resources Committee
Considered EPS	Underlying Considered Earnings Per Share
Coors Trust	Adolph Coors Company, LLC, the trust holding company of the Adolph Coors Jr. Trust
CST	CST Trust Company
Computershare	Computershare Trust Company, N.A.
DC SERP	Defined Contribution Supplemental Executive Retirement Plan
DGCL	Delaware General Corporation Law, as amended
Directors' Stock Plan	Company's director stock plan
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended
DSUs	Deferred Stock Units
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EFRBS	Employer Financed Retirement Benefit Scheme
ERM Program	Enterprise Risk Management Program
Exchange Act	The Securities Exchange Act of 1934, as amended
Exchangeco	Molson Coors Canada Inc., a Canadian corporation and a wholly-owned indirect subsidiary of the Company
FASB	Financial Accounting Standards Board
FASB Topic 718	FASB Accounting Standards Codification 718, Compensation-Stock Compensation

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GAAP	Generally Accepted Accounting Principles in United States of America
GBP	British Pound or Great Britain Pound
Global Mobile Workers Policy	Collectively, the Molson Coors Relocation, Senior Mobile Workers and International Policies of the Company
HMRC	Her Majesty's Revenue & Customs
HLs	Hectoliters
IDCP	Individual Deferred Compensation Plan of the Company
Incentive Plan	The Company's Incentive Compensation Plan
IRS	Internal Revenue Service
LTIP	Long-Term Incentive Program of the Company
MCI	Coors Brewing Company d/b/a Molson Coors International
MCIP	Molson Coors Incentive Plan
MillerCoors	MillerCoors LLC
MillerCoors Plan	MillerCoors Savings and Investment Plan
Molson Coors, the Company, we, us or our	Molson Coors Brewing Company and its consolidated subsidiaries
NEO(s)	Named Executive Officer(s) of the Company
NSR	Net Sales Revenue
NYSE	New York Stock Exchange
PACC	Profit After Capital Charge
Pay Governance or the Compensation Consultant	Pay Governance LLC
PCAOB	Public Company Accounting Oversight Board
Pentland	Pentland Securities (1981) Inc.
PSUs or Performance Equity	Performance Stock Units
PUs	Performance Units
PwC	PricewaterhouseCoopers LLP
Record Date	March 31, 2016 the record date for the Annual Meeting
Relative TSR	Company's Total Shareholder Return Percentile Relative to the S&P 500
Restated Certificate of Incorporation	Restated Certificate of Incorporation of the Company, as amended
RSUs	Restricted Stock Units
SABMiller	SABMiller plc
SEC	Securities and Exchange Commission
SERP	Supplemental Executive Retirement Plan of the Company
Severance Pay Plan	The Company's Severance Pay Plans
SOSARs	Stock Only Stock Appreciation Rights
Special Class A voting stock	Special Class A voting stock, par value $0.01 per share, of the Company
Special Class B voting stock	Special Class B voting stock, par value $0.01 per share, of the Company
Supplemental Thrift Plan	Molson Coors Supplemental Savings and Investment Plan
Thrift Plan	Molson Coors Brewing Company Savings and Investment Plan
TSR	Total Shareholder Return
TSX	Toronto Stock Exchange

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2016 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 25, 2016, 11:00 a.m., Mountain Daylight Time
Ritz-Carlton Hotel, 1881 Curtis Street, Denver, Colorado 80202
The Annual Meeting of Molson Coors will be held for the following purposes:

Proposal One.	To elect the 14 director nominees identified in the accompanying Proxy Statement.
Proposal Two.	To approve, on an advisory basis, the compensation of the Company's named executive officers.
Proposal Three.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
To transact such other business as may be brought properly before the meeting and any and all adjournments or postponements thereof.
Record Date.  In accordance with the Company's Bylaws and action of the Board, stockholders of record at the close of business on March 31, 2016 are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any and all adjournments or postponements thereof.
Notice of Internet Availability of Proxy Materials.  On or about April 15, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials for the Annual Meeting containing instructions on how to access our proxy materials and vote online. Our Proxy Statement and related exhibits accompanying this notice of Annual Meeting and our Annual Report can be accessed by following the instructions in the Notice of Internet Availability of Proxy Materials.
Proxy Voting.  We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, your vote is important to us. We urge you to review our proxy materials and promptly submit your proxy/voting instructions by telephone or via the Internet, or mark, sign, date and return the proxy/voting instruction card in the envelope provided, so that your shares will be represented and voted at the Annual Meeting, even if you cannot personally attend. For more information about how to vote your shares, please see the discussion under the heading "Questions and Answers" of our Proxy Statement.
Thank you for your interest in the Company. We look forward to seeing you at the Annual Meeting.
By order of the Board, Molson Coors Brewing Company

E. Lee Reichert
Deputy General Counsel and Secretary
April 15, 2016

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PROXY STATEMENT
The Board of Molson Coors is furnishing this Proxy Statement in connection with the solicitation of proxies for use at the Annual Meeting, which will be held at 11:00 a.m., Mountain Daylight Time, on Wednesday, May 25, 2016, at the Ritz-Carlton Hotel, 1881 Curtis Street, Denver, Colorado 80202. The proxies may also be voted at any adjournments or postponements of that Annual Meeting.
Molson Coors has dual principal executive offices located at 1801 California Street, Suite 4600, Denver, Colorado, USA 80202 and 1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5 (each a Principal Executive Office and, collectively, the Principal Executive Offices).
We will begin mailing a Notice of Internet Availability of Proxy Materials for the Annual Meeting, containing instructions on how to access our proxy materials and vote online, on or about April 15, 2016.
Advanced Voting Methods
Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following voting methods (see Question 6 of our section entitled "Questions and Answers" of our Proxy Statement for additional details). Make sure to have your proxy/voting instruction card in hand and follow the instructions.
You can vote in advance in one of the following three ways:

VIA THE INTERNET Visit the website listed on your proxy card
BY TELEPHONE Call the telephone number listed on your proxy card
BY MAIL Sign, date and return your proxy card in the enclosed envelope
All properly executed proxies delivered by mail, and all properly completed proxies submitted via the Internet or by telephone that are delivered pursuant to this solicitation, will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 25, 2016

The Notice of Annual Meeting, this Proxy Statement and the Annual Report are available at www.proxyvote.com.

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Proxy Summary

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PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Corporate Governance Highlights - Page 26
Molson Coors is committed to strong corporate governance, corporate responsibility and the accountability of our Board and our senior management team to the Company's stockholders. Highlights of our corporate governance program include:

•	Long standing commitment to corporate responsibility and sustainability (Our Beer Print);

•	Separate CEO and the Chairman;

•	Annual advisory say-on-pay vote for all stockholders;

•	Executive sessions of independent directors generally at each regularly scheduled Board and Committee meeting;

•	Annual election of all directors;

•	Independent Audit, Compensation and Finance Committees;

•	Active stockholder engagement;

•	Significant director and executive officer stock holding requirements;

•	Regular Board and Committee self-evaluations;

•	Robust anti-hedging, short sales and anti-pledging policies;

•	Clawback policy (including enhancements made in 2015); and

•	Majority of independent directors.

Voting Matters and Board Recommendations

Management Proposal	Recommendation	Page of Proxy
Election of 14 director nominees (Proposal No. 1)	FOR all director nominees	16
Advisory Approval of Executive Compensation (Proposal No. 2)	FOR	47
Ratification of appointment of PriceWaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 3)	FOR	90

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Proposal No. 1 — Election of Directors - Page 16
2016 Nominees for Class A Directors

Name	Age[1]	Director Since	Primary Occupation	Committee Memberships	Independent
Peter H. Coors	69	2005	Chairman of the Board, MillerCoors LLC	Nominating	NO
Peter J. Coors	39	2015	Brewery Manager (Shenandoah Brewery), MillerCoors LLC	Nominating	NO
Betty K. DeVita	55	N/A	Chief Commercial Officer, MasterCard Labs, MasterCard Inc.	None	YES
Mary Lynn Ferguson-McHugh	56	2015	Group President, Global Family Care & P&G Ventures, Proctor & Gamble Co.	Compensation	YES
Franklin W. Hobbs	68	2005	Advisor, One Equity Partners	Audit; Finance	YES
Mark R. Hunter	53	2015	President and Chief Executive Officer, Molson Coors	None	NO
Andrew T. Molson	48	2005	Partner and Chairman, RES PUBLICA Consulting Group	Nominating	NO
Geoffrey E. Molson	45	2009	Owner, President and Chief Executive Officer, CH Group Limited Partnership	Nominating	NO
Iain J.G. Napier	66	2008	Chairman, John Menzies plc Chairman, McBride plc	Audit; Finance	YES
Douglas D. Tough	66	2012	Director of Reckitt Benckiser Group plc	Compensation	YES
Louis Vachon	53	2012	President and Chief Executive Officer, National Bank of Canada	Finance	YES
2016 Nominees for Class B Directors

Name	Age[1]	Director Since	Primary Occupation	Committee Memberships	Independent
Roger G. Eaton	54	2012	Chief Executive Officer of KFC, a division of Yum! Brands, Inc.	Audit	YES
Charles M. Herington	56	2005	Vice Chairman and Executive Vice President, Zumba Fitness, LLC	Audit	YES
H. Sanford Riley	65	2005	President and Chief Executive Officer, Richardson Financial Group Limited	Nominating; Compensation	YES
1    Age as of the Record Date (March 31, 2016).

The Board, the Nominating Committee or the relevant Nominating Subcommittee recommends a vote FOR each of the persons listed above, and executed proxies that are returned will be so voted unless otherwise instructed.

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Proposal No. 2 — Advisory Vote to Approve Named Executive Officer Compensation (The Advisory Say-On-Pay Vote) - Page 47
Our strategic objective is to delight the world's beer drinkers, achieved by being the first choice for consumers and customers in the geographies and segments in which we operate. Our strategy drives our compensation and the choices we make as a business. Our majority-independent Board and entirely independent Compensation Committee work harmoniously to advance this strategy. From a compensation vantage, this means designing programs that motivate our management team to deliver TSR and implement our strategy in both the short and long term.
Our executive compensation program is designed to reward the executive team for performance. In 2015, as in prior years, our programs continue to be characterized by:

•	Strong link between compensation and performance	•	Diverse performance metrics
•	Executive compensation tally sheets	•	Diverse short- and long-term incentive vehicles
•	Clawback provisions (including enhancements adopted in 2015)	•	No stock option re-pricing without stockholder approval
•	Use of peer group and comparable industry data	•	Few perquisites
•	Significant executive and director stock ownership guidelines	•	Anti-pledging policy
•	No excise tax gross-ups for future executives	•	Robust anti-hedging and short sale policy
•	No excessive risk taking in our executive compensation programs
•	In connection with his promotion to President and CEO in 2015, Mr. Hunter forfeited his right to receive an excise tax gross-up under the Company's CIC Program
•	Segregation of duties between the independent Compensation Committee, the Board, the independent compensation consultant and management

The Board recommends a vote FOR the advisory vote to approve the compensation of the Company's named executive officers and executed proxies that are returned will be so voted unless otherwise instructed.

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Proposal No. 3 — Ratify Appointment of Independent Registered Public Accounting Firm - Page 90
On February 24, 2016, the Audit Committee approved the reappointment of PwC as our independent registered public accounting firm for the 2016 fiscal year. Our Board is asking for ratification of this appointment at the Annual Meeting by holders of the Class A common stock and Class A exchangeable shares. The following table sets forth the aggregate fees billed by PwC for professional services rendered to Molson Coors related to fiscal years 2015 and 2014. Certain fees related to the 2015 fiscal year reflect estimates, however, we do not anticipate final billings to differ significantly from amounts presented below.

	Fiscal Year
	2015	2014
	(In thousands $)
Audit Fees(1)	3,634	4,119
Audit-Related Fees(2)	295	162
Tax Fees(3)	101	77
All Other Fees(4)	4	345
Total Fees(5)	4,034	4,703

1
Aggregate fees for professional services rendered by PwC in connection with its audit of our consolidated financial statements and our internal control over financial reporting for the fiscal years 2015 and 2014 included in Form 10-K and the quarterly reviews of our financial statements included in Forms 10-Q.

2
Includes amounts related to pension plan audits, royalty audits, recycling audits and donation fund audits performed in Canada for fiscal years 2015 and 2014, as well as fees related to comfort letters issued in connection with a debt offering in 2015, fees related to certain acquisitions in 2015 and fees related to correspondence with the SEC in 2014.

3	Fees consist of tax compliance work and other tax services performed for fiscal years 2015 and 2014.

4
Fees incurred for assistance provided on business process improvements in Canada in 2014, as well as special tax, accounting and compensation projects in 2014 and for subscriptions provided by PwC in 2015 and 2014.

5	Fees were translated using the United States Dollars (USD) exchange rates prevailing when the fees were incurred and billed.

The Board recommends a vote FOR the proposal ratifying the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2016, and executed proxies that are returned will be so voted unless otherwise instructed.

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Questions and Answers

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QUESTIONS AND ANSWERS

Proxy Materials and Voting Information

1. What are the Company's outstanding voting securities?
The outstanding classes of our voting securities include our Class A common stock and Class B common stock.
In addition, we have outstanding Special Class A voting stock and Special Class B voting stock, through which the holders of Class A exchangeable shares and Class B exchangeable shares issued by Exchangeco, may exercise their voting rights with respect to the Class A common stock and Class B common stock in which the Class A exchangeable shares and Class B exchangeable shares may be respectively exchanged. As such, holders of Class A exchangeable shares and Class B exchangeable shares are effectively entitled to vote at the Annual Meeting on an equivalent basis with holders of Class A common stock and Class B common stock through a voting trust arrangement pursuant to which the holders of such exchangeable shares can provide voting instructions in respect of their exchangeable shares to CST as trustee and registered shareholder of the Special Class A voting stock and Class B voting stock.
Each holder of record of the Class A common stock, Class B common stock, Class A exchangeable shares and Class B exchangeable shares is entitled to one vote for each share held, without the ability to cumulate votes on the election of directors.
For more details regarding our various classes of stock, including the differences between our Class A common stock and Class B common stock and our common stock and our exchangeable shares, please refer to the "Common Stock and Exchangeable Shares", Questions and Answers section of this Proxy Statement.

2. What is the Record Date for the Annual Meeting and what does it mean?
The Record Date for the Annual Meeting is March 31, 2016. The Record Date is established by the Board as required by the DGCL and the Company's Bylaws. Owners of record of Class A common stock, Class B common stock, Class A exchangeable shares and Class B exchangeable shares at the close of business on the Record Date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting as applicable and any adjournments or postponements of the Annual Meeting.

3. How many shares are outstanding?
As of the close on the Record Date, there were outstanding 2,562,594 shares of Class A common stock, and 193,792,118 shares of Class B common stock, one share of Special Class A voting stock (representing the voting rights attached to the 2,888,691 outstanding Class A exchangeable shares) and one share of Special Class B voting stock (representing the voting rights attached to the 15,438,961 outstanding Class B exchangeable shares).

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4. What are my voting choices for each of the proposals to be voted on at the Annual Meeting; who is eligible to vote; and what are the voting standards?

Proposal	Eligible to Vote	Voting Choices and Board Recommendation	Voting Standard
Proposal 1: Election of Directors
Election of eleven Class A Directors	Class A common stock	• vote for all nominees	Plurality of votes cast, voting together as a class
	Class A exchangeable shares	• vote for specific nominees
• vote withhold on all nominees
• vote withhold on specific nominees
The Nominating Committee recommends a vote FOR each of the nominees.

Election of three Class B Directors	Class B common stock	• vote for all nominees	Plurality of votes cast, voting together as a class
	Class B exchangeable shares	• vote for specific nominees
• vote withhold on all nominees
• vote withhold on specific nominees
The Board recommends a vote FOR each of the nominees.
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation (the Advisory Say-on-Pay Vote)	Class A common stock	• vote in favor of the proposal	Majority of votes cast, voting together as a class
	Class B common stock	• vote against the proposal
	Class A exchangeable shares	• abstain from voting on the proposal
	Class B exchangeable shares	The Board recommends a vote FOR the advisory say-on-pay vote.
Proposal 3: Ratify Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	Class A common stock	• vote in favor of the ratification	Majority of votes cast, voting together as a class
	Class A exchangeable shares	• vote against the ratification
• abstain from voting on the ratification
The Board recommends a vote FOR the ratification.
At the Annual Meeting, votes may not be cast for a greater number of director nominees than the 14 nominees named in the Proxy Statement.

5. What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?
Stockholders of record.  If your shares are registered directly in your name through either Computershare, for the Class A common stock or the Class B common stock, or CST, for the Class A exchangeable shares and the Class B exchangeable shares, you are considered a stockholder of record with respect to those shares.

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Beneficial owners.  If your shares are held in a brokerage account or bank, you are considered a "beneficial owner" of those shares.

6. What different methods can I use to vote?
Written Proxy/Voting Instruction Form.  All stockholders of record can vote by written proxy/voting instruction card. If you are a beneficial owner, you will receive a written proxy/voting instruction card from your Broker.
By Telephone or via the Internet.  All stockholders of record may also submit a proxy/voting instruction card by touch-tone telephone from the U.S., Puerto Rico and Canada using the toll-free telephone number on the proxy card, or via the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may submit a proxy/voting instruction card by telephone or via the Internet if their Broker makes those methods available, in which case the Broker will enclose the instructions with the proxy materials. The telephone and Internet proxy/voting instruction procedures are designed to authenticate stockholders' identities, to allow stockholders to submit a proxy/voting instruction card for their shares and to confirm that their instructions have been recorded properly.
In Person.  All stockholders of record of Class A common stock and Class B common stock may vote in person at the Annual Meeting. Beneficial owners of Class A common stock and Class B common stock may vote in person at the Annual Meeting if they have a legal proxy, as described in the response to Question 8.
Additional Steps Required for Stockholders of Exchangeable Shares. All stockholders of record of Class A exchangeable shares and/or Class B exchangeable shares may exercise voting rights in person at the Annual Meeting by obtaining a proxy from CST, the trustee which holds the Special Class A voting stock and the Special Class B voting stock, to exercise such voting rights personally at the Annual Meeting. If you are a beneficial owner of Class A exchangeable shares and/or Class B exchangeable shares, you must instruct your Broker to obtain such proxy from the trustee in order to be able to exercise voting rights in person at the meeting.

7. What can I do if I change my mind after I submit a proxy/voting instruction card for my shares?
Holders of Class A or Class B common stock may revoke their proxy at any time prior to the completion of voting at the Annual Meeting by:

•	giving written notice to the Secretary of the Company at one of its Principal Executive Offices;

•
delivering a later-dated proxy (or later-dated instructions to your Broker, if you are a beneficial owner or later-dated instructions to Broadridge if you hold shares in the MillerCoors retirement account); or

•	voting in person at the Annual Meeting (unless you are a beneficial owner without a legal proxy, as described in the response to Question 8).
Holders of Class A or Class B exchangeable shares may revoke their voting instructions by delivering subsequent voting instructions via the Internet, by telephone or by mail no later than 11:59 p.m. EDT on May 20, 2016.

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8. How can I vote at the Annual Meeting if I am a beneficial owner of Class A common stock or Class B common stock?
You should ask your Broker to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be provided to you at the Annual Meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf. If you do not receive the legal proxy in time, you can follow the procedures described in the response to Question 14 to gain admission to the Annual Meeting. However, you will not be able to vote your shares at the Annual Meeting.

9. I hold shares in my MillerCoors retirement plan, how do I vote?
We have been advised by MillerCoors, the Company's joint venture with SABMiller, that according to the trust agreement concerning the MillerCoors Plan, employees holding Molson Coors shares in their retirement plans are entitled to receive proxy materials and vote at the Annual Meeting. If you participate in the MillerCoors Plan, you may give voting instructions for the number of shares of common stock equivalent to the interest in Molson Coors common stock credited to your account as of the Record Date. You may provide voting instructions to Fidelity Management Trust Company, as trustee, through its agent, Broadridge, by completing and returning the proxy card accompanying your proxy materials. The trustee will vote your shares in accordance with your duly executed instructions that must be received no later than 5:00 p.m. EDT on May 20, 2016.
If you do not send instructions to Broadridge, then the trustee will vote shares credited to your account in the same proportion on each issue as it votes those shares credited to the accounts of other employees holding Molson Coors shares in the MillerCoors Plan for which it has received voting instructions. You may revoke previously given voting instructions prior to 5:00 p.m. EDT on May 20, 2016, by submitting to Broadridge a properly completed and signed proxy card bearing a later date.

10. What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?
Stockholders of record should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

•	FOR the election of all director nominees of the applicable class as set forth in this Proxy Statement;

•	FOR the advisory proposal to approve the advisory say-on-pay vote;

•	FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
If other matters properly come before the Annual Meeting, the proxy holders will have the authority to vote on those matters for you at their discretion.

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11. What if I am a beneficial owner and do not give voting instructions to my Broker?
If you are a beneficial owner and your shares are held in "street name," you must provide voting instructions to your Broker by the deadline provided in the materials you receive from your Broker. If you do not provide voting instructions to your Broker, whether your shares can be voted by such person depends on the type of item being considered for election. Your Broker is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal.
Non-Discretionary Items.  The election of directors and the advisory say-on-pay vote are non-discretionary items and may not be voted on by Brokers who have not received specific voting instructions from beneficial owners of Class A common stock and Class B common stock, as applicable.
Discretionary Items.  The ratification of the appointment of PwC is a discretionary item. Generally, Brokers that do not receive voting instructions from beneficial owners of Class A common stock may vote on this proposal in their discretion.
Beneficial Holders of Exchangeable Shares.  If you are a registered owner of exchangeable shares and do not provide CST with voting instructions by 11:59 p.m. EDT on May 20, 2016, or if you are a beneficial owner of the exchangeable shares and do not provide CST with voting instructions through your broker, your exchangeable shares will not be voted on any matter.
The table below sets forth each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions.

Can Brokers Vote Absent Instructions?
Proposal	Class A and Class B common stock	Class A and Class B exchangeable shares
Proposal 1: Election of Directors	No	No
Proposal 2: Advisory Say-on-Pay Vote	No	No
Proposal 3: Ratification of Independent Registered Public Accounting Firm (Class A common stock and Class A exchangeable shares only)	Yes	No

12. How are abstentions and Broker non-votes counted?
Abstentions and Broker non-votes are included in determining whether a quorum is present, but will not be included in votes cast, so they will not affect the outcome of the vote on the election of directors, the advisory say-on-pay vote or the ratification of the appointment of PwC as our independent registered public accounting firm.

13. Can I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?
The Notice of Annual Meeting, Proxy Statement and our Annual Report are available at www.proxyvote.com. Instead of receiving future copies of these documents by mail, stockholders of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.
Stockholders of Record.  If you submit proxy/voting instructions via the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

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Beneficial Owners.  If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your Broker regarding the availability of this service.

14. How do I attend the Annual Meeting and what do I need to bring?

Important: If you are planning to attend the Annual Meeting, you must follow these instructions to gain admission. Attendance at the Annual Meeting is limited to stockholders of record as of the Record Date or their authorized named representatives.

As a stockholder of record.  You will be asked to present photo identification, such as a driver's license, in order for Molson Coors to verify your ownership of shares. If you vote prior to the Annual Meeting, you should indicate your planned attendance at the Annual Meeting when you submit your proxy/voting instruction card.
As a beneficial owner.  Please bring the notice or voting instruction form you received from your Broker, as well as photo identification, for admission to the Annual Meeting. You also may bring your brokerage statement reflecting your ownership as of the Record Date. Please note that upon admittance to the Annual Meeting, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in the response to Question 8.
Important Note:  Cameras, sound or video recording equipment or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed into the Annual Meeting. We realize that many cellular phones have built-in digital cameras and sound recorders, and while you may bring these phones into the Annual Meeting, you may not use the camera or recording function at any time during the course of the Annual Meeting.

15. How are proxies solicited and what is the cost?
The Company has engaged Georgeson Inc. to assist with the solicitation of proxies for a customary fee of $7,500, plus expenses. The Company will bear all expenses incurred in connection with the solicitation of proxies. The Company will reimburse Brokers, fiduciaries and custodians for their costs in forwarding proxy materials to the beneficial owners of record of common stock and/or exchangeable shares. The Company's directors, officers and employees also may solicit proxies by mail, telephone and personal contact, however they will not receive any compensation for these activities.

16. Will there be an audio-cast of the Annual Meeting?
You can listen to a live audio-cast of the Annual Meeting by visiting our website at www.molsoncoors.com (the Company's Website), click on "Investors," click on "Events and Presentations" and click on the link to the audio-cast. An archived copy of the audio-cast will be available until at least July 31, 2016. We have included the Company's Website address for reference only. The information contained on the Company's Website is not incorporated by reference into this Proxy Statement.

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17. What if I only received one copy of the proxy materials, even though multiple stockholders reside at my address?
The SEC allows us to deliver a single Notice of Internet Availability of Proxy Materials and a single set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as "householding," can result in significant cost savings for the Company. As a result, stockholders who share the same address and hold some or all of their shares of common stock through a Broker may receive only one copy of the Notice of Internet Availability of Proxy Materials, or upon request, the proxy materials, as the case may be, unless we have received contrary instructions from one or more of the stockholders at that address. Certain Brokers have procedures in place to discontinue duplicate mailings to stockholders sharing the same address. Beneficial owners that desire to eliminate duplicate mailings, or request to receive multiple copies if a single copy is being received, should contact their Broker for more information, and stockholders of record should submit their request by contacting Broadridge, Householding Department, 51 Mercedes Way, Englewood, NY 11717 or call them at 800-542-1061.
Upon written or oral request at the address or telephone number above, a separate copy of the proxy materials will be promptly delivered to any beneficial holder at a shared address to which a single copy of the proxy materials was delivered. However, please note that any stockholder who wishes to receive a paper or email copy of the proxy materials for purposes of voting at this year's Annual Meeting should follow the instructions included in the Notice of Internet Availability that was sent to the stockholder.

Common Stock and Exchangeable Shares

18. What is the difference between the Class A common stock and Class B common stock?
Generally.  Under the terms of the Company's Restated Certificate of Incorporation, the Class A common stock and the Class B common stock are identical in all respects except with respect to the voting rights of these shares and as otherwise provided in the Restated Certificate of Incorporation. The Class A common stock and Class B common stock are traded on the NYSE under the symbols TAP.A and TAP, respectively.
Class B Holder Voting Rights.  The holders of the Class B common stock and the Special Class B voting stock (as instructed by the holders of the Class B exchangeable shares)(collectively the Class B Holders) may vote with respect to the following: (i) any matter required by the DGCL; (ii) for the election of up to three Class B directors; and (iii) as provided in the Restated Certificate of Incorporation, including on a non-binding advisory basis on say-on-pay and on those items described below. In all other cases, the right to vote is vested exclusively with the holders of the Class A common stock and the Special Class A voting stock (as instructed by the holders of Class A exchangeable shares)(collectively the Class A Holders).
Under the Restated Certificate of Incorporation, the Class A Holders and Class B Holders shall have the right to vote, as separate classes and not jointly, on:

•	any merger that requires stockholder approval under the DGCL;

•	any sale of all or substantially all of the Company's assets, other than to a related party;

•	any proposal to dissolve the Company or any proposal to revoke the dissolution of the Company; or

•	any amendment to the Restated Certificate of Incorporation that requires stockholder approval under the Restated Certificate of Incorporation or the DGCL and that would:

◦	increase or decrease the aggregate number of the authorized shares of Class B common stock;

◦	change the rights of any shares of Class B common stock;

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◦	change the shares of all or part of Class B common stock into a different number of shares of the same class;

◦	increase the rights of any other class that is equal or superior to Class B common stock with respect to distribution or dissolution rights (a co-equal class);

◦	create any new co-equal class;

◦
other than pursuant to the Restated Certificate of Incorporation, exchange or reclassify any shares of Class B common stock into shares of another class, or exchange, reclassify or create the right of exchange of any shares of another class into shares of Class B common stock; or

◦
limit or deny existing preemptive rights of, or cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on, any shares of Class B common stock.

Annual Advisory Say-On-Pay Vote.  In addition, the Class A Holders and Class B Holders, voting together as a single class, are entitled to vote to approve on a non-binding, advisory basis the compensation of the Company's NEOs.
Director Elections.

•	The Class A Holders, voting together as a single class, are entitled to elect 12 of the 15 directors, although there is one vacancy, which the Board does not currently plan to fill; and

•	The Class B Holders, voting together as a single class, are entitled to elect three of the 15 directors.

19. What are the Class A exchangeable shares and Class B exchangeable shares? How do they vote? How are they different from the Class A common stock and Class B common stock?
The Class A exchangeable shares and Class B exchangeable shares are shares of the share capital in Exchangeco and they are publicly traded on the TSX under the symbols TPX.A and TPX.B, respectively.
These shares are intended to provide substantially the same economic and voting rights as the corresponding class of Molson Coors common stock in which they may be exchanged.
In addition to the registered Class A common stock and the Class B common stock, Molson Coors also has issued and outstanding one share each of a Special Class A voting stock and Special Class B voting stock. The Special Class A voting stock and the Special Class B voting stock in the Company provide the mechanism for holders of Class A exchangeable shares and Class B exchangeable shares to provide instructions to vote with the holders of the Class A common stock and the Class B common stock, respectively. The holder of the Special Class A voting stock and Special Class B voting stock are effectively entitled to one vote for each outstanding Class A exchangeable share and Class B exchangeable share, respectively, excluding shares held by Molson Coors or its subsidiaries, and generally vote together with the Class A common stock and Class B common stock, respectively, on all matters on which the Class A common stock and Class B common stock are entitled to vote.
The Special Class A voting stock and Special Class B voting stock are subject to a voting trust arrangement. The trustee which holds the Special Class A voting stock and the Special Class B voting stock is required to cast a number of votes equal to the number of then-outstanding Class A exchangeable shares and Class B exchangeable shares, respectively, but will only cast a number of votes equal to the number of Class A exchangeable shares and Class B exchangeable shares as to which it has received voting instructions from the owners of record of those Class A exchangeable shares and Class B exchangeable shares, other than Molson Coors or its subsidiaries, respectively, on the Record Date, and will cast the votes in accordance with such instructions so received.

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20. I am a holder of exchangeable shares, will I receive additional materials?
The exchangeable shares are non-voting with respect to Exchangeco, except as required by the provisions attached to the exchangeable shares or by applicable law. Therefore, this Proxy Statement and the proxy solicitation materials relate solely to Molson Coors. There will not be a separate annual meeting of Exchangeco. You will not receive a notice of an annual meeting of the shareholders of Exchangeco, nor will you receive an information circular or proxy for an annual meeting of the shareholders of Exchangeco.
Because the value of the exchangeable shares, determined through dividend and dissolution entitlements and capital appreciation, is determined by reference to the consolidated financial performance and condition of Molson Coors rather than Exchangeco, information regarding Exchangeco (other than as included in our public disclosure and consolidated financial statements) is not relevant to holders of exchangeable shares.
Holders of exchangeable shares effectively have a participating interest in Molson Coors and not a participating interest in Exchangeco. It is, therefore, the information relating to the Company that is directly relevant to the holders of exchangeable shares voting in connection with the matters to be transacted at the Annual Meeting.

21. I hold exchangeable shares, how do I vote? Can I vote in person at the Annual Meeting?
Holders of exchangeable shares, other than Molson Coors or its subsidiaries, are entitled to vote at the annual meetings of holders of the corresponding classes of Molson Coors common stock through a voting trust arrangement. If you hold Class A exchangeable shares and/or Class B exchangeable shares as of the Record Date, you may provide voting instructions to CST, as trustee, although your voting instructions must be received no later than 11:59 p.m. EDT on May 20, 2016. If you do not send instructions by this deadline, the trustee will not be able to vote your Class A exchangeable shares and/or Class B exchangeable shares. You may revoke previously given voting instructions by delivering subsequent voting instructions by mail, via the Internet or by telephone, but under no circumstance, later than 11:59 p.m. EDT on May 20, 2016.
All stockholders of record of Class A exchangeable shares and/or Class B exchangeable shares may exercise their voting rights in person at the Annual Meeting by obtaining a proxy from CST, the trustee which holds the Special Class A voting stock and the Special Class B voting stock, to exercise such voting rights personally at the Annual Meeting. If you are a beneficial owner of Class A exchangeable shares and/or Class B exchangeable shares, you must instruct your Broker to obtain such proxy from the trustee in order to be able to exercise your rights in person at the meeting.

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Board Communications, Stockholder Proposals and Company Documents

22. How do I communicate with the Board?
Stockholders and other interested parties may communicate directly with the Chairman, the Chairman of the Audit Committee, any individual director or the non-employee directors as a group by writing to those individuals or the group at the following address: Molson Coors Brewing Company, c/o Secretary, 1801 California Street, Suite 4600, Denver, Colorado 80202. At the direction of the Board, all mail received may be opened and screened for security purposes. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items, will be forwarded to the addressee as follows: mail addressed to a particular director will be forwarded or delivered to that director; mail addressed to “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the Chairman of the Compensation Committee; and mail addressed to the “Board” will be forwarded or delivered to the Chairman.

23. How do I submit a proposal for action at the 2017 Annual Meeting of Stockholders?
To be eligible for inclusion in Molson Coors' Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by Molson Coors at one of its Principal Executive Offices by December 16, 2016, unless the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or after May 25, 2017 in which case the proposal must be received in a reasonable time before we begin to print and send our proxy materials. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal to be included in the Company's Proxy Statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's securities and must have held such securities continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.
For proposals not intended to be included in the Proxy Statement or nominations of persons to stand for election to the Board, the Bylaws require that such stockholder must be entitled to vote at the Annual Meeting and must have given timely notice of the stockholder proposal or director nomination in writing to the Secretary of the Company, and such business must be a proper matter for action by holders of the class of stock held by such stockholder. Failure to deliver a proposal or director nomination in accordance with the procedures discussed below and in the Bylaws may result in the proposal or director nomination not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at the stockholders' meeting must be received by our Secretary at one of its Principal Executive Offices, no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. To be timely for the 2017 Annual Meeting of Stockholders, a stockholder's notice shall have been delivered to the Secretary at one of its Principal Executive Offices no earlier than January 25, 2017, and no later than February 24, 2017, and must include the information required by Section 1.9.2 of the Company's Bylaws.

24. Where can I get copies of the Company's corporate governance documents?
Our current Corporate Governance Guidelines, Code of Business Conduct, Restated Certificate of Incorporation, Bylaws and written charters for the Audit, Nominating, Compensation and Finance Committees are posted on the Company's Website. Stockholders may also request a free copy of these documents from: Molson Coors Brewing Company, c/o Secretary, 1801 California Street, Suite 4600, Denver, Colorado 80202.

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25. Where can I get a copy of the Company's Annual Report?
You can request to receive a copy of our Annual Report at no charge. Send your written requests to our Secretary at 1801 California Street, Suite 4600, Denver, Colorado 80202. The exhibits to the Annual Report are available upon the payment of charges associated with our cost of reproduction.
You can also obtain copies of the Annual Report and exhibits, as well as other filings we make with the SEC, on the Company's Website, at www.proxyvote.com or on the SEC's website at www.sec.gov.

26. When will the Company announce the voting results?
The Company will announce the preliminary voting results at the Annual Meeting. The Company will report the final results on the Company's Website and in a Current Report on Form 8-K that it files with the SEC.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Proposal Snapshot
What am I voting on?
Stockholders are being asked to elect 14 director nominees, consisting of 11 Class A directors and three Class B directors, for a one-year term.
Voting Recommendation:
The Board recommends a vote FOR each director nominee.
The Company's Bylaws provide for the annual election of directors. The Board has currently set the number of directors at 15, consisting of 12 Class A directors and three Class B directors. However, for purposes of this Annual Meeting, 14 directors are being nominated for election at the Annual Meeting, each to serve until the next annual meeting of stockholders and until his or her successor shall have been elected and qualified. The 14 nominees consist of:

•	eleven directors to be elected by the Class A Holders; and

•	three directors to be elected by the Class B Holders.
The Board does not currently plan to fill the remaining Class A vacancy.
For more information on the nomination of our Class A directors and Class B directors, please refer to "Nomination of Directors" section beginning on page 29.
At the Annual Meeting, votes may not be cast for a greater number of director nominees than the 14 nominees named in this Proxy Statement.
The following summaries set forth certain biographical information regarding each director, including age as of the Record Date and a summary description of each individual's particular knowledge, qualifications or areas of expertise considered for nomination to the Company's Board.
Each of the directors has consented to serve if elected. If any of them becomes unavailable to serve as a director, a substitute nominee may be designated in accordance with the Company's Restated Certificate of Incorporation and its Bylaws. In that case, the persons named as proxies will vote for the substitute nominees designated in accordance with the Company's Restated Certificate of Incorporation and its Bylaws.
On April 5, 2016, the A-C Nominating Subcommittee nominated Betty K. DeVita to stand for election as a Class A director following Mr. Brian D. Goldner's decision not to stand for re-election on March 25, 2016. Mr. Goldner's decision not to stand for re-election was not a result of any disagreements with the Company on any matter relating to the Company's operations, policies or practices.

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2016 Nominees for Class A Directors

Peter H. Coors
Director of Molson Coors since 2005, Vice Chairman of Molson Coors since June 2015.
Age: 69
Board Committees: Nominating
Other Public Company Boards: None
Background:  Mr. Coors has served as Chairman of the Board of Directors of MillerCoors in which the Company owns a 42% economic interest, since July 2008. He serves as a trustee and is Co-Chairman of Adolph Coors Company, LLC, the trust holding company of the Coors Trust and other Coors' family trusts. He is Chairman of the Trust Committee of the Coors Trust and trustee of various other Coors' Family Trust Committees. The Coors Trust is a party to a Voting Agreement with Pentland and 4280661 Canada Inc. (discussed further in the "Beneficial Ownership Table" section of this Proxy Statement). Mr. Coors previously served as Chairman of the Board of Molson Coors during the periods May 2011 to May 2013 and February 2005 to December 2008 and as Chairman of the Board of Molson Coors during the periods of May 2013 to June 2015 and December 2008 to May 2011. He served Adolph Coors Company, the predecessor company to Molson Coors, as Chairman of the Board from 2002 to 2005, and Chief Executive Officer from 2000 to 2002. He has served Coors Brewing Company, a wholly owned subsidiary of the Company, as Chairman of the Board of Directors since 2002, a director since 1973, and Chief Executive Officer from 1992 to 2000. Since joining the Company in 1971, he has served in a number of different executive and management positions for Adolph Coors Company, Coors Brewing Company and Molson Coors. Mr. Coors also serves on numerous community and civic boards, including the National Western Stock Show and the Denver Area Council of the Boy Scouts of America. He has been a director of Energy Corporation of America since 1996.
Specific Qualifications, Attributes, Skills and Experience:  As a member of the company-founding Coors family and a former Chief Executive Officer of the Company, Mr. Coors, a major stockholder, brings to the Board extensive knowledge of the Company's history and culture, and the perspective of a long-term, highly committed stockholder. Mr. Coors provides a strong relationship with U.S. distributors and retailers. Mr. Coors is a recognized leader in the beer industry and provides a strong perspective, leadership and expertise in the U.S. beer business. He is also a well-recognized public representative of the Company.

Peter J. Coors
Director of Molson Coors since 2015.
Age: 39
Board Committees: Nominating
Other Public Company Boards: None
Background:  Mr. Coors has served as the Brewery Manager at the MillerCoors Shenandoah Brewery since September 2014. Prior to that, he held various management positions across the U.S. within the MillerCoors organization, most recently as Manager of Trade and Consumer Quality from June 2011 to August 2014. Prior to joining MillerCoors, he held various positions with the Molson Coors organization. He currently serves on the Executive Board of Trustees of the Denver Area Council of the Boy Scouts of America and on the Board of Trustees for the Adolph Coors Company LLC and various Coors' family trusts. He earned his Master's Degree and his undergraduate degree in Operations Research Industrial Engineering from Cornell University College of Engineering.
Specific Qualifications, Attributes, Skills and Experience:  As a member of the Coors family, Mr. Coors brings to the Board extensive knowledge of the Company's history and culture and the perspective of a long-term, highly committed stockholder. As a master brewer, he brings a business background in the beer industry. He also offers a strong perspective, leadership and expertise in the U.S. beer business.

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Betty K. DeVita
Director Nominee.
Age: 55
Board Committees: None
Other Public Company Boards: None
Background:  Ms. DeVita serves as Chief Commercial Officer, MasterCard Labs at MasterCard Worldwide, a technology company involved in the payment processing industry, since May 2015.  Prior to this, she served as President of MasterCard Canada Inc. from September 2010 to April 2015.  Prior to joining MasterCard, she held various positions of increasing responsibility at CitiGroup Inc. from 1982 to 2010, and left Citi as the Chair and Chief Executive Officer for Citibank Canada Inc.  Ms. DeVita holds a Chief Executive Officer Program Certificate from Wharton Business School, Seoul Korea, and is a certified director from Institute of Corporate Directors, University of Toronto Rotman Business School. She received a Bachelor of Science degree from St. John's University.  Ms. DeVita was identified by a third party search firm.
Specific Qualifications, Attributes, Skills and Experience:  Ms. DeVita brings to the Board extensive capabilities in the areas of innovation, P&L management, operations, international business, partnerships and digital commerce.

Mary Lynn Ferguson-McHugh
Director of Molson Coors since 2015.
Age: 56
Board Committees: Compensation
Other Public Company Boards: None
Background:  Ms. Ferguson-McHugh has served as Group President-Global Family Care and Global Brand Creation and Innovation, P&G Ventures at Proctor & Gamble Co., a consumer-packaged goods company, since November 2015. Prior to this, she served as Group President, Global Family Care at Proctor & Gamble Co. from December 2014 to November 2015. She joined Proctor & Gamble Co. in 1986 and held various positions of increasing responsibility. Ms. Ferguson-McHugh is an M.B.A. graduate of the University of Pennsylvania, Wharton School of Business and a graduate of the University of the Pacific (B.S.B.A.). Ms. Ferguson-McHugh was identified by a third party search firm.
Specific Qualifications, Attributes, Skills and Experience:  Ms. Ferguson-McHugh brings extensive capabilities in the areas of brand building, innovation and consumer insight.

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Franklin W. Hobbs
Director of Molson Coors since 2005.
Age: 68
Board Committees: Audit and Finance
Other Public Company Boards: Ally Financial Inc. (NYSE: ALLY)
Background: Mr. Hobbs has served as an advisor to One Equity Partners, a private equity investment firm since 2004. He currently serves on the Board of Directors of Ally Financial Inc. (as Chairman), BAWAG P.S.K. (as Supervisory Chairman) and Lord, Abbett & Co. He also serves on the Board of Trustees and is Treasurer of The Frick Collection and is on the Board of Directors of the U.S. Fund of UNICEF. He is a graduate of Harvard College and Harvard Business School. Mr. Hobbs previously served as a director of Adolph Coors Company since 2001.
Specific Qualifications, Attributes, Skills and Experience: Mr. Hobbs provides the Board with a high level of financial literacy and expertise due to his background as an investment banker, his service on other audit committees and his experience as a Chief Executive Officer. He also has extensive knowledge about the Company given his tenure as a member of the Board and its predecessor company, Adolph Coors Company.

Mark R. Hunter
Director of Molson Coors since 2015.
Age: 53
Board Committees: None
Other Public Company Boards: None
Background: Mr. Hunter has served as the President and CEO of Molson Coors since January 2015. He has also served as a director of MillerCoors since February 2015. Prior to his current role, Mr. Hunter served as President and Chief Executive Officer of Molson Coors Europe from January 2013 to December 2014. Mr. Hunter served as President and Chief Executive Officer of Molson Coors Central Europe from June 2012 to January 2013 and as President and Chief Executive Officer of Molson Coors UK from December 2007 until June 2012. From 1997 to 2007, Mr. Hunter served in roles of increasing responsibility for the Company and its predecessors. Mr. Hunter holds a Bachelor Honours degree in Marketing and Business Administration from the University of Strathclyde in Glasgow, Scotland, where he was also awarded an Honorary Doctorate in 2009.
Specific Qualifications, Attributes, Skills and Experience:  Mr. Hunter is required to be nominated to serve on the Board according to the Company's Restated Certificate of Incorporation by virtue of his position as CEO of the Company. He has over 25 years of experience in the beer business and delivers management's perspective to the Board.

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Andrew T. Molson
Director of Molson Coors since 2005.
Age: 48
Board Committees: Nominating
Other Public Company Boards: The Group Jean Coutu PJC Inc. (TSX: PJC.A) and Dundee Corporation (TSX: DC.A)
Background: Mr. Molson is a partner and Chairman of RES PUBLICA Consulting Group, a Montreal-based holding and management company for two leading professional services firms, NATIONAL Public Relations (where he has worked since 1997) and Cohn and Wolfe | Canada, both offering strategic public relations counsel to a wide range of businesses. He previously served as Chairman of the Board of Molson Coors from May 2011 to May 2013 and Vice Chairman of the Board of Molson Coors from May 2009 to May 2011. Mr. Molson currently serves as a director of the Montreal Canadiens Hockey Club, a professional hockey team (the Montreal Canadiens) and Groupe Deschênes Inc. He is president of the Molson Foundation and serves on several non-profit boards, including the Concordia University Foundation, the Institute for Governance of Private and Public Organizations, the Montreal General Hospital Foundation, and The Banff Centre and Pointe-à-Callière. He became a member of the Quebec bar in 1995 after studying law at Laval University and holds a Masters of Science degree in corporate governance and ethics from the University of London (Birbeck College) and a Bachelor of Arts degree from Princeton University.
Specific Qualifications, Attributes, Skills and Experience: As a member of the Molson family, which has been instrumental in developing the Canadian beer business since its opening in 1786 (the now-oldest brewery in North America), Mr. Molson brings to the Board extensive knowledge of Molson Coors' history and culture, and the perspective of a long-term, highly committed stockholder.  He also brings extensive knowledge regarding public relations and corporate governance. Additionally, he provides a strong perspective, leadership and expertise in the Canadian beer business.

Geoffrey E. Molson
Director of Molson Coors since 2009; Chairman since June 2015.
Age: 45
Board Committees: Nominating
Other Public Company Boards: None
Background:  Mr. Molson is a General Partner (since December 2009), and is the President and Chief Executive Officer (since June 2011) of the CH Group Limited Partnership, owner of the Montreal Canadiens, evenko, Equipe Spectra and the Bell Centre. He currently represents Molson Coors as Ambassador, representing the Molson family in key strategic areas of the business. From 1999 to 2009, Mr. Molson served in various roles of increasing responsibility for Molson Inc. and Molson USA. Mr. Molson is a member of the Board of Directors of RES PUBLICA Consulting Group and a member of The Molson Foundation, a family foundation dedicated to the betterment of Canadian society, as well as St. Mary's Hospital Foundation and the Montréal Canadiens Children's Foundation. Mr. Molson holds a M.B.A. from Babson Business School and a Bachelor of Arts degree from St. Lawrence University.
Specific Qualifications, Attributes, Skills and Experience:  As a member of the Molson family, which has been instrumental in developing the Canadian beer business since its opening in 1786 (the now-oldest brewery in North America), Mr. Molson brings to the Board extensive knowledge of the Company's history and culture, and the perspective of a long-term, highly committed stockholder. He also brings experience in beer sales, marketing, distributor development and key account management. Additionally, Mr. Molson brings experience in the sports and entertainment industry which is an important marketing platform for the Company.

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Iain J.G. Napier
Director of Molson Coors since 2008.
Age: 66
Board Committees: Audit and Finance
Other Public Company Boards: John Menzies plc (LON: MNZS) and McBride plc (LON: MCB)
Background:  Mr. Napier has been a director at John Menzies plc since September 2008 where he currently serves as Chairman of the Board of Directors and chairs the Nomination Committee. He also has been Chairman of the Board at McBride plc since July 2007 and he currently chairs the Nomination Committee and is a member of the Remuneration Committee. He is the Senior Independent Director of William Grant & Sons Holdings Limited (since April 2014), where he chairs the Audit Committee. From March 2000 to February 2014, Mr. Napier served as a Non-Executive Director of Imperial Tobacco Group plc, becoming Chairman of the Board and Chairman of the Nomination Committee in January 2007. Mr. Napier has also worked extensively in the beer and leisure industries. Mr. Napier is a Fellow of the Chartered Institute of Management Accountants and is also a chartered global management accountant.
Specific Qualifications, Attributes, Skills and Experience:  Mr. Napier provides the Board with a high level of financial literacy and international business expertise. He also provides extensive experience in the beer and leisure industries, including the U.K. beer market.

Douglas D. Tough
Director of Molson Coors since 2012.
Age: 66
Board Committees: Compensation
Other Public Company Boards: Reckitt Benckiser Group plc (LON: RB)
Background:  Mr. Tough is a director at Reckitt Benckiser Group plc and currently serves on the Remuneration and Nomination Committees since November 2014. From March 2010 to September 2014, Mr. Tough served as the Chief Executive Officer of International Flavors & Fragrances (IFF), a creator and manufacturer of flavors and fragrances. He served as its Chairman from March 2010 to December 2014. Mr. Tough joined the IFF Board in 2008 and served as its Non-Executive Chairman from October 2009 until he became Chief Executive Officer of the company. Mr. Tough holds a M.B.A. from the University of Western Ontario and a B.B.A. from the University of Kentucky.
Specific Qualifications, Attributes, Skills and Experience:  Mr. Tough provides the Board with extensive experience with multi-brand international companies, including a food and beverage company. Additionally, he brings business experience based on his background of being a Chief Executive Officer.

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Louis Vachon
Director of Molson Coors since 2012.
Age: 53
Board Committees: Finance
Other Public Company Boards: Fiera Capital Corporation (TSX: FSZ) and National Bank of Canada (TSX: NA)
Background:  Mr. Vachon is currently President and Chief Executive Officer of the National Bank of Canada, a position he has held since June 2007. He has served as a member of the National Bank of Canada's Board of Directors since 2006. Since April 2012, he has served as a director of Fiera Capital Corporation. He also currently serves on the Board of Directors for the Conseil des Gouverneurs Associes de l'Universite de Montréal and the Business Council of Canada f/k/a the Canadian Council of Chief Executives, and he has held other board positions as well. Mr. Vachon has been with the National Bank of Canada since 1996, in roles of increasing responsibility. Mr. Vachon holds a Master of International Business degree in international finance from the Fletcher School at Tufts University, a Bachelor of Arts degree in economics from Bates College and a CFA certification from the CFA Institute.
Specific Qualifications, Attributes, Skills and Experience:  Mr. Vachon provides the Board with extensive experience in financial markets, including financing and strategy. Additionally, Mr. Vachon brings business experience as a Chief Executive Officer of a national bank and Canadian market experience.

2016 Nominees for Class B Directors

Roger G. Eaton
Director of Molson Coors since 2012.
Age: 54
Board Committees: Audit
Other Public Company Boards: None
Background: Mr. Eaton serves as the Chief Executive Officer of KFC, a division of Yum! Brands, Inc. (Yum!) (NYSE: YUM), an operator of fast food restaurants, since August 2015. Prior to his current role he was the Chief Operations Officer of Yum! from April 2011 to August 2015. Previously, he served as President of the KFC division from January 2014 to April 2015, overseeing KFC's business in the Middle East, Thailand, Asia Franchise Business Unit, Canada, Latin America and the Caribbean. From June 2008 to February 2011, Mr. Eaton was Chief Executive Officer and President of KFC USA and in 2011, he served as the Yum! Operational Excellence Officer. Previously, he held several international positions at the company. Mr. Eaton holds a post graduate diploma in accounting and a bachelor's degree in commerce from the University of Natal - Durban in South Africa. He passed the South African Public Accountants and Auditors Board exams in 1982. He is a member of the Australian Institute of Chartered Accountants.
Specific Qualifications, Attributes, Skills and Experience: Mr. Eaton provides the Board with extensive experience in global retail brand management, operations and finance.

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Charles M. Herington
Director of Molson Coors since 2005.
Age: 56
Board Committees: Audit
Other Public Company Boards: None
Background: Mr. Herington is currently Vice Chairman and President of Global Operations at Zumba Fitness, LLC a role he assumed in August 2013. Since September 2012, Mr. Herington has acted as an independent consultant to companies regarding a variety of issues including marketing, brand building, operations and M&A activity. He was Executive Vice President, Developing Market Group, Avon Products Inc., a large global consumer products company, from March 2011 to August 2012. Since 2008, he served in a number of managerial roles of increasing responsibility in Avon Products Inc. Mr. Herington currently serves as a director of Klox Technologies, Inc., Hycite Enterprises LLC and Pronto. Mr. Herington previously served as a director on NII Holdings, Inc. ("NII")(OTCMKTS: NIHDQ) which filed for Chapter 11 bankruptcy protection in September 2014. In June 2015, the conditions of the bankruptcy court's order and plan of reorganization for NII were satisfied and NII emerged from bankruptcy, and as a result he stepped down from his position as a director of NII. Mr. Herington also previously served as a director of Molson Coors' predecessor company, Adolph Coors Company, since 2003.
Specific Qualifications, Attributes, Skills and Experience: Mr. Herington provides the Board with almost 30 years of experience in marketing, brand building and operations including his senior executive operations experience in Latin America and Central and Eastern Europe and extensive marketing experience in Canada.

H. Sanford Riley
Director of Molson Coors since 2005.
Age: 65
Board Committees: Compensation and Nominating
Other Public Company Boards: Canadian Western Bank (TSX: CWB), GMP Capital, Inc. (TSX: GMP), The North West Company (TSX: NWC) and Manitoba Telecom Services, Inc. (TSX: MBT)
Background: Mr. Riley has been President and Chief Executive Officer of Richardson Financial Group Limited, a specialized financial services company, since 2003. Mr. Riley has served as a director of The North West Company Inc. since 2002, becoming Chairman in 2008; GMP Capital, Inc., an investment dealer, since 2009; Manitoba Telecom Services Inc. since 2011, where he is also a member of the Human Resources and Compensation Committee and the Governance Committee; and Canadian Western Bank since 2011. His community affiliations include serving as Chairman of the University of Winnipeg Foundation Board of Directors, past Chancellor of the University of Winnipeg and past Chairman of the Manitoba Business Council. He obtained a J.D. from Osgoode Hall Law School and a Bachelor of Arts degree from Queen's University. Mr. Riley is a Member of the Order of Canada. Mr. Riley previously served as a director of Molson, Inc. since 1999.
Specific Qualifications, Attributes, Skills and Experience: Mr. Riley provides the Board with a strong understanding of the Company and our business as a result of his years of service as a director. He also provides a high level of finance and corporate governance expertise, having served in executive leadership and board positions with several highly regulated global companies.

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Director Experience

	Fortune 500 Companies[1]	Molson Coors
Director Average Age	62.8 years old	56.7 years old[2]
Director Average Tenure	8.2 years	7.6 years

1 Russell Reynolds Associates, survey of Fortune 500 Board members, June 2014.
2 Age as of the Record Date.

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Position of Director Emeritus
Since May 2009, Eric H. Molson (formerly the Chairman), has served as a Director Emeritus of the Company. Since June 2012, William K. "Bill" Coors has served as a Director Emeritus of the Company. Messrs. Molson and Coors provide consulting and advisory services to the Board as requested and may be invited to attend meetings of the Board on a non-voting basis.

Family Relationship Disclosure
Peter H. Coors and Peter J. Coors are father and son. William K. "Bill" Coors, uncle of Peter H. Coors, and great uncle of Peter J. Coors, is Director Emeritus. Andrew T. Molson and Geoffrey E. Molson are brothers. Eric H. Molson, father of Andrew T. and Geoffrey E. Molson, is also Director Emeritus.

The Board, the Nominating Committee, or the relevant Nominating Subcommittee recommends a vote FOR each of the persons listed above, and executed proxies that are returned will be so voted unless otherwise instructed.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Molson Coors is committed to strong corporate governance, corporate responsibility and the accountability of our Board and our senior management team to our stockholders. The Board is elected annually by the stockholders to oversee their interests in the long-term success of the Company and its operating segments. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged with conducting the business of the Company.
Molson Coors is principally a holding company and our reporting segments include: Molson Coors Canada, operating in Canada; MillerCoors, which is our U.S. joint venture and is accounted for by us under the equity method of accounting, operating in the U.S.; Molson Coors Europe, operating in Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Republic of Ireland, Romania, Serbia, Slovakia and the United Kingdom (Molson Coors UK); and MCI, operating in various other countries.
On November 11, 2015, we entered into a purchase agreement with Anheuser-Busch InBev SA/NV to acquire, contingent upon the closing of the acquisition of SABMiller by Anheuser-Busch InBev SA/NV as part of its previously announced definitive agreement to acquire SABMiller, all of SABMiller’s 58% economic interest and 50% voting interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. Following the closing of the pending acquisition, which is expected to close in the second half of 2016, the Company will own 100% of the outstanding equity and voting interests of MillerCoors.

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company's Website to view the following documents:
• Restated Certificate of Incorporation
• Bylaws
• Code of Business Conduct
• Board of Directors Charter & Corporate Governance Guidelines
• Board Committee Charters

Corporate Responsibility, Corporate Governance Guidelines and Code of Business Conduct
Corporate Responsibility
Corporate Responsibility is integral to our business strategy and includes our commitments to focus on material issues regarding governance, ethics, alcohol responsibility, environmental stewardship, sustainable sourcing and investments in our people and communities.
Molson Coors has been recognized as the Dow Jones Sustainability Index Beverage Sector Leader for two consecutive years (2013/14 and 2012/13), and have been recognized on the Dow Jones Sustainability Index, the World Index for four years and the North American Index for five successive years.
At Molson Coors, we use Our Beer Print as our way of talking about Corporate Responsibility in an uncomplicated way. Put simply, Our Beer Print describes our relationship with our communities, our

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environment and our people. We challenge ourselves to grow our positive Beer Print and shrink our negative Beer Print in every function of our business, in every geography where we operate. We use Our Beer Print to engage our employees to consider corporate responsibility as part of every role and operation.
Our approach to improving Our Beer Print is laid out in our 2020 Sustainability Strategy. Launched in 2013, the strategy outlines how we manage energy, GHG emissions, water and solid waste and sets out how we will meet our 2020 ambitions.
In 2012, we built on long-standing efforts to reduce harmful drinking by becoming a signatory of the Beer, Wine and Spirits Producers’ Commitments to Reduce Harmful Drinking. In support of such commitments we have a robust plan to ensure support across the business, with particular emphasis on our commercial activity through a Commercial Integrity Policy incorporating the recently launched International Alliance for Responsible Drinking Digital Guiding Principles. You can find out more about Molson Coors, our approach and key material issues by reviewing Our Beer Print Corporate Responsibility Report which is published annually and the July 2015 report is available on www.OurBeerPrint.com. The information contained on www.OurBeerPrint.com, the Corporate Responsibility Report and the 2020 Sustainability Report is not incorporated by reference into this Proxy Statement.
Corporate Governance Guidelines
The Board has adopted the Board of Directors Charter and Corporate Governance Guidelines to promote the effective governance of the Company and proper functioning of the Board and its Committees. The Corporate Governance Guidelines set forth a common set of expectations as to how the Board should function. The Corporate Governance Guidelines provide, among other things, guidance on the composition of the Board, the criteria to be used in selecting director nominees, retirement of directors, expectations by Molson Coors of its directors and evaluation of board performance. The Board regularly reviews developments in corporate governance to respond to these new developments as necessary and appropriate. The Corporate Governance Guidelines are available on the Company's Website.
Code of Business Conduct
All of our directors and employees, including our CEO, CFO, and other senior financial and executive officers, are bound by our Code of Business Conduct which complies with the requirements of the NYSE and the SEC to ensure that the business of Molson Coors is conducted in a legal and ethical manner. The Code of Business Conduct covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Code of Business Conduct is available on the Company's Website. We will disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct for executive officers and directors on the Company's Website within four business days following the date of such amendment or waiver.

Board and Committee Governance

Board Leadership Structure
The Company separates the roles of Chairman and CEO pursuant to its Bylaws. According to the Company's Bylaws, the Chairman is appointed by the Class A-C Nominating Subcommittee, or the Class A-M Nominating Subcommittee, alternating on a biennial basis. Geoffrey E. Molson was appointed Chairman by the Class A-M Nominating Subcommittee effective June 2015, and he will serve in this position until the 2017 Annual Meeting of Stockholders. The Class A-C Nominating Subcommittee has the right to appoint the Chairman following the 2017 Annual Meeting of Stockholders to serve until the 2019 Annual Meeting of Stockholders.

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Board Size
The Board has currently set the number of directors at 15, consisting of 12 Class A directors and three Class B directors. However, for purposes of this Annual Meeting, only 14 directors are being nominated for election. There will be one Class A director vacancy, which the Board does not currently plan to fill.
Our Restated Certificate of Incorporation and Bylaws allow for the Board to change the size of the Board by resolution which must be approved by at least two-thirds of the authorized number of directors (including vacancies), provided that any decrease in the number of directors to less than 15 must be approved by the holders of the Class A common stock and Special Class A voting stock, voting together as a class.
Board's Role in Risk Oversight
The Board is responsible for overseeing the Company's ERM Program to ensure that is appropriately designed to identify and manage the principle risks of the Company's business. The Board realizes that the achievement of the Company's strategic objectives necessarily involves taking calculated risks. In addition, as the Company's business evolves, these risks change. The ERM Program is designed to enable the Company to appropriately identify, monitor, manage, prioritize and mitigate these risks, and foster a cultural of integrity, risk awareness and compliance within the Company. The Board has also tasked the committees as designated below with certain risk management categories, and these committees regularly report to the Board:

Board/Committee	Primary Areas of Risk Oversight
The Board	• Oversight of the implementation of appropriate systems to manage the principle risks of the Company's business
• Oversight and monitoring of the Company's ERM Program (shared with the Audit Committee)
○ Annual review of the risk program
• Review reports on risk assessment from the Audit and Compensation Committees
○ Audit Committee reports are regularly sent to the Board
○ Compensation Committee reports are sent to the Board when appropriate
• Review regular Company management reports on the Company's most material risks and the degree of exposure to those risks
Audit Committee	• Oversight and monitoring of the Company's ERM Program is shared with the Board
○ Annual review of the risks, actions and progress
• Oversight of the management of the Company's major financial risks and its procedures for monitoring and controlling these risks
• Monitor and oversee the Company's internal controls and internal audit function
Compensation Committee	Oversight of the risks relating to our compensation policies and practices
Finance Committee	Oversight of the financial matters and the risks related to the Company's capital structure, pension plans, taxes, currency risk and hedging programs.
Management is charged with managing the business and the risks associated with the enterprise and regular reporting to the Board. Management is able to regulate risk through the ERM Program, robust internal processes and control environments, comprehensive internal and external audit processes, a strong ethics and compliance department and the Code of Business Conduct and other Company polices. Management communicates routinely with the Board, the committees and individual directors on the significant risks identified through the ERM Program.

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The Compensation Committee believes that the Company has no compensation policies or programs that give rise to risks reasonably likely to have a material adverse effect on the Company.
The Board believes its leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the non-management directors, including with respect to risk oversight.
To learn more about the risks facing the Company, you can review the risk factors included in Part I, "Item 1A. Risk Factors", starting on page 15 of the Annual Report.
Nomination of Directors
As a "controlled company" under the listing standards of the NYSE (NYSE Listing Standards), we are not required to have a nominating committee comprised solely of independent directors. Nominees for election to the Board will be selected by the Board, the Nominating Committee or a Nominating Subcommittee as follows:

Nominating Body	Director Nominees
Class A-C Nominating Subcommittee: Peter H. Coors Peter J. Coors	•	Five director nominees to be elected by holders of Class A common stock and Special Class A voting stock, voting together as a class (Coors Directors)
	•	A majority must be independent
Class A-M Nominating Subcommittee: Andrew T. Molson Geoffrey E. Molson	•	Five director nominees to be elected by holders of Class A common stock and Special Class A voting stock voting together as a class (Molson Directors)
	•	A majority must be independent
Nominating Committee: Peter H. Coors Peter J. Coors Andrew T. Molson Geoffrey E. Molson H. Sanford Riley	•	Two director nominees to be elected by holders of Class A common stock and Special Class A voting stock, voting together as a class
	•	Must include the CEO of the Company (currently Mark R. Hunter) and one member of management approved by at least two-thirds of authorized number of directors (currently vacant)
The Board:	•	Three director nominees to be elected by holders of Class B common stock and Special Class B voting stock, voting together as a class
	•	All nominees must be independent
	•	Nominations must be approved by at least two-thirds of the authorized number of directors (including vacancies)
Board Vacancies
Coors Directors and Molson Directors
The Class A-C Nominating Subcommittee fills vacancies caused by the removal, resignation, retirement or death of a Coors Director and fills newly created seats designated to be filled by Coors Directors.
The Class A-M Nominating Subcommittee fills vacancies caused by the removal, resignation, retirement or death of a Molson Director and fills newly created seats designated to be filled by Molson Directors.
The Class A-C Nominating Subcommittee and the Class A-M Nominating Subcommittee each cease to have the power to make nominations and fill vacancies if the Coors Trust and certain Coors family stockholders, in the case of the Class A-C Nominating Subcommittee, or Pentland and certain Molson family stockholders, in the case of the Class A-M Nominating Subcommittee, fall below certain ownership

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thresholds specified in the Company's Restated Certificate of Incorporation. The required thresholds are all currently satisfied.
Other Class A Directors
The Nominating Committee fills vacancies caused by the removal, resignation, retirement or death of a Class A director who is not a Coors Director or Molson Director. Any person elected by the Nominating Committee must meet the requirements outlined in the "Qualifications of Director Nominees" section below.
Class B Directors
The Board fills vacancies caused by the removal, resignation, retirement or death of any of the Class B directors. Any person elected by the Board must meet the requirements outlined in the "Qualifications of Director Nominees" section below.
Qualifications of Director Nominees
The Board, the Nominating Committee or a Nominating Subcommittee, as applicable, assesses any director nominees by taking into account a variety of factors including, but not limited to, the individual's:

•	diversity of opinion, personal and professional background and experience;

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business;

•	ability and willingness to commit adequate time to the Board and committee matters;

•	skills, personality and their compatibility with other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	skills and experience that corresponds with the perceived needs of the Company, the Board and its respective committees at the time.
While the Company does not have a formal policy on diversity, the Board, the Nominating Committee and the Nominating Subcommittees regularly consider several diversity factors, which include race, gender, ethnicity, culture, nationality and geography, as part of any review or selection of individuals to fill vacancies or to serve on the Board.
Under the terms of the Company's Corporate Governance Guidelines, no person is eligible for nomination or election to the Board if such person has reached the age of 70 by the calendar year-end immediately preceding the Company’s next annual meeting, unless the Board approves an exception to this guideline on a case-by-case basis. These restrictions do not apply to any non-independent Class A director.
The Nominating Committee or a Nominating Subcommittee, as applicable, ultimately recommends nominees that it believes will enhance the Board's ability to effectively manage and direct the affairs and business of the Company. Potential director nominees may come to the attention of the Company through management, current members of the Board or stockholders. From time to time, the Board uses third party search firms to identify and/or evaluate potential nominees. Ms. DeVita and Ms. Ferguson-McHugh were identified by a third party search firm.
Candidates Recommended by Stockholders
We will consider and evaluate a director candidate recommended by a stockholder in the same manner as candidates from other sources. Stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company following the procedures set forth under "How do I submit a proposal for action at the 2017 Annual Meeting of Stockholders?" in the "Questions and Answers" section of this Proxy Statement. Any such recommendation must be accompanied by the information specified in Section 1.9.2 of our Bylaws.

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Director Independence
Although as a "controlled company," we are not required to have a majority of independent directors under the NYSE Listing Standards, our Restated Certificate of Incorporation contains provisions intended to ensure that at all times a majority of the directors will be independent.
Our Restated Certificate of Incorporation defines an independent director as any director who is independent of management and is free from any interest and any business or other relationship (other than interests or relationships arising from ownership of shares of Molson Coors stock) which could, or could reasonably be perceived to, materially interfere with the director's ability to act in the best interests of the Company. Additionally, the Company has adopted director independence standards which are set forth in the "Director Independence Standards" section below.
The following directors and director nominee are independent under the NYSE Listing Standards, our Restated Certificate of Incorporation and the Company's Director Independence Standards:

Independent Directors
Betty K. DeVita	Franklin W. Hobbs
Roger G. Eaton	Iain J.G. Napier
Mary Lynn Ferguson-McHugh	H. Sanford Riley
Brian D. Goldner[1]	Douglas D. Tough
Charles M. Herington	Louis Vachon
1    Mr. Goldner has decided not to stand for re-election to the Board.
The independence determination for the above directors, other than Ms. DeVita, was made by the Board at its meeting held on February 25, 2016. The Nominating Committee determined that Ms. DeVita was independent at a special meeting held on April 5, 2016. None of the directors who were determined to be independent had any relationships that were outside the categorical guidelines listed in the Director Independence Standards.
Director Independence Standards
A director is independent if the Board has made an affirmative determination that such director has no material relationship with the Company that would impair his or her independent judgment (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In the process of making such determinations, the Board will consider the nature, extent and materiality of the director's relationships with the Company and the Board will apply the following guidelines that are consistent with the independent requirements as defined under the NYSE Listing Standards. A director will be deemed not to be independent by the Board, if the Board finds that:
a.        a director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
b.        a director has received or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director fees, a pension or other forms of deferred compensation for prior service;
c.        a director (i) is or has an immediate family member who is a current partner of a firm that is the Company's internal or external auditor; (ii) is a current employee of such a firm; (iii) has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance practice (but not tax planning); or (iv) was or has an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

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d.        a director is or has an immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee;
e.        a director is currently employed, or a director's immediate family member is currently employed as an executive officer, by an entity (including a tax-exempt entity) that makes payments to, or receives payments from, the Company for goods or services (other than charitable contributions) in an amount that exceeds, in a single fiscal year, the greater of $1 million or 2% of that entity's consolidated gross revenues; or
f.        a director, or a director's immediate family serves as an officer, director or trustee of a charitable organization, where the Company's discretionary contributions are in an amount that exceeds the greater of $1 million or 2% of the charitable organization's consolidated gross revenues.
For purposes of these standards, "immediate family member" includes a director's spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director's home; and "company" includes any subsidiary in the consolidated group of the Company.
Board Committees
The Board currently has four separately-designated standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee (collectively, the Board Committees). In addition to the four standing Board Committees, the Board may from time to time establish additional committees. Each committee has a written charter that is available on the Company's Website.
The following table identifies the current members of each of our Board Committees. Other than the Nominating Committee, each member is considered an independent director under the NYSE Listing Standards, to the Company's Director Independence Standards and the Company's Restated Certificate of Incorporation.

Director Name	Audit	Compensation	Finance	Nominating
Peter H. Coors				A-C (Chairman)
Peter J. Coors				A-C
Mary Lynn Ferguson-McHugh		Member
Roger G. Eaton	Chairman
Brian D. Goldner[1]		Chairman
Charles M. Herington	Member
Franklin W. Hobbs	Member		Member
Andrew T. Molson				A-M
Geoffrey E. Molson				A-M
Iain J.G. Napier	Member		Member
H. Sanford Riley		Member		Member
Douglas D. Tough		Member
Louis Vachon			Chairman

1	Mr. Goldner has decided not to stand for re-election to the Board, but will remain Chairman of the Compensation Committee through the Annual Meeting.

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Board of Directors and Corporate Governance

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Audit Committee
Primary Responsibility.  Under the terms of its charter, the Audit Committee represents and assists the Board in overseeing:

•	the integrity of the Company's financial reporting process and the Company's financial statements;

•	the Company's compliance with legal and regulatory requirements, and its ethics and compliance program, including the Code of Business Conduct;

•	the Company's systems of internal control over financial reporting and disclosure controls and procedures;

•	the Company's internal audit function;

•
the qualifications, engagement, compensation, independence and performance of the Company's independent registered public accounting firm, its conduct of the annual audit and its engagement for any lawful purposes;

•	the Company's corporate responsibility efforts;

•	the Company's risk management efforts including oversight of the Company's ERM Program;

•	the preparation of the report that is required by the SEC to be included in this Proxy Statement; and

•
review and discuss with the independent auditors, financial and senior management, the internal auditors, the ethics and compliance managers and the Board, the Company's policies and procedures with respect to risk assessment and risk management.

The Audit Committee also reviews and discusses the Company's major financial risk exposures, the ERM Program and the steps management has taken to monitor and control such exposures.
For more information on the Audit Committee's role in risk oversight see the discussion under "Board's Role in Risk Oversight" section beginning on page 28.
The Audit Committee Report is included on page 92.
Meetings Held in 2015:  8
Independence.  Each member meets the independence requirements of the NYSE Listing Standards, the Company's Restated Certificate of Incorporation, the Company's Director Independence Standards and Rule 10A-3 under the Exchange Act. The Board has determined that all the members of the Audit Committee are financially literate pursuant to the NYSE Listing Standards. The Board determined that Franklin W. Hobbs is an "audit committee financial expert," as defined under SEC regulations.
Compensation Committee
Primary Responsibility. Under the terms of its charter, the Compensation Committee has the overall responsibility for evaluating and approving compensation plans, policies and programs of the Company primarily applicable to executive officers of the Company. The Board approves the CEO and Mr. Peter H. Coors' compensation. The Compensation Committee also makes all decisions regarding the implementation and administration of the Company's incentive compensation, equity compensation and other benefit plans and programs, including certain aspects of the Company's retirement plans. The Committee also oversees:

•	the Company's talent retention and development, including leadership development;

•	its talent pipeline and succession planning, including for the CEO, executive officers and other senior management;

•	its programs and systems for performance management; and

•	its commitment to diversity.

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Board of Directors and Corporate Governance

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The Compensation Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Compensation Committee. The Compensation Committee may delegate its authority, except to the extent prohibited or restricted by applicable law or regulation or by our Restated Certificate of Incorporation or Bylaws.
The details of the processes and procedures used for determining compensation of the Company's executive officers are set forth in the CD&A section beginning on page 48.
The Compensation Committee Report is included on page 70.
Third Party Resources: Under the terms of its charter and consistent with applicable law and the rules of the NYSE, the Compensation Committee has the sole authority to:

•
select, retain, compensate, direct, oversee and terminate compensation consultants, outside counsel and other advisors necessary and appropriate to assist or advise it in carrying out its duties and obligations; and

•	fund, as determined by the Compensation Committee, expenses of the Compensation Committee and its advisors that are necessary or appropriate in carrying out its duties and obligations.
Under the terms of its charter and consistent with applicable law and the NYSE Listing Standards, the Compensation Committee may select an advisor only after taking into consideration all factors relevant to that person's independence from management, including the following:

•	the provision of other services to the Company by the person that employs the advisor;

•	the amount of fees received from the Company by the person that employs the advisor, as a percentage of the total revenue of the person that employs the advisor;

•	the policies and procedures of the person that employs the advisor that are designed to prevent conflicts of interest;

•	any business or personal relationship of the advisor with a member of the Compensation Committee;

•	any stock of the Company owned by the advisor; and

•	any business or personal relationship of the advisor or the person employing the advisor with any executive officer.
After considering the above independence factors, the Compensation Committee retained as its compensation consultant, Pay Governance to provide independent advice and assist in the development and evaluation of the Company's executive and director compensation policies. The Compensation Committee does not believe that there are any conflicts of interest with Pay Governance.
Meetings Held in 2015:  7
Independence. Each member meets the independence requirements of the NYSE Listing Standards, the Company's Restated Certificate of Incorporation, the Company's Director Independence Standards and applicable federal laws and regulations. Each member also qualifies as a "Non-Employee Director" for purposes of Rule 16b-3 under the Exchange Act and as an "Outside Director" for purposes of Section 162(m) of the Code.
Finance Committee
Primary Responsibility.  Under the terms of its charter, the Finance Committee assists the Board in fulfilling its responsibilities relating to the oversight of the Company's financial affairs, including overseeing and reviewing the Company's financial position and policies, and approval of the Company's financing activities. The Finance Committee's responsibilities and duties include:

•	monitoring the Company's financial, hedging and investment policies and strategies, as well as the Company's tax strategies and legal equity structure;

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Board of Directors and Corporate Governance

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•	monitoring the Company's financial condition and its requirements for funds, including, with respect to acquisitions and divestitures;

•	monitoring investment performance and funding of the Company's pension funds;

•	monitoring the Company's debt portfolio, interest rate risk and expense management, credit facilities and liquidity;

•
subject to certain issuances requiring Board approval or delegated to the CEO and CFO, reviewing and approving the amounts, timing, types, issuances, incurrence and terms of: (i) debt facilities, indentures or other arrangements for indebtedness of the Company; and (ii) liability management transactions including amendments, purchases and repayments prior to maturity related to the Company's outstanding debt securities;

•	monitoring relationships with credit rating agencies and the ratings given to the Company;

•	periodically reviewing the results of the Company's investment and hedging activities; and

•
monitoring and approving the Company's dividend and share repurchase policies and programs provided that: (i) any proposed dividends, where the amount of the dividend differs from the amount of a dividend approved by the Board for the preceding quarter; and (ii) any share repurchase programs which shall require recommendation by the Finance Committee to the Board and final approval by the Board.

Meetings Held in 2015:  8
Independence.  Each member meets the independence requirements of the NYSE Listing Standards, the Company's Restated Certificate of Incorporation, the Director Independence Standards and applicable federal laws and regulations.
Nominating Committee
Primary Responsibility.  Under the terms of its charter, the Company's Restated Certificate of Incorporation and the delegation by the Board, the responsibilities and duties of the Nominating Committee and its Nominating Subcommittees include, among other things:

•
nominating 12 candidates to stand for election by the holders of Class A common stock and Special Class A voting stock as further described in the "Nomination of Directors" section starting on page 29;

•	recommending to the Board three candidates for election by the holders of the Class B common stock and Special Class B voting stock;

•	assisting the Board in evaluating candidates for nomination recommended by the stockholders;

•	monitoring and overseeing the annual evaluation of the Board and the Board Committees;

•	reviewing and preparing for approval by the Board, the Company's annual operating plan and the annual budget for the activities and operations of the Board;

•	periodically evaluates and recommends to the Board policies for retirement, resignation and retention of the directors;

•	recommending for approval by the Board, memberships and chairmanships of Board Committees (other than the Nominating Committee);

•	identifying and recommending for approval by the Board, candidates for CEO of the Company and oversee succession planning for the CEO; and

•	taking up other business properly presented to it.
In addition, the Nominating Committee periodically evaluates and recommends criteria for Board members to be adopted by the Nominating Committee and the Board.
Meetings Held in 2015:  4
Independence. As a "controlled company," we are not required under applicable NYSE Listing Standards to have a nominating committee consisting entirely of directors who meet the independence requirements of the NYSE Listing Standards.

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Board of Directors and Corporate Governance

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Directors' Attendance
The Board held nine meetings during 2015. All incumbent directors attended 75% or more of the aggregate meetings of the Board and the Board Committees on which they served during 2015. The directors are encouraged to attend the Annual Meeting. Ten of the 12 incumbent directors standing for election at the 2015 Annual Meeting of Stockholders attended such annual meeting.
Board and Committee Self-Assessments
The Board and the Board Committees conduct annual self-assessments to evaluate the qualifications, experience, skills and balance of the Board and each Board Committee and to ensure that the Board and each Board Committee is working effectively. In addition, management, through the CEO, provides feedback to the Board on how the Board operates and suggested areas of improvement. These self-assessments are used by the Nominating Committee in evaluating the Board and the Board Committees' composition and in filling any director vacancies.
Executive Sessions of Non-Employee and Independent Directors
The Board and each of the Board Committees generally hold executive sessions of its non-employee directors at each regularly scheduled meeting. In addition, the independent directors meet in executive sessions at each regularly scheduled Board meeting.

Certain Governance Policies
Hedging, Pledging and Short Sale Policies
Under our insider trading policy (Insider Trading Policy), directors, executive officers, including our NEOs and other employees, are prohibited from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the individual's securities holdings in the Company.
In addition, our Insider Trading Policy provides that directors, executive officers, including our NEOs, and other employees are prohibited from purchasing securities on margin, borrowing against any account in which securities of the Company are held or pledging securities as collateral for a loan, except they may pledge Company securities as collateral for a loan (not including margin debt) with the prior approval of the Chief People and Legal Officer or Deputy General Counsel and the CFO.
Our directors, executives and employees are also prohibited from engaging in short sales related to the Company's common stock.
Clawback Policy
The Company adopted an enhanced clawback policy that applies to compensation paid in and after fiscal year 2015. Under the policy, the Company will use reasonable efforts to recoup from its current and former executive officers and other employees designated by the Compensation Committee any excess incentive based compensation awarded as a result of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws regardless of whether such officers were at fault in the circumstances leading to the restatement.
The Compensation Committee will also modify this recovery policy based on the requirements to be issued by the NYSE pursuant to the mandate of Dodd-Frank once the NYSE rules are finalized.

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Stockholder Engagement
As the Board is elected by the stockholders to oversee their interests in the long-term success of the Company, we believe that it is essential to actively engage with our stockholders. The Company regularly engages with our stockholders during the year to get their feedback about our governance policies, compensation practices and other matters of importance.
In addition, we have provided several avenues that allow for stockholders to engage with the Board including: the annual election of directors, the ability to attend the Annual Meeting, the annual advisory vote to approve executive compensation, known as say-on-pay, the ability to submit stockholder proposals and the ability to directly communicate with the Board.
Stockholders and other interested parties may communicate directly with the Chairman of the Board, Chairman of the Audit Committee, any individual director or the non-employee directors as a group by writing to those individuals or the group at the following address: Molson Coors Brewing Company, c/o Secretary, 1801 California Street, Suite 4600, Denver, Colorado 80202.

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Director Compensation

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DIRECTOR COMPENSATION

General

We use a combination of cash and stock-based incentive compensation to ensure desired stability of the Board and to secure the Company's ongoing ability to attract high caliber individuals to serve on the Board. The Compensation Committee, with assistance from the independent Compensation Consultant, reviews and makes recommendations to the Board annually with respect to the form and amount of director compensation. In setting director compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company, the skill level required of its Board members, as well as the compensation of directors at our peer companies.

2015 Compensation
For 2015, directors received an annual cash retainer and an annual equity grant in the form of RSUs. All directors are reimbursed for any expenses incurred while attending the Board or any Committee meetings and in connection with any other Company business. Board members also receive tax reporting and filing assistance given the complexities created by having Board meetings across multiple countries and tax jurisdictions. Below is an annual schedule of fees for 2015. Fees are prorated according to dates of service.

Compensation Element	Base Retainer	Chairman & Vice Chairman of the Board	Chairman of the Audit Committee	Chairman of the Compensation Committee	Chairman of the Finance Committee
Cash	$100,000	$175,000	$115,000	$115,000	$110,000
RSUs	$125,000	$125,000	$125,000	$125,000	$125,000
Total	$225,000	$300,000	$240,000	$240,000	$235,000
Under the Company's Directors' Stock Plan, directors may elect to receive 0%, 50% or 100% of their annual cash retainer in the form of either: (i) shares of Class B common stock; or (ii) DSUs, with the balance, in each case, being paid in cash. DSUs represent the right to receive shares of the Class B common stock when the director's service on the Board terminates. Directors receive dividend equivalents on their DSUs.

Director Stockholding Requirements
In order to further align the interests of directors with the long-term interests of our stockholders, the Board has determined that, by the end of his or her fifth year as a director, each director should own stock or stock equivalents with a value equal to five times his or her annual retainer. All of our incumbent directors currently meet or are on track to meet this requirement. Shares owned directly by the director as well as the value of DSUs and the projected after-tax value of RSUs are included in calculating ownership levels. Shares underlying stock options do not count toward the ownership guidelines (currently no non-employee board members have outstanding stock options).

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Director Compensation

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Director Compensation Table
The table below summarizes the compensation by the Company to directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation[4] ($)	Total ($)
Peter H. Coors[1]	175,000	125,016	15,286	315,302
Peter J. Coors[2]	57,418	125,016	2,054	184,488
Christien Coors Ficeli[2]	42,582	—	—	42,582
Roger G. Eaton	107,500	125,016	34,874	267,390
Mary Lynn Ferguson-McHugh[3]	57,418	125,016	2,054	184,488
Brian D. Goldner	115,000	125,016	21,093	261,109
Charles M. Herington	100,000	125,016	88,008	313,024
Franklin W. Hobbs	100,000	125,016	97,035	322,051
Andrew T. Molson[1]	131,937	125,016	15,286	272,239
Geoffrey E. Molson[1]	143,063	125,016	15,286	283,365
Iain J.G. Napier	107,500	125,016	27,146	259,662
H. Sanford Riley	100,000	125,016	95,728	320,744
Douglas D. Tough	100,000	125,016	15,286	240,302
Louis Vachon	110,000	125,016	35,669	270,685

1
Effective June 3, 2015, Mr. Peter H. Coors was the Vice Chairman and Mr. Geoffrey E. Molson was the Chairman. Prior to June 3, 2015, Mr. Peter H. Coors was the Chairman and Mr. Andrew E. Molson was the Vice Chairman. Mr. Peter H. Coors' employee compensation received during 2015 for his services as the Chairman of the Board of the MillerCoors joint venture is described in the "Summary Compensation Table" on page 71.

2	Ms. Coors Ficeli ceased to serve on the Board effective June 3, 2015. Peter J. Coors was appointed as a director on June 3, 2015.

3	Ms. Mary Lynn Ferguson-McHugh was appointed as a director on June 4, 2015.
4 Represents dividends accrued on unvested RSUs and DSUs.
Fees Earned or Paid in Cash
For 2015, the directors made the following elections under the Directors' Stock Plan:

•	Retainer paid in 100% cash: Peter H. Coors, Peter J. Coors, Christien Coors Ficeli, Mary Lynn Ferguson-McHugh, Andrew T. Molson, Geoffrey E. Molson, H. Sanford Riley and Douglas D. Tough
•	Retainer paid in 50% DSUs and 50% cash: Iain J.G. Napier
•	Retainer paid in 100% DSUs: Roger G. Eaton, Brian D. Goldner, Charles M. Herington, Franklin W. Hobbs and Louis Vachon
Stock Awards
On June 4, 2015, each director received an annual equity grant of 1,670 RSUs with a grant date fair value of $74.86 per share of Class B common stock and an aggregate grant value of $125,016. The grant date fair value is calculated in accordance with FASB Topic 718. The assumptions used to calculate these amounts are incorporated by reference to Note 13 "Share-Based Payments" to the Company's

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Director Compensation

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consolidated financial statements in the Annual Report. The RSUs cliff vest on June 4, 2018, or upon retirement of the director from the Board, whichever comes first. Upon vesting of RSUs, the director is paid a cash amount equal to the dividends that would have been paid during the vesting period had each RSU been an actual share of the Class B common stock.
Outstanding Equity Awards
The table below summarizes each director's outstanding RSUs, DSUs and stock option awards as of December 31, 2015.

Name	RSUs[1]	DSUs[1]	Stock Options Outstanding[2]
Peter H. Coors	5,534	—	150,915
Peter J. Coors	1,670	—	—
Christien Coors Ficeli	—	—	—
Roger G. Eaton	5,534	6,109	—
Mary Lynn Ferguson-McHugh	1,670	—	—
Brian D. Goldner	5,534	3,092	—
Charles M. Herington	5,534	15,947	—
Franklin W. Hobbs	5,534	17,663	—
Andrew T. Molson	5,534	—	—
Geoffrey E. Molson	5,534	—	—
Iain J.G. Napier	5,534	3,787	—
H. Sanford Riley	5,534	15,668	—
Douglas D. Tough	5,534	—	—
Louis Vachon	5,534	6,387	—

1	Represents the underlying shares of Class B common stock or shares exchangeable for Class B common stock issuable upon vesting and settlement of the RSUs and DSUs.

2	Stock options have not been granted to members of the Board since 2008.

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Related Party Transactions

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RELATED PERSON TRANSACTIONS

Approval of Related Person Transactions
The Board has adopted a formal written policy for the review, approval and ratification of "related person" transactions. Under the policy, the Chairman of the Audit Committee (the Audit Chairman) or the Audit Committee is required to approve all related person transactions, unless the transaction requires Board approval under the Company's Bylaws because it involves transactions between the Company and affiliates or members of the Molson or Coors families.
Under the policy, the Company's directors, executive officers and beneficial owners of more than 5% of the Company's Class A common stock, Class B common stock, Class A exchangeable shares, Class B exchangeable shares or other voting securities (collectively, 5% beneficial owners) are expected to disclose the material facts of any transaction that could be potentially considered a "related person" transaction to the Company.
The Audit Chairman is authorized to approve or ratify: (a) any related person transaction that involves an aggregate amount of less than $1 million and does not involve any members of the Molson or Coors families; and (b) any related person transaction not subject to Item (a) only when, in the judgment of both the Audit Chairman and the Chief Legal Officer, it would not be practicable to wait for the next Audit Committee meeting to approve or ratify the transaction. The Audit Committee will review and determine whether to approve or ratify any related person transaction submitted by the Chief Legal Officer and the Audit Chairman.
In determining whether to approve or ratify a transaction subject to the policy, the Audit Chairman or the Audit Committee, as the case may be, will review the relevant facts regarding the transaction including: (a) the extent of the related person’s interest in the transaction; (b) whether the transaction is on terms no less favorable than terms generally available to or from an unaffiliated third-party under the same or similar circumstances; and (c) whether the related person transaction is consistent with the best interests of the Company and its stockholders.
Each of the transactions and relationships set forth below were ratified and approved in the manner and to the extent required by the Company's related party transaction approval requirements described above.

Certain Related Person Transactions
Eric H. Molson, the father of Andrew T. Molson and Geoffrey E. Molson, serves as a Director Emeritus. In connection with his role, he has the ability to recommend up to $325,000 per year in charitable contributions.
The Company has contractual relationships with the Montreal Canadiens. Geoffrey E. Molson, the Chairman and Andrew T. Molson, a member of the Board, are affiliated with the general partner and one of the limited partners of CH Group Limited Partnership, the owner of the Montreal Canadiens, the Bell Centre, Spectra, Equipe and evenko. Geoffrey E. Molson is also the President and Chief Executive Officer of CH Group Limited Partnership. In 2015, the Company made payments totaling approximately CAD $5.1 million to the Montreal Canadiens in marketing, advertising, promotional endeavors and sponsorship rights in the ordinary course of business and the Montreal Canadiens made payments totaling approximately CAD $3.3 million to the Company according to the terms of our agreements and purchased our products in the ordinary course of business. The business relationship has been in place for many years, it is fair and reasonable, and it is comparable to market conditions for similar business relationships.

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In addition, when a predecessor entity to the Company divested its ownership interest in the Montréal Canadiens, it agreed to assume the liability associated with the Montreal Canadiens Deferred Compensation Plan for the benefit of the Montreal Canadiens' players and coaches. In 2015, the Company made annual pension payments of less than $200,000 under such plan.
From time to time, we employ members of the Coors and Molson families, which together own a controlling interest in the Class A shares of the Company. Hiring and placement decisions are made based upon merit and compensation packages that are offered commensurate with policies in place for all employees of Molson Coors. David S. Coors (son of Peter H. Coors and brother of Peter J. Coors) is employed by the Company and Peter J. Coors is employed by MillerCoors, each in non-executive positions. In 2015, David S. Coors and Peter J. Coors each received compensation less than $200,000, which included salary, bonus and/or equity awards. In addition, Peter J. Coors received compensation for his role as a director of the Company as further described in the "Director Compensation" section beginning on page 38.
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Management

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MANAGEMENT

Executive Officers
The following persons hold the executive officer positions at Molson Coors as further described below as of the Record Date. Effective as of May 2, 2016, the Board named Mr. Mauricio Restrepo as the Company's CFO at which time Mr. David Heede will return to his position as Chief Financial Officer of Molson Coors Europe.

Peter H. Coors
Vice Chairman of Molson Coors since May 2015. Age: 69 Business Experience: See Proposal No. 1 - Election of Directors starting on page 16.

Mark R. Hunter
President and CEO of Molson Coors since January 2015. Age: 53 Business Experience: See Proposal No. 1 - Election of Directors starting on page 16.

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Management

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David A. Heede

Interim CFO of Molson Coors since November 2015.
Age: 54
Business Experience:  Prior to his current role, Mr. Heede served as the Chief Financial Officer of Molson Coors Europe since 2013. From 2008 to 2012, he served as the Company's UK Finance Director of the Finance and IT portfolios. Prior to that he served in various financial, sales and procurement roles with the Company. Mr. Heede earned an MBA and a post graduate diploma in Management Studies from Nottingham University. He was admitted as a Fellow of the Chartered Association of Certified Accountants in 1991.  Mr. Heede also serves on the Board of Directors of MillerCoors since November 2015.

Krishnan Anand

President and Chief Executive Officer of MCI since December 2009.
Age: 58
Business Experience: Before joining Molson Coors, Mr. Anand held a variety of positions at The Coca Cola Company, most recently as President of Coca Cola's Philippine business from 2007 to 2009. He also served as Vice President of Coca Cola's Global Commercial Leadership from 2004 to 2007 and prior to that as Vice President of Global Brands Strategy. He also served in various senior marketing strategy roles with Unilever in India from 1980 to 1996. Mr. Anand received his M.B.A. degree from the Indian Institute of Management. Mr. Anand has served as a director of Popeyes Louisiana Kitchen Inc. (NASDAQ: PLKI) since November 2010.

Simon Cox

President and Chief Executive Officer of Molson Coors Europe since January 2015.
Age: 48
Business Experience: Prior to his current role, Mr. Cox served as Managing Director for Molson Coors UK from September 2012 until December 2014. He joined Molson Coors in 2005 as Director of Supply Chain Strategy based in U.K. and developed increasing responsibility through senior positions as Strategy Director and Managing Director-Independent On-Premise. Before joining Molson Coors, Mr. Cox held a number of senior leadership positions within Carlsberg, a global brewer. Mr. Cox holds a degree in Biochemistry from Manchester University.

Stewart F. Glendinning

President and Chief Executive Officer of Molson Coors Canada since January 2013.
Age: 50
Business Experience: Prior to his current role, Mr. Glendinning served as the President and Chief Executive Officer of Molson Coors UK from June 2012 to January 2013. Prior to this, he served as Chief Financial Officer for the Company from July 2008 to June 2012. He previously served as Chief Financial Officer from 2005 to July 2008 of Coors Brewers Limited (now known as Molson Coors UK). Mr. Glendinning also served with various organizations within the U.S. Naval Reserve. He earned his Juris Doctorate from the University of Miami and a Bachelor's degree in Accounting from the College of William and Mary. Mr. Glendinning has served as a director of The North West Company Inc. (TSX: NWC) since November 2014.

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Management

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Samuel D. Walker

Chief People and Legal Officer since March 2012.
Age: 57
Business Experience: Mr. Walker served as the Secretary of the Company from February 2005 to February 2016. He also served as the Chief Legal Officer of the Company from 2005 to March 2012 and, before that, U.S. & Worldwide and Group Vice President at Coors Brewing Company. He earned his J.D. from Harvard Law School and a Bachelor's degree from Duke University. Mr. Walker also serves on the Board of Directors of MillerCoors.

Celso L. White

Chief Supply Chain Officer of Molson Coors since January 2013.
Age: 54
Business Experience: Prior to his current role, Mr. White served as Chief Supply Chain Officer of MCI from September 2010 to January 2013. Prior to joining Molson Coors, he was Pepsi Cola's Vice President and General Manager of Concentrate Operations responsible for the Americas and parts of Asia from 2004 to 2010. Mr. White received an M.B.A. with concentration in Operations Management from DePaul University and a Bachelor's of Science degree in electrical engineering from Bradley University. Mr. White was elected to the Board of Directors of the Denver Metro Chamber Leadership Foundation in September 2014. He also serves on the Board of Directors of MillerCoors.

Brenda Davis

Chief Integration Officer of Molson Coors since December 2015.
Age: 56
Business Experience: Prior to her current role, Ms. Davis served as the Global Chief Information Officer of the Company from 2005 to 2015. She has also served in various leadership roles with the Company from 1991 to 2005.  Ms. Davis received her Bachelor’s degree in Business Administration with an Information Systems emphasis and a minor in Finance from Colorado State University.

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Management

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Proposal No. 2 - Compensation Discussion and Analysis

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PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (THE ADVISORY SAY-ON-PAY VOTE)

Proposal Snapshot
What am I voting on?
Stockholders are being asked to approve, on an advisory basis, the compensation of the Company's NEOs.
Voting Recommendation:
The Board recommends a vote FOR the advisory vote to approve the compensation of the Company's NEOs.
In accordance with Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from the Class A Holders and the Class B Holders, voting together as a single class, to approve the compensation of its NEOs as described in the "Compensation Discussion and Analysis" section beginning on page 48 and the "Executive Compensation" section beginning on page 71. This proposal is also referred to as the say-on-pay vote. We have committed to holding a say-on-pay vote at each year's annual meeting, until at least the 2017 Annual Meeting of Stockholders.
In deciding how to vote on this proposal, we encourage you to read the "CD&A" and "Executive Compensation" sections of this Proxy Statement. As described in more detail in those sections, the Company believes its compensation programs emphasize performance and accountability while maintaining alignment with stockholder interests.

The Board recommends that the stockholders vote FOR the following resolution:
"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion."
Because your vote is advisory, it will not be binding upon the Board. However, the Board values our stockholders' opinion and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote FOR the advisory vote to approve the compensation of the Company's named executive officers, and executed proxies that are returned will be so voted unless otherwise instructed.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction
Our CD&A describes our executive compensation program in the context of how our Company has performed and how the Compensation Committee considers that performance in governing the Company's pay practices. This discussion focuses on the compensation programs provided to our NEOs, who for 2015, were:

Name	Title
Mark R. Hunter	President and CEO of the Company; Director, MillerCoors
David A. Heede	Interim CFO of the Company; Director, MillerCoors
Gavin D. Hattersley	Chief Executive Officer of MillerCoors; former CFO of the Company
Peter H. Coors	Vice Chairman of the Board of the Company; Chairman of Coors Brewing Company; Chairman of the Board of MillerCoors
Samuel D. Walker	Chief People and Legal Officer of the Company; Director, MillerCoors
Stewart F. Glendinning	President and Chief Executive Officer, Molson Coors Canada
Mr. Hattersley was named Interim Chief Executive Officer of MillerCoors, our joint venture with SABMiller, effective July 1, 2015, while continuing his CFO responsibilities with Molson Coors. Effective September 8, 2015, Mr. Hattersley became Chief Executive Officer of MillerCoors, ending his employment with the Company. However, Mr. Hattersley continued to consult with the Company in the CFO capacity until November 16, 2015, when Mr. Heede became Interim CFO of the Company. Mr. Heede previously served as Chief Financial Officer of Molson Coors Europe.

Executive Summary
Connecting Compensation to Strategy
Our business strategy drives our compensation philosophy and the choices we make as a business. Our purpose is to delight the world's beer drinkers and our ambition is to be first choice for consumers and customers in the geographies and segments in which we operate. Our majority-independent Board and entirely independent Compensation Committee are working harmoniously to advance this strategy. From a compensation vantage, this means designing programs that motivate the Company's management team to deliver significant TSR and implement our strategy in both the short and long term.
Connecting Compensation to Performance
The beer industry is facing significant challenges. The economy has been weak in key markets, consumers are shifting away from beer to the wine and spirits sector and those that are choosing to drink beer are continuously looking to vary their choices. This makes it difficult to maintain top-line growth momentum. However, despite these continuing top-line challenges, as well as foreign currency headwinds and the termination of major business contracts, we exceeded our targets for cash generation and cost savings and expanded underlying gross and pretax margins globally in 2015. We also maintained sharp focus on the use of our PACC model, increasingly using this model as a lens through which management weighs and ultimately makes decisions to build value throughout the business, as well as invest in business acquisitions. In this way we continued to position ourselves for ongoing earnings growth while delivering significant stockholder return.

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In addition, on November 11, 2015, we entered into a purchase agreement with Anheuser-Busch InBev SA/NV to acquire, contingent upon the closing of its acquisition of SABMiller as part of a previously announced definitive agreement with SABMiller, all of SABMiller’s 58% economic interest and 50% voting interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico. Following the closing of the pending acquisition, which is expected to close in the second half of 2016, the Company will own 100% of the outstanding equity and voting interests of MillerCoors. We believe this is a game-changing transaction for our Company that is compelling both financially and strategically, and will position our business for future success.
Here are some 2015 results:

Focused on higher return on our invested capital, managed our working capital and a greater stockholder return
•	Achieved 2015 TSR of 28.7%, which was the second highest TSR of all major beer industry competitors;
•	Announced a definite agreement to purchase the 58% of MillerCoors that we currently do not own, along with the international rights to the Miller brands;
•
Utilized PACC as a key driver for our cash and capital allocation strategy, which drove additional working capital improvements and informed our approach to MillerCoors and other acquisitions. The first potential payout under our PACC metric will occur in 2016. PACC and its inclusion in long-term incentive metrics infuse additional discipline and resource management into our key decisions;

•
Delivered approximately $705 million of underlying free cash flow, which exceeded our original goal by more than $150 million or 30% (and used underlying free cash flow as a short-term incentive metric for the second year in a row);

•	Delivered almost $65 million of in-year cost savings excluding MillerCoors; $102 million including our share of MillerCoors; and
•
Continued to transform and strengthen our business through improvements in our sales execution and revenue management capabilities, increased efficiency of our operations and implemented common systems.

Continued to focus on building a stronger brand portfolio
•	Grew pricing and mix globally, along with underlying gross and pretax margins in a continued difficult economy;
•
Added to our brand portfolio by completing the acquisition of the Saint Archer Brewing Company in the U.S. by MillerCoors, the Rekorderlig cider brand distribution rights in the U.K. and Ireland and repatriated the rights to Staropramen in the U.K.; and

•	Expanded our global footprint and accelerated the growth of our International business through the acquisition of Mount Shivalik Breweries in India and our recent entrance into the Colombian market.
Delivering value-added innovation
•	In Canada, Coors Banquet delivered strong volume and share growth as the number-one new brand introduction in Canada in the past five years;
•
Continued the momentum with the Redd's franchise in the U.S., which has grown every quarter since inception, by introducing Redd's Wicked, which sources the majority of its volume from the wine and spirits categories;

•
In the U.S., Tenth and Blake Beer Company had two of the top three craft introductions in 2015 according to Nielson, with Leinekugel's Grapefruit Shandy at number one and Blue Moon White IPA at number three; and

•	Improved Miller Lite trends in the U.S. with the limited-edition Steinie bottle.

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Strengthening our core brand positions
•	Carling, the number one beer brand in the U.K., declined 3.6% in a soft market, however, gained share within its segment;
•
Coors Light global volume increased 0.3% in 2015, driven by strong performance in Europe and MCI, partially offset by declines in Canada and the U.S. In the U.S., Coors Light increased its share of the premium light segment despite the volume loss;

•	Molson Canadian in Canada decreased in terms of volume and market share in 2015 due to continued competitive pressures in the segment; and
•
Staropramen volume increased overall in 2015 vs. 2014, mainly driven by strong growth in almost all countries outside of Czech Republic, Staropramen's primary market, and in Ukraine and Russia due to industry declines.

Growing above-premium brands
•	Our craft portfolio delivered growth from Doom Bar in the U.K.; Granville Island in Canada, and Blue Moon in the U.S. and U.K.; and
•	Our emerging cider portfolio delivered strong growth, led by Carling British Cider in Europe, Molson Canadian Cider and Strongbow in Canada, and Smith and Forge Hard Cider in the U.S.
Overall, we were pleased with the progress that our Company made in 2015. Our achievements, however, took place against a backdrop of a continued difficult economy and competitive pressures, along with significant unfavorable foreign currency and the termination of major business contracts. Specifically, our non-GAAP underlying results were down versus the prior year primarily due to the negative impact of foreign currency rates and the planned-for loss of major business contracts (Miller brands in Canada and Modelo brands and Heineken brewing contracts in the U.K.). The negative impact of these two factors alone was approximately $104 million. In addition, our GAAP results reflect several incremental special charges related to initiatives focused on improving our supply chain network and building efficiencies across the business. Despite this difficult environment, we exceeded our targets for cash generation and cost savings, and expanded underlying gross and pretax margins globally which helped drive a 28.7% TSR in 2015.
2015 financial results:

Business Results	2015	2014	Change
	(In millions ($), except percentages, HLs and per share data)
Net sales revenue[2]	3,567.5	4,146.3	(14.0)%
Income from continuing operations before income taxes	410.7	586.3	(30.0)%
Net income from continuing operations	355.6	513.5	(30.7)%
Net income from continuing operations per diluted share	1.91	2.76	(30.8)%
Non-GAAP underlying pre-tax income[1,2]	831.6	903.7	(8.0)%
Non-GAAP underlying after-tax income[1]	700.4	768.5	(8.9)%
Non-GAAP underlying after-tax income per diluted share[1]	3.76	4.13	(9.0)%
Worldwide beer volume (million HLs)	58.1 HLs	59.0 HLs	(1.5)%
Net cash provided by operating activities	696.4	1,272.6	(45.3)%
Non-GAAP underlying free cash flow[1,2]	704.3	956.7	(26.4)%
Total debt outstanding	2,937.4	3,170.3	(7.3)%
Underlying Considered EPS[2]	3.77	4.06	(7.1)%

1
A reconciliation of non-GAAP results to the nearest U.S. GAAP measure can be found in our Annual Report on pages 37-39, and 55. Underlying Pre-tax income is shown at a segment level on pages 42-53 of our Annual Report.

2
Indicates metrics used in our executive compensation program. The performance metrics for our 2015 short-term incentive plan were adjusted net sales revenue (also referred to as revenue), adjusted underlying Pre-tax income and adjusted underlying Free Cash Flow (also referred to as Free

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Cash Flow). Each of these metrics is further described in the "Components of Executive Compensation and 2015 Executive Pay Program Outcomes- Short-Term Incentives in 2015" section beginning on page 61. Considered EPS was used for the 2013-2015 long-term incentive awards and is further described under "Components of Executive Compensation and 2015 Executive Pay Program Outcomes - Long-Term Incentives in 2015" on page 63. For incentive purposes, results are inclusive of our share of MillerCoors performance.
Note that our 42% ownership in the MillerCoors joint venture is accounted for under the equity method and therefore reflected in our income results, however, it is not reflected in our revenue results. Our executives are significant contributors to the operations of the MillerCoors joint venture as described in the "Executive Compensation Philosophy and Positioning - Market Competitive" section beginning on page 56. For this reason, we take the management and economic reality of MillerCoors into account when considering executive compensation and how we should be benchmarked to other companies.
A historical look at our CEO's total direct compensation (TDC) relative to the performance of our incentive plan metrics, including 2015 results, shows that pay and performance are directionally aligned over time. TDC refers to annual base salary, target short-term incentive plus the target long-term incentive award.
CEO Pay Versus Adjusted Underlying Performance: A Strong Correlation

1	2014 was the first year that free cash flow was introduced into our short-term incentive plan.
Values shown in the chart above are reflective of final incentive plan results, and are adjusted for the inclusion of MillerCoors results (NSR at 42%), the impact currency exchange rate fluctuations have on the calculations throughout the year and some unplanned items. The definitions of adjusted underlying Pre-tax Income, adjusted NSR and adjusted underlying Free Cash Flow as shown in this chart can be found in the "Components of Executive Compensation and 2015 Executive Pay Program Outcomes - Short-Term Incentives in 2015" section beginning on page 61. The definition of Underlying Considered EPS also can be found in that section under the heading "Long-Term Incentives in 2015: Performance Equity (PSUs)" section beginning on page 64. TSR is calculated as the change in share price at the end of each respective fiscal year, adjusted for dividend payments during the year, divided by the starting share price at the beginning of the year.
Comparing our CEO's realizable pay for fiscal years 2012 through 2014 (the most recent years available for our peer group) relative to our Company's peer group performance also shows alignment relative to our TSR during those same years (see the following tables).
Realizable pay includes base salary, non-equity incentive plan payments, intrinsic value of stock options valued at fiscal year-end 2014, RSUs valued at the share price at fiscal year-end 2014, actual values for

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completed cycles of three-year long-term incentive awards and projected payouts as of fiscal year-end 2014.
Realizable CEO Pay for Performance versus Peer Groups 2012 through 2014: A Strong Correlation

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Realizable CEO Pay for Performance versus TSR: A Strong Correlation

CEO Realizable Pay
TAP Dividend-Adjusted Stock Price
$20,000,000
$16,000,000
$12,000,000
$8,000,000
$4,000,000
$0
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
FY2013
FY2014
FY2015
CEO Total Pay Opportunity (Grant Date LTI)
CEO Realizable Pay (As of 12/31/2015)
Company FYE Dividend-Adjusted Stock Price

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CEO Pay Actions
Overall, 2015 business results were above the expectations we set for the Company and thus our executive compensation for 2015 was above target levels. In addition, stockholder return was up significantly again in 2015, as in 2014, both in absolute performance and relative to our key industry competitors.
Below is a summary of the key components of our CEO's compensation and how it was impacted by Company performance.

CEO Pay Actions Based on 2015 Adjusted Performance

Component of Pay	Performance Period Results	Resulting Compensation
Base Salary	2015 was a challenging year with weak consumer demand in our largest markets, yet we exceeded both our pre-tax income and free cash flow targets while missing our revenue target	•
Mr. Hunter was promoted from CEO Molson Coors Europe to CEO of the Company effective January 1, 2015. After review of our peer group and comparable industry data, our pay philosophy and our retiring CEO's salary, Mr. Hunter's salary was set at $1,000,000. This was below both the 50th percentile for our peer group and our retiring CEO's salary.

Short-Term Incentive	Overall results multiplier was above target (pre-tax income was above target, net sales revenue was below target and free cash flow significantly exceeded target)	•	Payout was 121% of 2015 target
Long-Term Incentive	2015 TSR increased 28.7% (including a 10.8% increase in our annual dividend yield)	•
Due to strong stock price performance,
- Stock Options vesting in 2015 and 2016 had an average unexercised value approximately 200% higher than their grant date fair value; and
- RSUs that vested in 2015 delivered a 77% premium over their grant date value

	Despite strong Relative TSR, Considered EPS results were below target for the 2013-2015 performance period	•	PSUs for the performance period delivered 85.2% of their target value

Note all references to target amounts are on an adjusted underlying basis.
Executive Compensation Governance Best Practices
Our executive compensation program is designed to reward the executive team for performance. In 2015, as in prior years, our programs continue to be characterized by:

•	Strong link between compensation and performance	•	Diverse performance metrics
•	Executive compensation tally sheets	•	Diverse short- and long-term incentive vehicles
•	Clawback provisions (including enhancements adopted in 2015)	•	No stock option re-pricing without stockholder approval
•	Use of peer group and comparable industry data	•	Few perquisites
•	Significant executive and director stock ownership guidelines	•	Anti-pledging policy

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•	No excise tax gross-ups for future executives	•	Robust anti-hedging and short sale policy
•	No excessive risk taking in our executive compensation programs
•	Mr. Hunter forfeited his right to receive an excise tax gross-up under the Company's CIC Program upon becoming President and CEO
•	Segregation of duties between the independent Compensation Committee, the Board, the Compensation Consultant and management
•	Active investor engagement regarding the Company's executive compensation program, corporate governance practices and other issues of concern to investors.

Executive Compensation Philosophy and Positioning

Our executive compensation program establishes compensation principles that enable us to attract and retain the leaders necessary to make the Company successful. The Compensation Committee reviews these principles regularly to ensure that they support our global growth and other strategic objectives. Incentive plan metrics are reviewed against Board approved business and financial plans. Our objective is for our executive compensation programs to be consistent with competitive practice in an ever-changing marketplace. In setting those compensation levels, we use the following principles:

•	Pay for Performance Compensation Mix;

•	Market Competitive; and

•	Opportunity.
Pay for Performance Compensation Mix
We pay for performance. Within our global total rewards strategy, the percentage of at-risk performance-based pay increases with the level of responsibility and contribution to the Company. Consistent with our pay philosophy and in-line with the compensation structure at our peer companies, our NEOs' annual TDC at target levels is structured so that 83% of the CEO's compensation and 74% of the other NEOs' compensation is annual and long-term incentive compensation that is variable with performance, including stock price performance and Relative TSR. For 2015, annual and long-term incentive awards were based on key financial measures (adjusted underlying Pre-tax income, adjusted NSR, adjusted underlying Free Cash Flow, PACC and Relative TSR) and on the value of the Class B common stock. Combined, these help us drive and reward the performance of the Company, our business units and our people. This mix of fixed and variable, annual and long-term incentive compensation motivates both short-term performance toward designated financial objectives and longer-term strategic performance and driving value to our stockholders. When the drivers of stockholder value do not increase, our incentive programs are designed in a way that results in lower executive compensation.
Based on the target levels of pay by component stated above, the following is the mix of executive compensation which illustrates the Company's emphasis on at-risk and performance based pay.

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Market Competitive
We have one global process for setting base salaries, annual incentive opportunities and long-term incentive grant values for our NEOs and other top executives, but we generally set benefits and perquisites on the basis of home country practice and law.
In considering our Company's size for purposes of peer comparisons, we include our pro-rata share of revenue from the MillerCoors joint venture. MillerCoors is a joint venture in which we combined our U.S. business, Coors Brewing Company, with Miller Brewing Company in 2008. MillerCoors is a hands-on business for us, even though we are required to report MillerCoors' income under U.S. GAAP as an equity investment.
The Company's executive leadership team shapes and closely oversees the strategy and operations of MillerCoors. Key examples of this include: five Molson Coors executives serve on the MillerCoors Board of Directors (out of a total of ten seats); the Molson Coors director appointees serve on each of MillerCoors board committees; a single brand and innovation council advances the global brand identity of key joint venture brands such as Coors Light; we share talent across the organizations; and Mr. Peter H. Coors serves as the Chairman of the Board of Directors of MillerCoors. As previously mentioned, on November 11, 2015, we entered into a definitive agreement to acquire the portion of MillerCoors that we do not currently own and, after closing, we will own 100% of MillerCoors, further highlighting its significance to the Company.
Each year, the Compensation Committee reviews the competitiveness of our compensation program. For 2015, the Compensation Committee used a peer group of 14 companies and survey data from other consumer products industry companies to assess the competitive levels for each of the elements of TDC (base salary, annual incentive and long-term incentives) and, when appropriate, perquisites and executive benefits.
The Compensation Committee, in consultation with the independent Compensation Consultant, designed the 2015 peer group so that our annual revenue, including our proportionate share of the MillerCoors joint venture revenue, would fall near the median of the peer group's annual revenue. Upon the closing of the previously disclosed MillerCoors transaction, the Company would own 100% of MillerCoors and the Compensation Committee would evaluate any necessary changes to the Company's peer group at such

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time. The Compensation Committee also selected the peer group based on consideration of the following similarities:

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Our peer group consisted of the companies listed below:

Molson Coors Peer Group for 2015
Anheuser-Busch InBev SA/NV
Brown-Forman Corporation
Campbell Soup Company
Coca-Cola Enterprises Inc.
ConAgra Foods, Inc.
Constellation Brands Inc.
Dr Pepper Snapple Group, Inc.
General Mills, Inc.
Heineken NV
The Hershey Company
Kellogg Company
Keurig Green Mountain, Inc.
The J. M. Smucker Company
SABMiller

We removed Beam Suntory Inc. (as it is no longer a U.S. listed company producing proxy statements) and Dean Foods (as there was a material change to its business through the spin-off of its subsidiary WhiteWave Foods Company, which impacted its market capitalization level) from our peer group list. They were replaced with Coca-Cola Enterprises Inc. and Keurig Green Mountain, Inc. based on recommendations from our independent Compensation Consultant.
Opportunity
The table below describes the purpose of each element of our pay program and what peer group data point is included when the Compensation Committee reviews our compensation programs. While the "Peer Group Data Point" below illustrates the pay level we consider from our peer group when compensation decisions are made, it is one component in our decision making around executive compensation. Additionally, we consider executive experience and performance, business and industry challenges and macro-economic factors.
Further, we facilitate cross-border mobility within our workforce through our compensation programs. We maintain robust talent management programs, which allow for succession both vertically, laterally and internationally across our business.

Element of Compensation		Purpose		Peer Group Data Point
Base Salary-Fixed Pay	•	Fixed dollar amount which provides a competitive level of fixed compensation	•	Median of peer group

Annual Incentive Awards - Pay for Performance	•	Provide annual variable pay opportunities to reward achievement of short-term Company goals which drive long-term value creation	•	Generally, median of peer group
			•	Positioning of actual payouts are determined by performance
Long-Term Incentive Awards - Pay for Performance	•	Provide long-term variable pay opportunities to reward achievement of long-term Company goals	•	Generally, median of peer group
			•	Positioning of actual payouts determined by performance
Total Direct Compensation	•	The Committee does not establish an overall direct compensation benchmark, individual components of pay are established separately

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Oversight of Executive Compensation Programs
To ensure consistent application of our philosophy described above, we draw on the perspectives of different groups in setting objectives, reviewing performance and determining rewards for our executive officers, including our NEOs.
The following table outlines their roles and responsibilities.
Roles and Responsibilities

The Board (Majority Independent)	•
Sets annual operating plan and long-range (three year) plan, including pre-tax income, NSR, free cash flow and PACC targets. These metrics lay the foundation for our compensation programs and frame the Board's oversight of the CEO;

•
Reviews the CEO's performance which begins with the CEO submitting a self-evaluation of his performance measured against these metrics and the manner in which he motivated the team to achieve them; and

•
With the CEO excused from the room, the Board annually in February considers and discusses the recommendations of the Compensation Committee with respect to his prior-year performance, prior-year annual incentive, current-year base pay, annual incentive target and long-term incentive target.

Compensation Committee (Independent)	•	Sets compensation for the NEOs other than the CEO;
	•	Reviews data, business objectives and goals as established in coordination with the Board, and assesses achievement and recommends compensation for the CEO for approval by the Board;
	•	Considers compensation competitiveness based on a review of peer groups and, where applicable, comparable industry compensation;
	•	Following the Board establishment of business goals and objectives, sets performance measures for purposes of Section 162(m) of the Code; and
	•	Certifies levels of attainment of the Company and business unit performance and reviews the NEOs' performances based on the evaluation presented by the CEO.

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Compensation Consultant (Independent)	•	Reports directly to the Compensation Committee;
	•	Assists in developing recommendations for compensation for executive officers including the NEOs; and
•
Based on input and guidance from the Compensation Committee, the CEO and the Chief People and Legal Officer, develops and provides information and recommendations for use by the Compensation Committee in reviewing and adjusting the Company's global compensation program, including:

• peer group and industry data;
• assessments of pay competitiveness for executive officers;
• incentive plan design and implementation; and
• methodologies for implementation of compensation elements and relative pay and performance alignment.
CEO	•	Recommends individual performance goals of NEOs and guides the achievement of those goals;
	•	Evaluates each NEO (other than for himself), on the basis of personal goals set for the year and a self-assessment completed by the NEO;
•
Recommends NEO salaries and short-term and long-term incentive awards (other than for himself), based on his assessments. Recommendations take into account subjective criteria such as unique talents, critical to the organization and retention risk; and

•
Reviews trend information and reports prepared by the Compensation Consultant regarding competitiveness and effectiveness of our compensation policies, programs and pay levels in order to make recommendations to the Compensation Committee.

Chief People and Legal Officer	•
Reviews reports and trend information prepared by the Compensation Consultant regarding the competitiveness and effectiveness of our compensation policies, programs and pay levels for our executive officers, in order to make recommendations to the Compensation Committee; and

	•	Makes recommendations regarding changes to our executive compensation programs to the CEO and the Compensation Committee.

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Components of Executive Compensation and 2015 Executive Pay Program Outcomes

Following is a summary of the key elements of our executive compensation program:

Base Salary
A fixed dollar amount which provides a level of fixed compensation competitive with our peers and recognizes individual performance and level of experience.
Base Salary Actions
For 2015, the Compensation Committee approved the following NEO salary adjustments, other than for Mr. Hunter, Mr. Coors and Mr. Heede. Mr. Hunter and Mr. Coors' salary adjustments were approved by the Board after recommendation by the Compensation Committee. In 2015, Mr. Heede did not receive a base salary adjustment as Chief Financial Officer of Molson Coors Europe.

NEO	Prior Base Salary ($)	April 1, 2015 Base Salary ($)	% of Base Salary Change
Mark R. Hunter [1]	550,124	1,000,000	+81.8%
David A. Heede[1]	332,297	332,297	0.0%
Gavin D. Hattersley	595,348	607,225	+2.0%
Peter H. Coors	850,000	850,000	0.0%
Samuel D. Walker	629,950	642,549	+2.0%
Stewart F. Glendinning[2]	418,749	427,004	+2.0%

1
A GBP to USD exchange rate of 1.4736 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Hunter's 2014 salary and Mr. Heede's 2015 and 2014 base salaries. In 2015 Mr. Hunter was paid in USD and his base salary of $1,000,000 was effective January 1, 2015.

2	A CAD to USD exchange rate of 0.7226 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Glendinning's 2015 and 2014 base salaries.

Short-Term Incentives in 2015

•
Our annual incentive program is the MCIP, which is a sub-plan under the Incentive Plan. The MCIP provides variable pay opportunity for short-term performance, consistent with peer companies' practices and rewards for achievement of short-term objectives that can have a long-term impact on performance.

•
The MCIP rewards executives, including the NEOs, for performance against annual Company, business unit and personal goals which measure performance against job requirements. However, it is important to note that the opportunity for payment against personal goals is fully funded by the results of the Company. The Compensation Committee maintains control over the MCIP award payout, gauging reasonableness based on performance and Company financial gain.

•
Each year the Compensation Committee establishes a maximum MCIP award for each NEO based on reportable financial metrics. The Compensation Committee then has discretion to adjust those maximum award levels downwards (but not upwards) for unforeseen economic or business issues impacting any one or all of the business units. The downward adjustments are determined by the results of the MCIP metrics and executive's individual performance against specific goals.

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•	The Company-wide objectives for the 2015 MCIP were based on:

Component	Definition
Underlying Pre-Tax Income (60%)	Pre-tax income (loss) from continuing operations adjusted for certain items[1]
Adjusted NSR (20%)	Our total revenue from sales after excise taxes adjusted for our percentage ownership of MillerCoors
Underlying Free Cash Flow (20%)	Cash provided by operating activities, minus capital expenditures and our net investing cash flows from the MillerCoors joint venture adjusted for certain items[1]

1
For NEOs, the Pre-tax income, NSR and Free Cash Flow achievements were measured against a performance scale which included threshold, target and maximum performance levels for the year. Similar targets were used for other executive officers and all are based on their primary geographical responsibilities along with a corporate component. The adjustments to arrive at these underlying metrics are determined in accordance with the Company's written policies regarding such matters. These underlying metrics are further adjusted at the discretion of, and subject to approval by, the Compensation Committee in accordance with the MCIP.

•	MillerCoors[1] objectives for their 2015 short-term incentive plan were based on:

Component	Definition
EBITA (60%)	Earnings Before Interest, Taxes and Amortization adjusted for certain items
Domestic Net Revenue (40%)	Total revenue from sales after excise taxes minus net revenue from contract brewing and Coors Distributing Company third-party brands

1	Mr. Coors' bonus is based on MillerCoors results given his role with the MillerCoors joint venture.

•	Award payouts can range from 0% to 200% of the target award, based on level of achievement.

•	For 2015, the MCIP target bonus level was 135% for Mr. Hunter, 120% for Mr. Coors and 75% for each of the other NEOs.
Annual Incentive Results
For 2015, the target levels of achievement at the corporate and business group levels were set as follows. Underlying results are adjusted for unplanned items and in order to remove the impact the change in exchange rates has on the calculations over the course of the year.
2015 MCIP ADJUSTED UNDERLYING RESULTS

(amounts in millions)	Pre-Tax Income (60%)			Revenue (20%)			Free Cash Flow (20%)			Total Results (%)
Business	Target	Actual	Payout (%)	Target	Actual	Payout (%)	Target	Actual	Payout (%)
MCBC Corporate (USD $)	841.2	868.5	121	7,172.4	7,010.7	44	543.7	775.8	200	121
Molson Coors Europe (EUR €)	185.2	181.7	94	1,652.9	1,618.6	54	148.2	204.2	200	107
Molson Coors Canada (CAD $)	377.4	377.5	100	1,939.1	1,930.3	89	394.5	436.5	135	105

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2015 MILLERCOORS SHORT-TERM INCENTIVE RESULTS

	EBITA (60%)			Domestic Net Revenue (40%)
Business	Target	Actual	Payout (%)	Target	Actual	Payout (%)
MillerCoors (USD $)	1,390.4	1,410.9	137	7,290.1	7,076.1	58

The following table summarizes the calculation of final 2015 MCIP awards after review by the Compensation Committee (and the independent members of the Board in the case of Messrs. Hunter and Coors). The multiplier shown is aligned with corporate, business unit and personal performance goals and represents achievement against objectives. This multiplier was subject to discretionary adjustment (up or down, within the maximum allowable payment amounts as determined under the MCIP) by the Compensation Committee (or the independent members of the Board, in the case of Messrs. Hunter and Coors) based on individual performance. The "Grants of Plan Based Awards for 2015" table on page 76 provides information on threshold, target and maximum MCIP awards.

NEO	2015 MCIP Target (as a % of Salary)	Component	Weight (%)	MCIP Multiplier (%)	MCIP Award for 2015 ($) (Paid in 2016)
Mark R. Hunter	135	MCBC Corp	100	121	1,633,500
David A. Heede[1]	45	MCBC Corp	25	121	45,234
		Molson Coors Europe	50	107	80,000
		Personal Goals	25	120	47,851
		Total			173,085
Gavin D. Hattersley[2]	75	MCBC Corp	75	121	203,955
		Personal Goals	25	100	67,985
		Total			271,940
Peter H. Coors	120	MillerCoors	100	105	1,074,060
Samuel D. Walker	75	MCBC Corp	75	121	434,476
		Personal Goals	25	120	173,551
		Total			608,027
Stewart F. Glendinning[3]	75	MCBC Corp	25	121	95,885
		Molson Coors Canada	50	105	166,412
		Personal Goals	25	91	87,168
		Total			349,465

1	A GBP to USD exchange rate of 1.4736 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Heede's MCIP award.

2
Mr. Hattersley's MCIP award was pro-rated for the time period of January 1, 2015 - June 30, 2015. MillerCoors assumed Mr. Hattersley's short-term incentive from the time he became Interim Chief Executive Officer through the end of the year (July 1, 2015 - December 31, 2015).

3	A CAD to USD exchange rate of 0.7226 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Glendinning's MCIP award.

Long-Term Incentives in 2015
We generally grant executives three types of long-term incentive awards as part of LTIP, which is a sub-plan under the Incentive Plan: PSUs, stock options and RSUs. With the exception of Mr. Heede, each NEO is awarded an aggregate LTIP value which is allocated among the three types of awards. For 2015, we continued with our 2014 mix of awards to provide the appropriate balance of performance and retention based compensation to support the Company's long-term strategy (see table below). The mix of

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awards is designed to tie executive compensation to TSR, balance performance focus with retention value and mitigate the risk of over-focus on a single metric.

YEAR OVER YEAR LONG-TERM INCENTIVE ALLOCATION
Vehicle	2014 (%)	2015 (%)	Percent of CEO Target Pay (%)	2015 Alignment to Stockholders
PSUs	50	50	30	PACC/Relative TSR/Stock Price
Stock Options	20	20	12	Stock Price
RSUs	30	30	18	Stock Price
The key components of our LTIP and the 2015 awards are summarized below:
Performance Equity (PSUs)

•	PSUs reward executives, including the NEOs, for Company achievements against pre-determined performance metrics over a three-year performance period.

•
PSUs are granted annually, which keeps focus on the applicable performance metrics. Annual grants (as opposed to end-to-end three-year grants) also provide less opportunity for the performance metrics to become misaligned with the strategic direction and objectives of the Company.

•
The performance metrics for the 2015-2017 PSUs are PACC, as modified by the Company's Relative TSR. This indirectly aligns one of the largest components of our executive pay program to our stockholder return (30% of TDC at target levels for the CEO and approximately 26% for the other NEOs).

	Metric	Definition
•	PACC	Operating profits minus our capital charge
	- Operating Profits	Tax-affected underlying earnings before interest and taxes (EBIT) plus depreciation and amortization (DA)
	- Capital Charge	Gross operating assets times (x) our market required rate of return, as determined by our Board at the onset of the performance period
•	Relative TSR	Stock price appreciation plus dividends paid during the performance period, divided by starting opening period stock price and compared relative to the S&P 500 Index

•
In order to achieve a 200% maximum payout for the 2015-2017 PSU awards, the Company must significantly exceed its PACC target and achieve a Relative TSR ranking of at least 75th percentile. To achieve a minimum payout (56% of the target award), the Company must achieve at least 80% of its PACC target and any level of Relative TSR achievement. Any result below 80% of the PACC target results in no payout of the PSUs. We believe the target level of the PACC metric is challenging, but achievable with good performance, whereas the maximum performance levels represent significant stretch goals.

•
The number of PSUs awarded to any given NEO is determined at the date of grant by dividing the target value of the total award by the closing price of the Class B common stock on that date, and rounded up to the next whole share. The final award amount, upon vesting, is then adjusted upwards or downwards based on final performance relative to the appropriate metrics, subject to threshold and maximum limits (including maximum amounts approved by the Compensation Committee for each NEO in connection with the grant of PSUs). PSUs achieve no value if threshold performance is not met. At maximum, PSUs achieve 200% of the target value.

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•
Earned PSUs can be settled in cash or shares of Class B common stock, or partly in cash and partly in shares, at the discretion of the Company. Historically, performance awards have been settled in all shares.

•
The performance metrics for the 2013-2015 PSU awards were Considered EPS, modified by Relative TSR. Considered EPS is defined as underlying earnings per share adjusted to reflect a normalized Company income tax rate. The normalized Company tax rate is calculated using a rolling three-year average Company effective tax rate of the prior three years. Considered EPS and Relative TSR provide different metrics from the three metrics used in the 2015 MCIP, which were Pre-tax income, NSR and Free Cash Flow, and therefore promote not only a growth in earnings and cash, but also value creation for our stockholders.

•
PSUs were granted to the NEOs in 2015 for the three-year performance period ending upon the completion of the Company's 2017 fiscal year. The number of PSUs granted to each NEO in 2015 at threshold, target and maximum is detailed in the "Grants of Plan Based Awards for 2015" table beginning on page 76.

•
PSUs vest pro-rata in the event of retirement, death or disability and are paid out following the performance period, based on actual results. PSUs vest and are paid at 120% of target upon a change in control. For any other termination of employment before the end of the performance period, PSUs are forfeited.

•	Dividend equivalents are not paid on PSUs.
Stock Options

•
The ten-year term of our stock options provides an effective retention tool over the longer term because they retain potential value for executives even in the face of a prolonged downturn in the equity markets. This provides balance to PSU grants which may lose all value if the Company misses the threshold performance criteria for the awards.

•
Stock options align the interests of our executives with those of stockholders because stock options have no value unless there is an increase in the value of our shares from the grant date to some point in time after the vesting date.

•	The number of stock options is determined at the date of grant by dividing the target value of the award by the Black-Scholes value of the award on that date.

•	The number of options and the exercise prices are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table beginning on page 79.

•
Upon retirement, unvested stock options vest. In the event of termination for any other reason, unvested options are forfeited. In the event of a change in control, all unvested stock options vest, except to the extent that a replacement award is provided.

•	The Company does not permit re-pricing of stock options without stockholder approval.
RSUs

•	RSUs vest 100% on the third anniversary of the date of grant, subject to continuing employment.

•	Vested RSUs are settled in shares of Class B common stock.

•	Providing part of the annual LTIP award in the form of RSUs significantly strengthens the retention value of our LTIP by providing a full value component to balance stock options and PSUs.

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•	The number of RSUs is determined at the date of grant by dividing the target value of the award by the closing price of the Class B common stock on that date.

•	Dividend equivalents are not paid on the RSUs.

•	The number of RSUs granted to each NEO in 2015 is detailed in the "Grants of Plan Based Awards for 2015" table beginning on page 76.

•
A pro-rata portion of the outstanding unvested RSUs will vest in the event of termination due to retirement, death or disability. In the event of a change in control, all unvested RSUs will vest, except to the extent that a replacement award is provided. For any other termination of employment before the end of the vesting period, RSUs are forfeited.

Long-Term Incentive Results
The grant date value of the LTIP awards granted to the NEOs in 2015 is shown below. Options are valued at their Black-Scholes value.

Name	Total 2015 Annual LTIP Award ($)
Mark R. Hunter	3,422,732
David A. Heede	236,478
Gavin D. Hattersley	1,466,965
Peter H. Coors[1]	0
Samuel D. Walker	978,004
Stewart F. Glendinning	978,004

1	Mr. Coors did not receive a grant under the 2015 LTIP, however, he did receive $125,016 in equity awards as part of his compensation pay for his service as a director.
PSUs Payout Results
PSUs payout results for the 2012-2014 and 2013-2015 performance periods, respectively, are presented below:
2012-2014 AND 2013-2015 CUMULATIVE CONSIDERED EPS RESULTS

Vesting Date	Target ($)	Actual ($)	Payout (%)
March 12, 2015	14.35	11.97	19
March 4, 2016[1]	12.88	11.75	85

1	The grant that vested on March 4, 2016 performance was based on cumulative 3-year Considered EPS modified by TSR performance.
Perquisites
In addition to the executive compensation program elements described above, the Company provides certain limited perquisites to our executives, including the NEOs, which the Company believes are appropriate and competitive. These perquisites are described below and in the narrative following the "Summary Compensation Table" section beginning on page 71.

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International Assignments
Our Global Mobile Workers Policy was established to allow the Company to move talent around the world in a consistent and efficient manner. The Global Mobile Workers Policy allows for short-term employee accommodations, necessary transportation, cost-of-living adjustments (as appropriate), tax return preparation services and in certain situations, tax equalization associated with an international assignment. Any compensation received by NEOs while a participant in these programs is included in the "Summary Compensation Table" beginning on page 71.
Retirement and Other Post-Termination Benefits
Retirement
Executive officers participate in the same retirement, 401(k) and pension plans as do other salaried employees in their home country. In addition to the Company's 401(k) plan in the U.S., the Company provides the Supplemental Thrift Plan to highly-compensated U.S. employees to address the IRS income and benefit limits placed on retirement plans. Similarly, in addition to the standard retirement plans provided in the U.K. and Canada, the Company provides an EFRBS to highly-compensated U.K. employees to address HMRC income and benefit limits, and provides a DC SERP and an unregistered defined contribution plan to Mr. Glendinning in Canada to address Canada Revenue Agency income and benefit limits. These supplemental plans are further discussed below under Deferred Compensation.
As of April 1, 2009, the Company froze benefit accruals under the qualified defined benefit pension plan in place for employees in the Molson Coors UK business unit. Messrs. Hunter, Heede and Glendinning have benefits in that plan and were impacted by these changes.
Details regarding the operation of the Company's retirement and pension plans are provided in the narrative following the "Pension Benefits" table beginning on page 82.
Deferred Compensation
For highly compensated U.S. employees, including the NEOs, the Company has established the Supplemental Thrift Plan. This plan is substantially similar in structure and operation to the Company's qualified 401(k) plan, and is intended to keep employees whole on Company contributions, which would otherwise be made to the Company's 401(k) plan, were it not for certain IRS limits.
The Company has established an unfunded individual EFRBS for both Messrs. Hunter and Heede. This allows certain tax benefits to be realized during the accumulation of their retirement benefits given that they have reached the general limits on tax deductible pension accumulation in the U.K.
For Mr. Glendinning, the Company has established an unfunded DC SERP and an unregistered defined contribution plan (collectively, the retirement plans). This allows the accumulation of additional retirement benefits given he annually reaches the general limits on contributions to standard retirement benefits in Canada.
The Company believes these benefits to be competitive to similarly situated executives and market practices.
Details regarding the operation of the Company's deferred compensation plans are contained in the "Non-Qualified Deferred Compensation" section beginning on page 83.
Change in Control and Severance
Through the combination of the CIC Program and the Severance Pay Plan, the Company provides protection to executives in situations involving termination "not for cause" following a change in control. The NEOs participate in the CIC Program and the Severance Pay Plan.

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As a condition of participating in the CIC Program, eligible employees are required to enter into confidentiality and non-compete agreements in favor of the Company. The non-compete provisions of the CIC Program protect the Company whether or not a change in control occurs.
Under the CIC Program, a participant is entitled to certain "double-trigger" benefits following a change in control, that is, if the participant is terminated by the Company other than for cause, death or disability or if the participant resigns for good reason (amounting essentially to constructive discharge) on or within a certain period of time (for NEOs, two years) after a change in control of the Company. Benefits are also payable if a qualifying termination occurs up to six months prior to the change in control at the request of a third party involved in or contemplating a change in control of the Company.
The Compensation Committee last provided a change in control agreement that included an excise tax gross up in 2009, and no new participants have been or will be gross-up eligible. The Company will no longer provide the excise tax gross-up benefit to Mr. Hunter following his appointment as President and CEO to the Company.
Additional information about the Company's CIC Program and Severance Pay Plan is provided in the "Potential Payments upon Termination or Change in Control" section beginning on page 85.

Additional Information Regarding Executive Pay Programs
Governance of Equity Grant Process
The Compensation Committee generally evaluates and approves annual equity grants at or about the same time as it determines and approves the Company's annual salary adjustments and annual incentive payouts. This typically occurs at its regularly scheduled meeting in the first quarter of the year.
Individual recognition equity awards may be granted at other times during the year related to special circumstances (acquisitions, establishment of joint ventures, promotions, extraordinary performance, retention, etc.). Awards of stock options, RSUs or other equity incentives to new executive officers also typically occur at the time the individual joins the organization or first becomes an officer. Equity awards made to NEOs during 2015 are further described under the header "Long-Term Incentive Results" in the "Components of Executive Compensation and 2015 Executive Pay Program Outcomes" section beginning on page 61. These awards are also reflected in the relevant compensation tables beginning on page 71.
Employment Agreements and Letters
The Company entered into an employment agreement with Mr. Hunter upon his promotion to President and CEO. The material terms of this agreement are described beginning on page 88. Messrs. Heede, Coors and Glendinning also have employment letters which outline the compensation components of their roles. These agreements do not provide a guarantee of continued employment, but rather clarify the workplace transition that will occur should employment of the executive end in a "not for cause" situation.
Stock Ownership Guidelines
We have stock ownership guidelines for our senior officers, including the NEOs, because we believe that it is important for the leadership team to have a meaningful stake in the Company to further align management's interests with those of our stockholders. Under the guidelines, senior officers must accumulate shares and share equivalents having a market value equal to a prescribed multiple of annual salary. All of our NEOs currently satisfy the applicable stock ownership guidelines which are set forth below.

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Position	Ownership Requirement: Multiple of Annual Salary	Additional Details
CEO	5 x
Each NEO has five years from commencing NEO status to reach the required ownership level.

Shares owned outright, the value of shares in deferred compensation plans and the projected value of unvested RSUs and PSUs count toward the ownership requirement while vested and unvested stock options are excluded. PSU projections take into account stock price changes but assume metric performance at target.

Other NEOs	3 x
Other Senior Executives	3 x
Recovery of Awards
In 2015, we enhanced our clawback policy which allows for the recovery of incentive compensation from current and former executive officers and certain other employees, if designated by the Compensation Committee, in the event the Company is required to prepare an accounting restatement due to material noncompliance with required financial reporting requirements under the securities laws, regardless of whether the officer was at fault in the circumstances leading to the restatement. This enhancement applies to incentives related to 2015 performance and beyond and will apply to current and former executive officers and certain other employees designated by the Compensation Committee.
The Compensation Committee will also modify this recovery policy based on the requirements to be issued by the NYSE pursuant to the mandate under Dodd Frank once the NYSE rules are finalized.
Compliance with Section 162(m) of the Code
Section 162(m) of the Code generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer) who are in office at the end of the fiscal year to $1 million per officer in the year the compensation becomes taxable to the executive. There is an exception to the $1 million limit on deductibility for compensation that qualifies as "performance-based" or satisfies another exception. While the Compensation Committee seeks to preserve tax deductibility in developing and implementing our executive compensation program, the Compensation Committee believes it should retain flexibility in awarding compensation to our NEOs and thus has not adopted a policy that all compensation must be deductible for federal income tax purposes. The Compensation Committee intends that annual incentive awards, stock options and PSUs granted to our NEOs in 2015 qualify and be fully deductible by the Company under Section 162(m) of the Code. However, because of the fact-based nature of the “performance-based compensation” exception under Section 162(m) of the Code and the limited availability of binding guidance thereunder, it cannot be guaranteed that annual incentive awards, stock options and PSUs awarded or granted to our NEOs for 2015 will qualify for exemption under Section 162(m) of the Code, thereby preventing us from taking a deduction.
The Compensation Committee also considers the effect of accounting treatment in determining appropriate forms of compensation.
Independence of the Compensation Consultant to the Compensation Committee
During 2015, the Compensation Committee utilized Pay Governance, an independent executive compensation firm which does no other business with the Company (except to act as its Compensation

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Consultant), to advise the Compensation Committee and Board on the design and potential changes to the Company's executive and director compensation policies.
The Compensation Committee reviewed the Company's relationship with Pay Governance to ensure the independent judgment of the Compensation Consultant and does not believe that there are any conflicts of interest. This review is conducted to ensure the Compensation Consultant renders candid and direct advice independent of management's influence.
Response to Advisory Say-On-Pay Vote
The Compensation Committee has also taken into consideration the results of the 2015 stockholder advisory vote to approve executive compensation. The result of the vote was that stockholders approved (receiving approximately 98% of votes cast in favor) management's recommendations to approve, on an advisory basis, the compensation of our NEOs presented in the 2015 proxy statement. Given the strong stockholder support of the Company's executive compensation programs, the Compensation Committee has followed a similar approach to compensation in 2016. The Compensation Committee will continue to consider the result of say-on-pay votes when making future compensation decisions for the NEOs.
COMPENSATION COMMITTEE REPORT
The Compensation Committee, comprised of independent directors, reviewed and discussed the above CD&A with the Company's management. The Compensation Committee believes that the Company has no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on the Company. Based on the review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
Brian D. Goldner (Chairman)	H. Sanford Riley	Douglas D. Tough
Mary Lynn Ferguson-McHugh

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EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information regarding compensation earned for services rendered during fiscal years 2015 and, where applicable, 2014 and 2013 for the Company's CEO, CFO's and the three other most highly compensated NEOs who were serving at the end of 2015.

Name and Principal Position Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark R. Hunter[1,2,3] President and CEO
2015	916,667	2,722,725	700,007	1,633,500	(139,357)	228,514	6,062,056
2014	578,670	781,244	200,007	686,072	1,198,974	359,178	3,804,145
2013	606,613	779,654	200,001	392,630	668,964	369,850	3,017,712
David A. Heede[1,4] CFO (Interim)
2015	332,297	236,478	—	173,085	(91,086)	140,453	791,227
Gavin D. Hattersley[5] CFO (Former)
2015	485,745	1,166,954	300,011	271,940	(1,774)	191,374	2,414,250
2014	582,365	859,323	220,008	722,861	4,562	101,911	2,491,030
2013	556,400	751,295	200,001	338,013	3,593	87,138	1,936,440
Peter H. Coors[1,6,7] Vice Chairman of the Board
2015	850,000	125,016	—	1,074,060	2,003,890	400,258	4,453,224
2014	850,000	125,063	—	912,900	1,985,773	414,893	4,288,629
2013	850,000	100,007	—	852,720	1,528,558	422,467	3,753,752
Samuel D. Walker[1] Chief People and Legal Officer
2015	638,349	777,992	200,012	608,027	12,733	145,906	2,383,019
2014	625,832	781,244	200,007	736,918	61,423	112,480	2,517,904
2013	617,598	956,234	200,001	333,503	118,568	116,335	2,342,239
Stewart F. Glendinning[4] President and Chief Executive Officer, Molson Coors Canada
2015	422,634	777,992	200,012	349,465	(10,152)	439,635	2,179,586
2014	489,480	2,747,334	180,006	498,171	171,565	219,769	4,306,325
2013	530,277	896,280	226,001	182,838	112,990	184,372	2,132,758

1	Messrs. Hunter, Heede, Coors and Walker are also directors of MillerCoors.

2	Mr. Hunter became the Company's President and CEO effective January 1, 2015.

3
A GBP to USD exchange rate of 1.5577 as of the end of the Company's fiscal year, December 31, 2014, was used to convert Mr. Hunter's 2014 compensation with the exception of his Non-Equity Incentive Compensation. This payment was paid in USD and converted at 1.5414 which was the rate at the payment processing date. For 2013, the GBP to USD exchange rate was 1.6574 for all compensation.

4
Mr. Heede first became an NEO in 2015 upon becoming Interim CFO. A GBP to USD exchange rate of 1.4736 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Heede's 2015 compensation. A CAD to USD exchange rate of 0.7226 as of the end of the Company's fiscal year, December 31, 2015, was used to convert Mr. Glendinning's 2015 compensation. For 2014, the CAD to USD exchange rate

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was 0.8605 as of the end of the Company's fiscal year, December 31, 2014, and for 2013 the rate was 0.9405 as of the end of the Company's fiscal year, December 31, 2013.

5	Mr. Hattersley became Chief Executive Officer of MillerCoors on September 8, 2015.

6
An IDCP was established for Mr. Coors in 2009. He was also awarded deferred RSUs in 2005. Additional details regarding these plans are provided in the "Non-Qualified Deferred Compensation" section on page 83.

7
Mr. Coors did not receive a stock award under the 2015 LTIP; however, the table above reflects awards received for his services as a director as described in the "Director Compensation" section beginning on page 38.

"Bonus" column has been omitted as the Company did not payout a bonus to its NEOs in 2013, 2014 or 2015.
Stock Awards
The amount in the "Stock Awards" column is the aggregate grant date fair value of stock awards granted to each NEO, calculated in accordance with the provisions of the FASB Topic 718. The stock awards granted to the NEOs consisted of PSUs and RSUs and are described in the "CD&A" section beginning on page 48.
The assumptions used to calculate these amounts are incorporated by reference to Note 13 "Share-Based Payments" to the Company's consolidated financial statements in the Annual Report. The PSUs and RSUs were granted under the Incentive Plan, the material provisions of which are described in the "Long-Term Incentives in 2015" section beginning on page 63. In calculating the number of PSUs and RSUs, the Compensation Committee uses the closing date stock price on the award date. The grant date fair value of the PSUs was calculated based on the achievement of target performance. For 2015, the total aggregate grant date fair value of all stock awards, assuming the highest level of payout for PSUs, would be as follows: $4,463,632 for Mr. Hunter, $358,378 for Mr. Heede, $1,913,089 for Mr. Hattersley, $125,016 for Mr. Coors, $1,275,415 for Mr. Walker and $1,275,415 for Mr. Glendinning.
The Company cautions that the amounts reported for these awards may not reflect the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value is dependent on a number of factors including, the Company's performance, stock price, relative TSR, PACC and the NEOs continued employment.
Option Awards
The amount in the "Option Awards" column is the grant date fair value of stock option awards granted to each NEO, calculated in accordance with FASB Topic 718. The stock option awards granted to the NEOs are described in the "CD&A" in the section beginning on page 48.
The assumptions used to calculate these amounts are incorporated by reference to Note 13 "Share-Based Payments" to the Company's consolidated financial statements in the Annual Report. The stock options were granted under the Incentive Plan.
Non-Equity Incentive Plan Compensation
The amounts reported in the "Non-Equity Incentive Plan Compensation" column represent amounts earned by the NEOs under the MCIP as explained in the "CD&A" section beginning on page 48.
Change in Pension Value and Non-Qualified Deferred Compensation Earnings
The amounts shown in the "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" column include changes in pension values under the tax qualified pension plan for Molson Coors UK, the EFRBS, Canada retirement plans and the Supplemental Thrift Plan.

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All Other Compensation
The amounts reported in the "All Other Compensation" column reflect the sum of: (i) the incremental cost to the Company of perquisites and other personal benefits; (ii) the amount of any tax reimbursements; (iii) the amounts contributed by the Company to the Thrift Plan, the Supplemental Thrift Plan, EFRBS, the Canadian Retirement Plan and DC SERP; and (iv) and the dollar value of life insurance premiums paid by the Company. The amounts contributed to the Thrift Plan and the Supplemental Thrift Plan (collectively, the Thrift Plans) are calculated on the same basis for all participants in the relevant plan. The provisions of the Supplemental Thrift Plan, EFRBS and the DC SERP are described in the "Non-Qualified Deferred Compensation" section beginning on page 83.
Perquisites and Other Personal Benefits
A description of all perquisites and other personal benefits received by the NEOs in 2015 is set forth below.

Name	Executive Physical ($)	Financial Planning ($)	Parking Allowance ($)	Car Allowance ($)	Product Allotment ($)	Relocation ($)	Interim Assignment ($)
Mark R. Hunter	3,155	9,167	1,200	—	—	45,985	—
David A. Heede	690	—	—	15,490	291	—	3,588
Gavin D. Hattersley	2,095	7,500	900	—	—	—	—
Peter H. Coors	2,800	10,000	300	—	—	—	—
Samuel D. Walker	1,850	10,000	—	—	—	—	—
Stewart F. Glendinning	3,444	4,336	—	8,814	890	311,401	—
Executive Physical
Molson Coors supports the health and well-being of all employees by providing medical benefits and a wellness program. In addition to the standard health and wellness benefit, executives are encouraged to receive an enhanced annual physical at the expense of the Company. All of the NEOs utilized this benefit in 2015.
Financial Planning
The Company provides financial planning services to the U.S. and Canada based NEOs to assist in the management of personal finance. The services may include estate planning, tax planning or annual financial reviews.
Parking Allowance
The Company provides a parking allowance to all U.S. based employees, including the NEOs. Mr. Walker elects not to receive a parking allowance.
Car Allowance
Molson Coors strives to provide a market-competitive total rewards package for its executives. The Company provides select executives with a car allowance or leased vehicle in accordance with local market practice. In 2015, the Company provided car benefits for Messrs. Glendinning and Heede.

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Product Allotment
The Company provides product samples to Canada and U.K. executives and believes that this enhances the executives' knowledge of the Company's products and enables them to become stronger champions of its brands. U.S. based employees, including the NEOs, are eligible to purchase products from MillerCoors at a discounted rate.
Relocation
Mr. Hunter received relocation benefits in conjunction with his move to the U.S. as President and CEO of the Company during 2015. Mr. Glendinning is provided a monthly housing allowance in conjunction with his relocation to his promotion to President and CEO of our Canadian business unit beginning in 2013. The amount reported in 2015 includes payments in arrears due to an administrative error dating back to 2013.
Interim Assignment
As part of his assignment as Interim CFO, Mr. Heede received housing benefits in his temporary office location in the U.S.
Additional All Other Compensation
A description of the additional all other compensation received by the NEOs in 2015 is set forth below:

Name	Tax Reimbursement ($)	Relocation Tax Reimbursement ($)	Contributions to Thrift, EFRBS, DC Unregistered, and DC SERP plans ($)	Life Insurance Premiums ($)	Sports Tickets ($)	Other ($)	Board of Director Fees ($)
Mark R. Hunter	—	4,846	152,384	8,277	—	3,500	—
David A. Heede	—	—	92,046	—	—	29,038	—
Gavin D. Hattersley	(1,912)	—	108,775	7,198	—	66,818	—
Peter H. Coors	(17,232)	—	158,661	55,443	—	—	190,286
Samuel D. Walker	(3,890)	—	123,774	14,172	—	—	—
Stewart F. Glendinning	9,493	—	66,836	5,390	29,031	—	—
Tax Reimbursement
Mr. Glendinning received gross-up payments through 2015 related to his executive long-term disability coverage. This benefit is provided to all other Canadian leadership team members. Mr. Glendinning has since been removed from eligibility for this payment.
The values reported for Messrs. Hattersley, Coors and Walker reflect a payroll correction from 2014 for executive life insurance.
Relocation Tax Reimbursement
The amounts in the table above reflect tax reimbursements paid to Mr. Hunter. The amounts are related to tax reimbursements with respect to the Company's Relocation Policy. These are standard features of these programs which are available to all employee participants.

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Contributions to Thrift Plans, EFRBS, Retirement Plans and DC SERP
The Company makes direct and matching contributions for each of Messrs. Hattersley, Coors and Walker under the Thrift Plans, as applicable, on the same terms and using the same formula as other participating employees. For Messrs. Hunter and Heede, the Company contributions to the EFRBS reflect a supplemental contribution, that cannot be credited in a tax favorable way under the Company's tax approved U.K. pension plan. For Mr. Glendinning, the Company makes contributions to the Canadian Retirement Plan on the same terms and using the same formula as other participating employees. In addition, the Company contributes to an Unregistered Deferred Compensation Plan (Unregistered DC Plan) and DC SERP to provide retirement benefits competitive with other executives at this level, in a tax effective way. The amounts reflected in the table above represent the following:

Name	Contribution Amounts
Mark R. Hunter	$152,384 to the EFRBS
David A. Heede	$92,046 to the EFRBS
Gavin D. Hattersley	$23,850 to the Thrift Plan and $84,925 to the Supplemental Thrift Plan
Peter H. Coors	$23,850 to the Thrift Plan and $134,811 to the Supplemental Thrift Plan
Samuel D. Walker	$23,850 to the Thrift Plan and $99,924 to the Supplemental Thrift Plan
Stewart F. Glendinning	$18,332 to the Canadian Retirement Plan and $48,504 to the Unregistered DC Plan and DC SERP
Life Insurance Premiums
The Company provides life insurance to all U.S. employees. For U.S. NEOs, the coverage is equal to eight times their salary. None of the NEOs are eligible for a tax reimbursement related to this benefit.
Sports Tickets
The Company provides tickets to various sporting events to Mr. Glendinning.
Other
Mr. Hunter was provided an education stipend for one of his children through an existing U.K. program in the amount of $3,500. Mr. Heede was provided a stipend in the amount of $22,104 (GBP 10,000/month) for his role as Interim CFO and a lump sum payment of $6,646 in lieu of a salary merit increase as part of the 2015 annual salary review process. Mr. Hattersley was provided a stipend in the amount of $66,818 for his role as Interim Chief Executive Officer of MillerCoors.
Board of Director Fees
As described in the "Director Compensation" section beginning on page 38, in 2015, Mr. Coors received a cash retainer in the amount of $100,000, Vice Chairman of the Board fees in the amount of $75,000 and earned RSU dividend equivalents of $15,286.

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Grants of Plan Based Awards for 2015
The following table provides information for each of our NEOs regarding annual and long-term incentive award opportunities, including the range of potential payouts, made under our stockholder approved Incentive Plan during fiscal year 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Name Grant Date	Type of Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark R. Hunter
3/9/2015	RSUs							14,036			981,818
3/9/2015	PSUs				13,100	23,393	46,786				1,740,907
3/9/2015	Stk. Options								50,072	74.81	700,007
2015	MCIP	675,000	1,350,000	2,700,000
David A. Heede
3/9/2015	RSUs							1,638			114,578
3/9/2015	PSUs				917	1,638	3,276				121,900
3/9/2015	Stk. Options								—	74.81	—
2015	MCIP	74,767	149,534	299,067
Gavin D. Hattersley
3/9/2015	RSUs							6,016			420,819
3/9/2015	PSUs				5,615	10,026	20,052				746,135
3/9/2015	Stk. Options								21,460	74.81	300,011
2015	MCIP	227,721	455,441	910,883
Peter H. Coors[1]
3/9/2015	Dir. RSUs							1,670			125,016
2015	MCIP	510,000	1,020,000	2,040,000
Samuel D. Walker
3/9/2015	RSUs							4,011			280,569
3/9/2015	PSUs				3,743	6,684	13,368				497,423
3/9/2015	Stk. Options								14,307	74.81	200,012
2015	MCIP	240,956	481,912	963,824
Stewart F. Glendinning
3/9/2015	RSUs							4,011			280,569
3/9/2015	PSUs				3,743	6,684	13,368				497,423
3/9/2015	Stk. Options								14,307	74.81	200,012
2015	MCIP	160,127	320,253	640,506

1
Mr. Coors did not receive a stock award under the 2015 LTIP, however, the table above reflects awards received for his services as a director as described in the "Director Compensation" section beginning on page 38.

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Estimated Future Payouts under Non-Equity Incentive Plan Awards
The amounts represent a range of possible awards made under the 2015 annual MCIP to each of the NEOs as described in the section beginning on page 61 entitled "Short-Term Incentives in 2015" of the CD&A. Actual payments under the MCIP awards have already been determined and were paid to NEOs in March 2016, and are included in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" section beginning on page 71.
Estimated Future Payouts under Equity Incentive Plan Awards
The awards represent PSUs granted in 2015 under the Incentive Plan. The performance period for the PSUs is the beginning of the 2015 fiscal year through the end of the 2017 fiscal year. The grant date fair value at target payout is included in the "Stock Awards" column of the "Summary Compensation Table" section beginning on page 71. For a discussion of the PSU awards for 2015, see the "CD&A" section beginning on page 48.
All Other Stock Awards; Number of Shares or Stock Units
The awards represent RSUs granted in 2015 under the Incentive Plan for all NEOs. The RSUs granted on March 9, 2015 for all NEOs vest on the third anniversary of the grant date. The grant date fair value is included in the "Stock Awards" column of the "Summary Compensation Table". For a discussion of the RSUs granted in 2015, see the "CD&A" section beginning on page 48.
All Other Option Awards (Stock Options)
The awards represent stock options granted in 2015 to NEOs under the Incentive Plan. These options have a term of ten years from the grant date and vest in three equal annual installments beginning on the first anniversary of the grant date. For a discussion of the stock options granted in 2015, see the "CD&A" section beginning on page 48.
Annual Incentives
The Company maintains the MCIP as a sub-plan under the Incentive Plan. The Compensation Committee may designate one or more criteria from the list outlined in the Incentive Plan. Target annual incentives are established for each participant. Under the 2015 design, no payments can be made under the Incentive Plan unless a minimum level of performance is achieved, and no payments can exceed 200% of the target amount.
Long-Term Incentives
Stock Options
The Company has outstanding options under the Incentive Plan. The Incentive Plan provides that the exercise price must be at least equal to 100% of the fair market value of the underlying shares on the date of grant.
Under the Incentive Plan, vesting accelerates in connection with a change in control and for retirement eligible employees who terminate for certain events. In all other cases, unvested stock options are forfeited.
RSUs
The Company has outstanding RSUs under the Incentive Plan. The Company may impose such conditions or restrictions on any shares of RSUs granted pursuant to the Incentive Plan as it may deem

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advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time based restrictions on vesting following the attainment of the performance goals, time based restrictions, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Company upon vesting of such RSUs.
A participant has no voting rights with respect to any RSUs granted. The Company may provide for dividend equivalents to be credited with respect to any RSUs granted, but has not done so.
In the event of death or disability, or for retirement eligible employees who terminate, RSU vesting is accelerated on a pro-rata basis. In the event of a change in control, all RSUs vest.
PSUs
The Company has outstanding PSUs under the Incentive Plan. In connection with the grant of PSUs, the Compensation Committee will set performance goals in its discretion which, depending on the extent to which such goals are met, will determine the amount paid to the participant.
The form and timing of payment of earned PSUs and performance shares shall be determined by the Compensation Committee. The Compensation Committee, in its sole discretion, may pay earned PSUs in the form of cash or in shares (or in a combination thereof) equal to the value of the earned PSUs at the close of the performance period. Any shares may be granted subject to restrictions deemed appropriate by the Compensation Committee.
In the event of death or disability, or for retirement eligible employees who terminate, PSUs vesting is accelerated on a pro-rata basis based on final performance at the end of the vesting period. In the event of a change in control, PSUs vest and are paid at 120% of target.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held by the NEOs at the fiscal year ended December 31, 2015. The year-end values set forth in the table are based on the $93.92 closing price for the Class B common stock on December 31, 2015, the last trading day of the fiscal year.

OPTION AWARDS				STOCK AWARDS
Name						Equity Incentive	Equity Incentive Plan Awards:
Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units That Have Not Vested (#) (e)	Market Value of Shares or Units That Have Not Vested ($) (f)	Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)
Mark R. Hunter
—	—	—	—	6,635	623,159	—	—
—	—	—	—	5,152	483,876	—	—
—	—	—	—	14,036	1,318,261	—	—
—	—	—	—	—	—	11,058	1,038,567
—	—	—	—	—	—	8,586	806,397
—	—	—	—	—	—	23,393	2,197,071
10,794	—	45.79	05/18/17	—	—	—	—
24,531	—	57.76	05/15/18	—	—	—	—
11,287	—	42.02	05/14/19	—	—	—	—
10,587	—	43.13	03/15/20	—	—	—	—
20,301	—	42.78	03/12/22	—	—	—	—
15,892	7,946	45.22	03/04/23	—	—	—	—
5,217	10,433	58.24	03/07/24	—	—	—	—
—	50,072	74.81	03/09/25	—	—	—	—
David A. Heede
—	—	—	—	2,655	249,358	—	—
—	—	—	—	2,190	205,685	—	—
—	—	—	—	1,638	153,841	—	—
—	—	—	—	—	—	2,655	249,358
—	—	—	—	—	—	2,190	205,685
—	—	—	—	—	—	1,638	153,841
1,374	—	45.79	05/18/17	—	—	—	—
7,624	—	57.76	05/15/18	—	—	—	—
Gavin D. Hattersley
—	—	—	—	6,635	623,159	—	—
—	—	—	—	5,667	532,245	—	—
—	—	—	—	6,016	565,023	—	—
—	—	—	—	—	—	11,058	1,038,567
—	—	—	—	—	—	9,444	886,980
—	—	—	—	—	—	10,026	941,642
15,892	7,946	45.22	03/04/23	—	—	—	—
5,739	11,476	58.24	03/07/24	—	—	—	—
—	21,460	74.81	03/09/25	—	—	—	—

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OPTION AWARDS				STOCK AWARDS
Name						Equity Incentive	Equity Incentive Plan Awards:
Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units Number That Have Not Vested (#) (e)	Market Value of Shares or Units That Have Not Vested ($) (f)	Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)
Peter H. Coors
—	—	—	—	1,959	183,989	—	—
—	—	—	—	1,905	178,918	—	—
—	—	—	—	1,670	156,846	—	—
100,728	—	45.79	05/18/17	—	—	—	—
77,520	—	57.76	05/15/18	—	—	—	—
77,520	—	42.02	05/14/19	—	—	—	—
73,395	—	43.13	03/15/20	—	—	—	—
Samuel D. Walker
—	—	—	—	6,635	623,159	—	—
—	—	—	—	2,891	271,523	—	—
—	—	—	—	5,152	483,876	—	—
—	—	—	—	4,011	376,713	—	—
—	—	—	—	—	—	11,058	1,038,567
—	—	—	—	—	—	8,586	806,397
—	—	—	—	—	—	6,684	627,761
18,760	—	42.02	05/14/19	—	—	—	—
16,698	—	43.13	03/15/20	—	—	—	—
41,408	—	44.24	03/04/21	—	—	—	—
24,361	—	42.78	03/12/22	—	—	—	—
15,892	7,946	45.22	03/04/23	—	—	—	—
5,217	10,433	58.24	03/07/24	—	—	—	—
—	14,307	74.81	03/09/25	—	—	—	—
Stewart F. Glendinning
—	—	—	—	7,497	704,118	—	—
—	—	—	—	4,636	435,413	—	—
—	—	—	—	28,000	2,629,760	—	—
—	—	—	—	4,011	376,713	—	—
—	—	—	—	—	—	12,495	1,173,530
—	—	—	—	—	—	7,727	725,720
—	—	—	—	—	—	6,684	627,761
10,166	—	57.76	05/15/18	—	—	—	—
44,574	—	42.02	05/14/19	—	—	—	—
43,303	—	43.13	03/15/20	—	—	—	—
45,549	—	44.24	03/04/21	—	—	—	—
24,361	—	42.78	03/12/22	—	—	—	—
17,958	8,979	45.22	03/04/23	—	—	—	—
4,695	9,390	58.24	03/07/24	—	—	—	—
—	14,307	74.81	03/09/25	—	—	—	—

(a)
This column includes SOSARs and stock options that have vested and have not been exercised. SOSARs and stock options generally vest in equal annual installments over a three year period, subject to acceleration of vesting in the event of a change in control or certain termination events. We have not granted SOSARs to NEOs since 2008.

(b)	This column includes stock options that have not vested.

(c)	This column indicates the stock option and SOSARs strike price.

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(d)	This column indicates the expiration date for stock options and SOSARs which is ten years from the date of grant.

(e)
This column includes unvested RSUs, which generally vest on the third anniversary of the date of grant, based on continuing employment, subject to acceleration in the event of a change in control or certain termination events.

(f)	Market value of RSUs that have not vested is calculated by multiplying the number of unvested RSUs by the closing market price of $93.92 for Class B common stock on December 31, 2015.

(g)
This column represents unvested PSUs which vest at the conclusion of the performance period upon Compensation Committee approval, subject to acceleration in the event of a change in control. Typically, the performance period is three years beginning with the fiscal year in which the award was granted.

(h)
The value of PSUs is calculated by multiplying the number of unvested PSUs by the closing market price of $93.92 for Class B common stock on December 31, 2015. The final payout may be more or less depending on final performance.

1
Mr. Coors received Option Awards in 2007 through 2010 as employee compensation for his service as the Chairman of Coors Brewing Company and Chairman of the Board of Directors of MillerCoors as described in the "Summary Compensation Table" on page 71. Mr. Coors was awarded Stock Awards for his services as director as described in the "Director Compensation" section beginning on page 38.

The "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" column does not appear in the table above as it is reserved for performance based stock options which the Company does not award.

Option Exercises and Stock Vested
The following table sets forth information for each of the Company's NEOs regarding stock options exercised and stock awards vested during fiscal year 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Mark R. Hunter	—	—	7,013	530,674
	—	—	1,240	93,831
David A. Heede	6,800	244,608	—	—
	1,450	57,665	—	—
	9,497	306,302	—	—
	8,991	279,894	—	—
	9,131	275,454	—	—
	—	—	2,659	201,207
	—	—	282	21,339
Gavin D. Hattersley	49,214	2,492,758
	—	—	6,029	422,392
Peter H. Coors[2]	30,000	1,300,260	—	—
	30,000	1,226,223	—	—
	30,000	1,131,204	—	—
	—	—	2,566	188,293
Samuel D. Walker	—	—	3,431	260,379
	—	—	7,013	530,674
	—	—	1,240	93,831
Stewart F. Glendinning	9,500	514,120	—	—
	10,794	477,203	—	—
	—	—	7,013	530,674
	—	—	1,240	93,831

1
For stock awards vested, the values were calculated using the closing market price of the Class B common stock on the date of vesting. For stock options exercised, the value realized is the difference between the market price of the Class B common stock at the time of exercise and the exercise price of the option.

2
The Option Awards exercised in 2015 for Mr. Coors are described in the "Summary Compensation Table" on page 71. The Stock Awards vested in 2015 were for his services as director as described in the "Director Compensation" section beginning on page 38.

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Pension Benefits
The following table sets forth the present value of accumulated benefits payable to each of the NEOs under the tax-qualified and non-qualified retirement plans including their years of service, if applicable. Such amounts are determined using assumptions stated in Note 16 "Employee Retirement Plans and Postretirement Benefits" to the Company's Annual Report.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Mark R. Hunter	U.K. Pension Plan	19	6,085,272	—
David A. Heede	U.K. Pension Plan	24	4,318,388	—
Gavin D. Hattersley	—	—	—	—
Peter H. Coors	—	—	—	—
Samuel D. Walker	—	—	—	—
Stewart F. Glendinning	U.K. Pension Plan	3	662,491	—
U.S. Pension
The Company froze its U.S. qualified defined benefit pension plan in 2008 and the assets and liabilities of the plan were transferred to MillerCoors. During 2009, the Company converted its SERP and excess benefit plan into the Supplemental Thrift Plan. The Supplemental Thrift Plan is described in the following section "Nonqualified Deferred Compensation".
U.K. Pension
Effective April 1, 2009, the Company froze its U.K. defined benefit plan for all employees. For Messrs. Hunter, Heede and Glendinning, the rate of accrual was 1/45th per year of service. Final pensionable pay is defined as a one-year average of basic pay. The benefit is earned on a "straight line approach." Normal retirement age for executive participants is age 60. Messrs. Hunter, Heede and Glendinning ceased accruing additional benefits once the plan was frozen.
The qualified balances for Messrs. Hunter, Heede and Glendinning are displayed in the table above. The present value of accumulated benefits for the U.K. qualified pension plan is shown (through December 31, 2015) using an assumed retirement age of 60, a discount rate of 3.80%, a price inflation rate of 3.10%, and pension increases which are assumed to be 3.00% for pre-April 2006 contributions and 2.45% for post-April 2006 contributions. A GBP to USD exchange rate of 1.4736 as of the Company's fiscal year ended December 31, 2015 was used to convert the pension values, which were £4,129,528 for Mr. Hunter, £2,930,502 for Mr. Heede and £449,573 for Mr. Glendinning.

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Non-Qualified Deferred Compensation
The following table sets forth information for each of the NEOs regarding aggregate executive and Company contributions and aggregate earnings (on the entire account balance) accrued during 2015, as well as year-end account balances under the deferred compensation plans.

Name	Plan	Executive Contributions in Last Fiscal Year-End ($)	Company Contributions in Last Fiscal Year-End[1] ($)	Aggregate Earnings in Last Fiscal Year-End[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mark R. Hunter	Individual EFRBS	—	152,384	17,589	—	1,014,113
David A. Heede	Individual EFRBS	—	92,046	8,856	—	613,151
Gavin D. Hattersley	Supplemental Thrift Plan	—	84,925	(1,774)	—	195,702
Peter H. Coors	Supplemental Thrift Plan	—	134,811	(58,905)	—	904,745
	IDCP	—	—	379,596	—	9,869,488
	Deferred RSUs	—	—	1,683,200	—	7,513,600
Samuel D. Walker	Supplemental Thrift Plan	—	99,924	12,733	—	838,377
Stewart F. Glendinning	DC SERP and Unregistered DC Plan	—	48,504	6,623	—	509,985

1	Company Contributions in the Last Fiscal Year to the Thrift Plans, EFRBS and DC SERP are reflected in the "Summary Compensation Table" in the "All Other Compensation" column.

2	Aggregate Earnings in the Last Fiscal Year are reflected in the "Summary Compensation Table" in the "Change in Pension Value of Non-Qualified Deferred Compensation Earnings" column.
The Supplemental Thrift Plan for U.S. Participants
The Supplemental Thrift Plan makes employees whole when Section 401(k) of the Code limits the Company contributions that otherwise would be credited to them under the Thrift Plan. In 2015, Company contributions to the Thrift Plan could only be made on income up to $265,000. The Company makes up for amounts that cannot be credited under the Thrift Plan by crediting the employee with the Company contributions in the Supplemental Thrift Plan. Participants are immediately vested in their Supplemental Thrift Plan benefit. Employees are not permitted to make contributions to the Supplemental Thrift Plan and may not withdraw funds until they separate from the Company. Upon separation from the Company, plan balances are paid in a lump sum cash payment.

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Additional Deferred Compensation Plans
Messrs. Hunter and Heede's individual EFRBS is a defined contribution individual EFRBS and is designed to address the GBP 1,250,000 limit on pension account balances under U.K. tax law. The Company makes up for amounts that cannot be credited in a tax favorable way under the Company's tax approved U.K. Pension Plan through notional contributions to the individual EFRBS. Messrs. Hunter and Heede may not make contributions to the plan, are fully vested in this plan, and will receive benefits in the form of a lump sum payment upon retirement from the Company, as defined under each individual EFRBS agreement. The EFRBS is an unfunded arrangement whereby earnings mirror those of the Company's tax approved U.K. pension arrangement. Messrs. Hunter and Heede are free to direct the notional investment of the notional fund in-line with the options available under the Company's tax approved U.K. pension arrangement. The benefit, when paid, will be subject to U.K. Income Tax and may be subject to U.K. National Insurance Contributions.
Mr. Coors' IDCP is an agreement entered into between Mr. Coors and the Company in 2009 to replace his previous non-qualified Molson Coors Brewing Company Excess Benefit Plan and Salary Continuation Plan. The IDCP is an unfunded, non-qualified deferred compensation plan, which had an initial notional balance of $7,500,000 as of January 1, 2009, and which accumulates interest at a rate of 4% per annum (as represented by the "Aggregate Earnings in Last Fiscal Year" column). Upon separation from the Company, the plan balance is paid in a lump sum cash payment.

Mr. Coors’ deferred RSUs were awarded to him under the Incentive Plan in 2005 and vested 20% ratably over the ensuing 5 years. Upon vesting, the shares, and any earned dividends, are deferred until Mr. Coors separates from the Company. The "Aggregate Earnings in the Last Fiscal Year" column represents the increase in value of deferred dividend payments plus the number of deferred shares times the change in Company stock price from December 23, 2014 ($74.52) to December 31, 2015 ($93.92). The "Aggregate Balance at Last Fiscal Year-End" column represents the number of deferred shares times the value of our Class B common stock as of December 31, 2015.
Mr. Glendinning's DC SERP and unregistered defined contribution plan (collectively, the retirement plans) compliment his registered defined contribution retirement plan which is provided to all Molson Coors Canada salaried employees. Notional allocations are made each month to an individual account maintained by the Company. Mr. Glendinning may not make contributions to the plan, he is fully vested in this plan and will receive benefits in the form of a lump sum payment within 60 days of his separation from the Company, other than separation for cause. The notional allocation is reduced by any contributions the Company makes to the retirement plans. The DC SERP is an unfunded arrangement whereby earnings mirror those of Mr. Glendinning's retirement plans.

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Of the amounts in the "Aggregate Balance at Last Fiscal Year-End" column of the "Non-Qualified Deferred Compensation" table, the following amounts were also included in the "Total" column of the "Summary Compensation Table" for 2015, 2014 and 2013:

Name	Plan	Reported for 2015 ($)	Previously Reported for 2014 ($)	Previously Reported for 2013 ($)	Total ($)
Mark R. Hunter	Individual EFRBS	169,973	190,289	167,858	528,120
David A. Heede[1]	Individual EFRBS	100,902	n/a	n/a	100,902
Gavin D. Hattersley	Supplemental Thrift Plan	83,150	63,996	48,555	195,701
Peter H. Coors	Supplemental Thrift Plan	75,906	162,623	134,059	372,588
	IDCP	379,596	364,996	350,958	1,095,550
	Deferred RSUs	1,683,200	1,588,000	1,177,600	4,448,800
Samuel D. Walker	Supplemental Thrift Plan	112,657	124,363	182,017	419,037
Stewart F. Glendinning[2]	Supplemental Thrift Plan, Unregistered DC Plan, and DC SERP	55,127	83,394	n/a	138,521

1	Mr. Heede was not an NEO in 2014 or 2013 and therefore values are not provided.

2	Mr. Glendinning was not an NEO in 2013 and therefore values are not provided.

Potential Payments Upon Termination or Change in Control
The following table reflects the incremental amount of compensation payable to each of the NEOs in the event of various termination scenarios or a change in control of the Company. The amounts shown assume that such termination was effective as of December 31, 2015, and the value of the Class B common stock was the December 31, 2015 closing market price of $93.92. The amounts do not include benefits earned or vested on or before December 31, 2015, or benefits provided under insurance or regular programs generally available to salaried employees.
Voluntary Separation or Retirement

Name	Severance Payments ($)	Benefits and Perquisites ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of RSUs/PSUs ($)	Pension Enhancements ($)
Mark R. Hunter	—	—	—	—	—
David A. Heede	—	—	—	—	—
Gavin D. Hattersley	—	—	—	—	—
Peter H. Coors	—	—	—	—	—
Samuel D. Walker	—	—	1,032,626	2,802,948	—
Stewart F. Glendinning	—	—	—	—	—
Mr. Walker is retirement eligible for purposes of the Incentive Plan and entitled to accelerated vesting of all of his stock options and a pro-rata portion of his PSUs and RSUs. The amounts in the table reflect the: (i) intrinsic value of the acceleration of vesting of stock options (the difference between the exercise price and $93.92, the closing price of the Class B common stock on December 31, 2015); and (ii) the value of

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the applicable vesting PSUs and RSUs are calculated using the closing price of the Class B common stock on December 31, 2015 was $93.92. PSUs are still subject to the Company meeting the applicable performance requirements. The table assumes performance at target. Messrs. Hunter, Heede and Glendinning are not retirement eligible and would receive no additional payments. Mr. Coors does not receive equity grants from the Company as part of his employment, however he does receive equity grants as part of his director compensation, as described in further detail in the "Director Compensation" section beginning on page 38.
Involuntary Termination Without Cause

Name	Severance Payments ($)	Benefits and Perquisites ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of RSUs/PUs/PSUs ($)	Pension Enhancements ($)
Mark R. Hunter	1,000,000	14,819	—	—	—
David A. Heede	332,297	7,769	—	—	—
Gavin D. Hattersley[1]	—	—	—	—	—
Peter H. Coors	5,210,160	637,500	—	—	—
Samuel D. Walker	530,000	—	—	—	—
Stewart F. Glendinning	427,004	65,052	—	—	—

1	Mr. Hattersley became the Chief Executive Officer of MillerCoors on September 8, 2015 and therefore at December 31, 2015 was no longer eligible for these benefits.

The amounts for Messrs. Hunter, Heede, Coors and Glendinning are pursuant to the terms of their respective employment agreements. For Mr. Walker, the amounts reflect the terms of the Company's Severance Pay Plan.

Termination for Cause
No amounts are paid if the NEO is terminated for cause.
Disability/Death

Name	Severance Payments ($)	Benefits and Perquisites ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of RSUs/PSUs ($)	Pension Enhancements ($)
Mark R. Hunter	—	—	—	3,334,536	—
David A. Heede	—	—	—	807,994	—
Gavin D. Hattersley	—	—	—	2,593,789	—
Peter H. Coors	—	—	—	—	—
Samuel D. Walker	—	—	—	2,802,948	—
Stewart F. Glendinning	—	—	—	4,241,333	—
The amounts in the table reflect the pro-rata value of RSUs and PSUs. PSUs are still subject to the Company meeting the applicable performance requirement. The table assumes performance at target. Mr. Coors does not receive equity grants from the Company as part of his employment, however he does receive equity grants as part of his director compensation as described in the "Director Compensation" section beginning on page 38.
As previously mentioned, Mr. Hattersley became Chief Executive Officer of MillerCoors on September 8, 2015, and was therefore no longer eligible for these benefits as of December 31, 2015, however given he

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is now employed by our U.S. Segment, he retains accelerated vesting of all of his stock options and a pro-rata portion of his PSUs and RSUs.
Change in Control

Name	Severance Payments ($)	Benefits and Perquisites ($)	Acceleration of Vesting of Stock Options ($)	Acceleration of Vesting of RSUs/PUs/PSUs ($)	Pension Enhancements ($)	Excise Tax Gross-ups ($)
Mark R. Hunter	7,050,000	47,228	1,716,096	7,275,738	—	n/a
David A. Heede[1]	332,297	7,769	—	1,339,543	—	n/a
Gavin D. Hattersley[2]	—	—	—	—	—	n/a
Peter H. Coors	—	—	—	—	—	n/a
Samuel D. Walker	3,373,382	54,828	1,032,626	4,722,542	—	n/a
Stewart F. Glendinning	2,241,772	51,223	1,045,719	7,178,418	—	n/a

1
Mr. Heede is not eligible for benefits under the CIC Program. Per the Company's Severance Pay Plan for senior level executives, he would receive continuation of pay equal to 12 months' of salary including insured benefits and perquisites through the severance period.

2	Mr. Hattersley became the Chief Executive Officer of MillerCoors on September 8, 2015 and therefore was no longer eligible for these benefits as of December 31, 2015.
The amounts in the table above, under Severance Payments and Benefits and Perquisites, reflect the payments under the CIC Program. The amounts in the table reflect the: (i) intrinsic value of the acceleration of vesting of stock options (the difference between the exercise price and $93.92, the closing price of the Class B common stock on December 31, 2015); and (ii) the value of PSUs and RSUs using $93.92 the closing price of the Class B common stock on December 31, 2015. The value of the PSUs is calculated assuming performance at 120% of target.
Change in Control Program
The CIC Program provides benefits to participants in the event that their employment is terminated within a specified period following a change in control of the Company. In the event of termination due to a change in control the benefits for participants under the CIC Program are:

•	A lump sum payment of the sum of salary and target annual bonus times the applicable multiplier (3x for the NEOs);

•	A pro-rata annual bonus at target covering the performance year in which the employee is terminated due to a change in control;

•
For executives participating in a U.S. health plan, the ability to continue health coverage under the COBRA, for a period of 18 months, at the same cost sharing level as active employees. For non-U.S. executives, continued Company provided health coverage for a period of 12 months;

•	Up to 12 months of outplacement services;

•
Accelerated vesting of stock options, restricted stock, RSUs, and other stock based awards, including PSUs at 120% of target, with stock options remaining exercisable until the earlier of one year after termination of employment or the expiration of the term of the stock option; and

•
For Mr. Walker, in the event that the payment under the CIC Program results in an imposition of an excise tax under Section 4999 of the Code, the Company has agreed to reimburse the executive for the cost of the additional tax, plus any necessary tax gross-up.

•
Messrs. Glendinning and Heede were not subject to IRS regulations as their primary residences in 2015 were in Canada and the U.K., respectively. Mr. Hunter forfeited his right to receive an excise tax gross-up under the Company's CIC Program upon becoming President and CEO on January 1, 2015. Mr. Coors does not participate in the CIC Program.

Under the CIC Program, "cause" will arise in the event of conviction of certain crimes, commission of certain illegal acts or breaches of the code of conduct or willful failure to perform duties. "Good reason"

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for a participant will arise following a change in control if the Company fails to pay the participant as promised, materially reduces or modifies the participant's position, responsibilities or authority or requires relocation outside a 50 mile radius of the participant's location of employment.
For purposes of the CIC Program, a change in control will occur if:

i.
an individual or group acquires voting stock of the Company sufficient to have more voting power than the Voting Trust established under the Class A Common Stock Voting Trust Agreement, as further described below;

ii.	Molson/Coors family nominees cease to constitute at least 50% of a majority of the Board elected by the voting securities held by the Class A Common Stock Voting Trust; or

iii.	a merger or other business combination occurs, unless following such merger or combination:
(a) the Class A Common Stock Voting Trust continues to hold voting securities entitled to elect a majority of the Board; and
(b) at least 50% of a majority of the Board is Molson/Coors family nominees.
The holders of Class A Common Stock are entitled to one vote for each share held. The Coors Trust, Pentland and 4280661 Canada Inc. (Pentland's subsidiary) are parties to voting trust agreements combining their voting power over the Class A Common Stock and Class A Exchangeable Shares they own, which is referred to as the "Class A Common Stock Voting Trust Agreement". The shares subject to the Class A Common Stock Voting Trust Agreement, together with any other shares deposited into the trust, are voted as a block by the trustees in the manner described in the Class A Common Stock Voting Trust Agreement.
The CIC Program supersedes change in control provisions in individual employment agreements. As a condition of accepting participation in the CIC Program, eligible employees are required to enter into confidentiality and non-compete agreements in favor of the Company. The non-compete provisions of the CIC Program protect the Company whether or not a change in control occurs.

Material Terms of Employment Agreements and Letters
The Company has employment agreements or letters in place with Messrs. Hunter, Heede, Coors and Glendinning.
Hunter Employment Agreement
Mr. Hunter entered into a new employment agreement upon his appointment as President and CEO of the Company effective January 1, 2015. Pursuant to this agreement, Mr. Hunter will receive: (i) an annual base salary of $1 million; (ii) eligibility to earn an annual bonus targeted at 135% of base salary; (iii) annual long term equity incentive awards targeted at a grant date fair value of $3.5 million (future compensation and targets pertaining to items (i), (ii), and (iii) are subject to review by the Board of Directors on an annual basis); (iv) one-time relocation assistance to move to the Company's Denver, Colorado Principal Executive Office; and (v) continued Company contributions to his U.K. based pension plan for a period of five years in lieu of contributions to the Company's U.S. benefit plan. Mr. Hunter will also be eligible to continue to participate in the Company's benefit plans, including the Severance Pay Plan and CIC Program. The Company will no longer provide the excise tax gross-up benefit to Mr. Hunter under the CIC Program following his appointment as President and CEO to the Company.

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Heede Director's Service Agreement
Mr. Heede's Director's Service Agreement took effect on March 17, 2008. The agreement provides that, in the event of involuntary termination by the Company other than for cause, the Company is required to give Mr. Heede 12 months' notice, or pay and benefits in lieu of notice. This mirrors the Company's Severance Pay Plan for senior level executives.
Coors Employment Agreement
We entered into the current employment agreement with Mr. Coors that took effect on January 1, 2009, which was amended on December 10, 2013. Mr. Coors receives an annual base salary of $850,000, which has remained unchanged since 2008. Mr. Coors has a target bonus percentage that was set at a minimum of 80% of his annual base salary. Mr. Coors' annual base salary and target bonus percentage is reviewed by the Board of Directors on an annual basis.
The agreement further provides that if Mr. Coors’ employment terminates for good reason or involuntarily without cause, Mr. Coors will receive:

(a)	the remaining year’s base salary for the year in which the termination occurs;

(b)	an amount equal to the MCIP bonus he would have received for the year in which termination occurs based on actual achievement of the MCIP performance goals;

(c)	an amount equal to three times the sum of Mr. Coors base salary and the average of the MCIP bonus amounts actually paid to Mr. Coors for the last three years; and

(d)	three times 25% of Mr. Coors annual base salary as compensation for terminated benefits and perquisites.
In addition, all unvested equity awards under the Incentive Plan other than performance awards will immediately vest upon involuntary termination, and PSUs granted after January 1, 2014, will vest pro rata based on actual achievement of the performance goals.
In conjunction with entering into the employment agreement, Mr. Coors also entered into a confidentiality and non-competition agreement in favor of the Company that applies during the term of his employment and for 12 months thereafter.
Mr. Coors is also covered by a deferred compensation agreement described in more detail in the narrative to the "Non-Qualified Deferred Compensation" section starting on page 83.
Glendinning Employment Letter
Mr. Glendinning's employment letter as President and Chief Executive Officer, Molson Coors Canada took effect on February 1, 2013. The letter provides that, in the event of involuntary termination by the Company other than for cause, the Company is required to give Mr. Glendinning 12 months' notice, or pay and benefits in lieu of notice. This mirrors the Company's Severance Pay Plan for senior level executives.

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Proposal No. 3 - Ratify Appointment of Independent Public Accounting Firm

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PROPOSAL NO. 3 — RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What am I voting on?
Class A Holders are being asked to ratify the appointment of PwC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.
Voting Recommendation:
The Board recommends a vote FOR the ratification of PwC as the Company's independent registered public accounting firm.
The Board is asking Class A Holders to ratify the Audit Committee's appointment of PwC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. PwC was our independent registered public accounting firm for the fiscal year ended December 31, 2015, and is considered by management to be well qualified.
Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and may make a statement if they so desire.

Fees
The following table sets forth the aggregate fees billed by PwC for professional services rendered to Molson Coors related to fiscal years 2015 and 2014. Certain fees related to the 2015 fiscal year reflect estimates, however, we do not anticipate final billings to differ significantly from amounts presented below.

	Fiscal Year
	2015	2014
	(In thousands $)
Audit Fees(1)	3,634	4,119
Audit-Related Fees(2)	295	162
Tax Fees(3)	101	77
All Other Fees(4)	4	345
Total Fees(5)	4,034	4,703

1
Aggregate fees for professional services rendered by PwC in connection with its audit of our consolidated financial statements and our internal control over financial reporting for the fiscal years 2015 and 2014 included in Form 10-K and the quarterly reviews of our financial statements included in Forms 10-Q.

2
Includes amounts related to pension plan audits, royalty audits, recycling audits and donation fund audits performed in Canada for fiscal years 2015 and 2014, as well as fees related to correspondence with the SEC in 2015 and 2014.

3	Fees consist of U.K. tax compliance work and other tax services performed for fiscal years 2015 and 2014.

4
Fees incurred for assistance provided on business process improvements in Canada in 2014, as well as special tax, accounting and compensation projects and for subscriptions provided by PwC in 2015 and 2014.

5	Fees were translated using the USD exchange rates prevailing when the fees were incurred and billed.

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Proposal No. 3 - Ratify Appointment of Independent Public Accounting Firm

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Pre-Approval Policy Regarding Independent Registered Public Accounting Firm Services
The Audit Committee pre-approves all audit, non-audit and internal control-related services provided by PwC prior to the engagement of PwC with respect to such services. The Audit Chairman has been delegated authority by the Audit Committee to pre-approve interim services by PwC other than the annual audit. The Audit Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. In 2015 and 2014, the Audit Committee (or the Audit Chairman pursuant to the authority delegated) pre-approved all of the services performed by PwC.
If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment.

The Board recommends a vote FOR the proposal ratifying the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2016, and executed proxies that are returned will be so voted unless otherwise instructed.

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Audit Committee Report

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AUDIT COMMITTEE REPORT
The role of the Audit Committee is to prepare this report and to represent and assist the Board in its oversight of: (1) the integrity of the Company's financial reporting process and the its financial statements; (2) the Company's compliance with legal and regulatory requirements, and its ethics and compliance program, including the Code of Business Conduct; (3) the Company's systems of internal control over financial reporting and disclosure controls and procedures; (4) the Company's internal audit function; and (5) the qualifications, engagement, compensation and performance of the independent registered public accounting firm, its conduct of the annual audit and its engagement for any lawful purpose.
The Audit Committee operates pursuant to a written charter which it annually reviews. The Audit Committee also oversees the Company's policies and procedures with respect to risk assessment and risk management. As set forth in the Audit Committee's charter, management is responsible for the preparation, presentation and integrity of Molson Coors' financial statements and the effectiveness of internal control over financial reporting. Management is responsible for maintaining Molson Coors' accounting and financial reporting principles and internal controls and procedures reasonably designed to assure compliance with accounting standards and applicable laws and regulations. Molson Coors has a full-time Internal Audit Department that reports regularly to the Audit Committee. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Molson Coors' internal controls relating, for example, to the reliability and integrity of Molson Coors' financial information and the safeguarding of assets. PwC, the Company's independent registered public accounting firm, is responsible for auditing Molson Coors' financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the U.S.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed under the rules adopted by the PCAOB. Finally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee on independence. The Audit Committee has also discussed with PwC its independence. The Audit Committee has ultimate authority and responsibility to select, evaluate, and, when appropriate, replace the Company's independent registered public accounting firm. The non-audit services performed by PwC were pre-approved by the Audit Committee and were also considered in the discussions of independence.
Audit Committee members are not employees of Molson Coors and do not perform the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee rely on the information provided to them by management and PwC. Accordingly, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Molson Coors' financial statements has been carried out in accordance with standards of the PCAOB that the financial statements are presented in accordance with accounting principles generally accepted in the U.S. or that PwC is in fact "independent."
Based upon the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2015, as filed with the SEC on February 11, 2016. The Audit Committee also appointed PwC as the independent registered public accounting firm for Molson Coors for the fiscal year ending December 31, 2016, subject to ratification by the Company's stockholders.

SUBMITTED BY THE AUDIT COMMITTEE
Roger G. Eaton (Chairman)	Charles M. Herington	Franklin W. Hobbs	Iain J.G. Napier

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BENEFICIAL OWNERSHIP
The following table contains information about the beneficial ownership of our capital stock as of March 25, 2016 (unless otherwise noted), for each of our current directors and nominees, each of our NEOs, all current directors and executive officers as a group and each stockholder known by us to own beneficially more than 5% of any class of our voting common stock and/or exchangeable shares. Unless otherwise indicated, and subject to any interests of the holder's spouse, the person or persons named in the table have sole voting and investment power, based on information furnished by such holders. Shares of common stock subject to RSUs, stock options or other rights currently exercisable or exercisable and vesting within 60 days following March 25, 2016, are deemed outstanding for computing the share ownership and percentage of the person holding such RSUs, stock options or rights, but are not deemed outstanding for computing the percentage of any other person. All share numbers and ownership percentage calculations below assume that all Class A exchangeable shares and Class B exchangeable shares have been converted on a one-for-one basis into corresponding shares of Class A common stock and Class B common stock, respectively.

Name of Beneficial Owner	Number of Class A Shares		Percent of class (%) (1)	Number of Class B Shares	(2)	Percent of class (%) (1)
5% Stockholders:
Adolph Coors Company LLC	5,044,534	(3)(4)	92.54%	21,522,798	(4)	10.29%
Adolph Coors Jr. Trust	5,044,534	(3)(4)	92.54%	5,830,000	(4)	2.79%
Pentland Securities (1981) Inc.	5,044,534	(3)	92.54%	3,449,600	(5)	1.65%
4280661 Canada Inc.	5,044,534	(3)	92.54%	—
The Vanguard Group	—		—	12,841,937	(6)	6.14%
JPMorgan Chase & Co.	—		—	10,535,486	(7)	5.04%
Directors:
Peter H. Coors	2,000	(8)	*	992,898	(8)	*
Peter J. Coors	—		—	3,116	(9)	*
Roger G. Eaton	—		—	8,710	(10)	*
Mary Lynn Ferguson-McHugh	—		—	—		—
Brian D. Goldner	—		—	15,864	(11)	*
Charles M. Herington	—		—	18,505	(12)	*
Franklin W. Hobbs	—		—	46,847	(13)	*
Mark R. Hunter	—		—	164,328	(14)	*
Andrew T. Molson	100	(15)	*	3,455,006	(15)	1.65%
Geoffrey E. Molson	1,632	(16)	*	11,968	(16)	*
Iain J.G. Napier	—		—	12,930	(17)	*
H. Sanford Riley	—		—	45,568	(18)	*
Douglas D. Tough	—		—	3,259		*
Louis Vachon	—		—	7,944	(19)	*
Management:
David A. Heede	—		—	19,460	(20)	*
Gavin D. Hattersley	—		—	54,952	(21)	*
Stewart F. Glendinning	—		—	284,337	(22)	*
Samuel D. Walker	—		—	79,615	(23)	*
All directors and executive officers as a group (21 persons)	3,732	(24)	*	5,428,172	(24)	2.58%
* Denotes less than 1%

(1)
Except as set forth above and based solely upon reports of beneficial ownership required to be filed with the SEC pursuant to Rule 13d-1 under the Exchange Act, we do not believe that any other person beneficially owned, as of March 25, 2016, greater than 5% of our outstanding Class A common stock or Class B common stock. Ownership percentage calculations are based on 5,451,285 shares of Class A common stock (which

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assumes the conversion on a one-to-one basis of 2,888,691 Class A exchangeable shares) and 209,229,777 shares of Class B common stock (which assumes the conversion on a one-to-one basis of 15,438,961 shares of Class B exchangeable shares), in each case, outstanding as of March 25, 2016.

(2)
Includes unvested RSUs held by retirement-eligible executives (Mr. Peter H. Coors), DSUs held by directors and shares underlying outstanding options/stock appreciation rights currently exercisable or exercisable within 60 days following March 25, 2016 (Current Options), where applicable.

(3)
Shares of Class A common stock (or shares directly exchangeable for Class A common stock) include beneficial ownership of 1,857,476 shares owned by Pentland Securities (1981) Inc. (Pentland), 667,058 shares owned by 4280661 Canada Inc. (Subco), and 2,520,000 shares owned by Adolph Coors Company LLC (ACC), as Trustee of the Coors Trust, due to shared voting power resulting from a Voting Agreement, dated February 2, 2005, among Pentland, Subco and the Coors Trust. Pursuant to the Voting Agreement, the parties agreed that the shares of Class A common stock (and shares directly exchangeable for Class A common stock) are to be voted in accordance with the voting provisions of certain Voting Trust Agreements among the parties and certain trustees. Pentland is the sole owner of Subco. The address for each of the Coors Trust and ACC is 2120 Carey Avenue, Suite 412, Cheyenne, Wyoming 82001. The address for each of Pentland and Subco is 335 8th Avenue S.W., Suite 700, Calgary, Alberta, Canada T2P 1C9.

(4)
This information is derived exclusively from the Schedule 13D/A filed by ACC and the Coors Trust with the SEC on February 24, 2016. Shares of Class B common stock beneficially owned by ACC includes 350,000 shares directly owned by ACC, 5,830,000 shares directly held by the Coors Trust and 15,342,798 shares beneficially owned by ACC and as Trustee of other Coors Family Trusts (as defined below), all of which are included in the Class B shares beneficially owned by ACC. ACC is a Wyoming limited liability company which serves as trustee for the Coors Trust, the Augusta Coors Collbran Trust, the Bertha Coors Munroe Trust B, the Grover C. Coors Trust, the Herman F. Coors Trust, the Louise Coors Porter Trust and the May Kistler Coors Trust (collectively, the Coors Family Trusts). The members of ACC are the various Coors Family Trusts. The Board of Directors of ACC consists of 16 members who are various members of the Coors family, including Peter H. Coors and Peter J. Coors. Pursuant to the Operating Agreement of ACC, subject to limited exceptions, sole investment power with respect to each trust is delegated to a trust committee consisting of three to five members of the ACC Board of Directors (each, a Trust Committee). Each member of ACC's Board of Directors disclaims beneficial ownership of the shares owned by ACC on behalf of the respective Coors Family Trusts except to the extent of his or her pecuniary interest in each trust.

(5)
Consists of 3,449,600 Class B common stock (or shares exchangeable for Class B common stock) directly owned by Pentland, of which: (i) 321,000 shares of Class B exchangeable shares are pledged as collateral under an OTC forward contract with an unaffiliated third party buyer as part of a monetization transaction due to settle on December 6, 2019; and (ii) 600,000 Class B exchangeable shares are pledged as collateral with an unaffiliated third party as part of a non-revolving loan dated August 12, 2013 in the aggregate principal amount of CDN $25.0 million from a Canadian chartered bank.

(6)
This information is derived solely from the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016 reporting on the beneficial ownership as of December 31, 2015. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)
This information is derived solely from the Schedule 13G filed by JPMorgan Chase & Co. with the SEC on February 2, 2016 reporting on the beneficial ownership as of December 31, 2015. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(8)
Beneficial ownership for Mr. Coors does not include 2,520,000 Class A shares held indirectly by ACC as trustee for the Coors Trust, nor any shares of Class B common stock held by ACC for itself or on behalf of the Coors Family Trusts. Mr. Coors disclaims beneficial ownership of all shares of Class A common stock and Class B common stock held by ACC except to the extent of his pecuniary interest therein. If Mr. Coors were to be attributed beneficial ownership of the shares of Class A common stock held by ACC, he would beneficially own 46.26% of the Class A common stock, subject to the Voting Agreement. His shares of Class B common stock represent: (i) 243,900 shares held directly by Mr. Coors; (ii) 1,064 shares held by his wife, Marilyn E. Coors; (iii) 262,011 Current Options; (iv) 5,534 unvested RSUs; and (v) 480,389 shares held indirectly by Mr. Coors and Marilyn E. Coors, as trustees of various Peter H. Coors Grantor Retained Annuity Trusts.

(9)	Includes 550 shares of Class B common stock held by Mr. Coors as custodian for his children.

(10)	Includes 6,109 DSUs.

(11)	Includes 3,092 DSUs.

(12)	Includes 15,497 DSUs.

(13)	Includes 17,663 DSUs.

(14)	Includes 128,462 Current Options.

(15)
Represents 2,220 shares of Class B common stock held directly by Mr. Molson, 186 shares of Class B exchangeable shares held directly by Mr. Molson, 3,000 shares of Class B common stock held indirectly by Molbros AT Inc., 3,449,600 shares of Class B common stock (or shares exchangeable for Class B common stock) owned by Pentland. Mr. Molson is the President of Pentland and shares dispositive power of the Class B common stock beneficially owned by Pentland. The Class B common stock beneficially owned by Pentland are included in Mr. Molson's beneficial ownership as a result of arrangements under the Amended and Restated Stockholders Agreement dated February 9, 2005 between Lincolnshire Holdings Limited, Nooya Investments Limited, Pentland, Eric Molson and Stephen Molson with respect to the securities held by and governance of Pentland.

(16)
Mr. Molson's Class A holdings represents 1,260 shares of Class A common stock held directly and 372 shares of Class A common stock indirectly held in a retirement savings plan. His shares of Class B common stock include 1,890 shares (or shares directly exchangeable for Class B common stock) indirectly held in a retirement savings plan.

(17)	Includes 3,787 DSUs.

(18)	Includes 16,560 shares directly exchangeable for Class B common stock and 15,668 DSUs.

(19)	Includes 6,387 DSUs.

(20)	Includes 8,998 Current Options.

(21)	Includes 42,469 Current Options.

(22)	Includes 209,049 Current Options.

(23)	Includes 58,606 Current Options.

(24)
The group's beneficial ownership of Class B common stock includes 5,534 unvested RSUs for Mr. Coors, 68,653 DSUs, 887,439 Current Options and 3,466,570 Class B exchangeable shares as described in the footnotes above. See footnotes above concerning the beneficial ownership of the Class A common stock.

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Section 16(a) Beneficial Ownership Reporting Compliance and Other Business

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Molson Coors' executive officers, directors and more than 10% stockholders are required under Section 16(a) of the Exchange Act to file with the SEC reports of ownership and changes in ownership in their holdings of Company stock. Copies of these reports also must be furnished to the Company.
Based on an examination of these reports and on written representations provided to the Company, all such reports were timely filed during 2015.
OTHER BUSINESS
As of the date of this Proxy Statement, the Company received no proposal, nomination for directors or other business submitted in accordance with its Bylaws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

By order of the Board, Molson Coors Brewing Company

E. Lee Reichert Deputy General Counsel and Secretary
April 15, 2016

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